As filed with the Securities and Exchange Commission on June 30, 2006

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEOPETRO RESOURCES COMPANY

(Exact Name of Registrant as specified in its Charter)

California	1311	94-3214487
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

One Maritime Plaza, Suite 700
San Francisco, CA  94111
(415) 398-8186
(415) 398-9227-Fax

(Address Including Zip Code and Telephone Number Including Area Code
of Registrant’s Principal Executive Offices)

Stuart J. Doshi
President
GeoPetro Resources Company
One Maritime Plaza, Suite 700
San Francisco, CA 94111
(415) 398-8186

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam P.Siegman	Dana T. Ackerly II
Greene Radovsky Maloney Share & Hennigh LLP	Covington & Burling
Four Embarcadero Center, Suite 4000	1201 Pennsylvania Avenue, NW
San Francisco, CA 94111	Washington, DC 20004-2401
Tel: (415) 981-1400	Tel: (202) 662-5296
Fax: (415) 777-4961	Fax: (202) 662-6291

Approximate date of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value per share	35,384,240	$3.50	$123,844,840	$13,252

(1)             Includes (i) 1,890,710 shares of common stock issuable upon conversion of Series AA Preferred Stock, (ii) 2,119,522 shares of common stock issuable upon exercise of warrants, (iii) 4,025,250 shares of common stock issuable upon exercise of options and (iv) 27,348,758 outstanding shares of common stock.

(2)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Registrant’s common stock, as reported on The Toronto Stock Exchange on June 28, 2006, in U.S. dollars.

The Registrant hereby amends this Registrant Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in  accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated June 30, 2006.

PROSPECTUS

GEOPETRO RESOURCES COMPANY

35,384,240 shares of Common Stock

(No Par Value)

The Offering:

This offering relates to the possible sale, from time to time, by the shareholders listed on page 69 of this prospectus, the “selling shareholders,” of up to 35,384,240 shares of common stock of GeoPetro Resources Company. The shares of our common stock and securities which are convertible into or exercisable for shares of our common stock which are being offered by this prospectus were issued to the selling shareholders pursuant to financing transactions. We will not receive any proceeds from sales by selling shareholders. The selling shareholders may sell all or a portion of their shares covered by this prospectus through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will bear all costs associated with this registration.

Proposed Trading Symbol:	We intend to apply for quotation on The NASDAQ National Market or the American Stock Exchange under the symbol “ .”
Current Trading Market:

Our common stock is listed on the Toronto Stock Exchange under the symbol “GEP.s”. Our common stock has not been previously registered with the U.S. Securities and Exchange Commission (“SEC”) and those shares of our common stock which trade on the Toronto Stock Exchange may not presently be purchased by United States persons or persons in the United States pursuant to SEC Regulation S. Our common stock may also trade in the United States over-the-counter market in the Pink Sheets under the symbol “GPRC”. On June 28, 2006, the last reported sale prices for our common stock on The Toronto Stock Exchange and in the U.S. on the Pink Sheets were $3.50 and $3.65, respectively.

Investing in our common stock involves a high degree of risk. See “Risk Factors” Beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

GeoPetro is bearing all the expenses of registering these shares. The expenses are estimated at $             .

The date of this prospectus is           , 2006

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	5
Cautionary Note Regarding Forward Looking Statements	16
Use of Proceeds	16
Dilution	16
Market Price of Common Stock	17
Dividends	17
Selected Consolidated Financial Data	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations	20
Business	34
Properties	40
Legal Proceedings	55
Management	57
Executive Compensation	62
Security Ownership of Certain Beneficial Owners and Management	66
Selling Shareholders	69
Plan of Distribution	71
Certain Relationships and Related Party Transactions	73
Material Income Tax Consequences	74
Description of Securities	79
Legal Matters	82
Experts	82
Where You Can Find More Information	82
Index to Financial Statements	F-1
Appendix A—Glossary of Natural Gas and Oil Terms	A-1

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise specified or the context otherwise requires, all dollar amounts in this prospectus are expressed in U.S. dollars. Canadian dollars, when used, are expressed with the symbol “CDN$”. Unless otherwise specified, where dollars are shown on a converted basis, the conversion is based upon an exchange ratio of CDN$1.00=$0.8897, the exchange rate in effect on June 28, 2006, except for dollars set forth in or derived from the financial statements, where the exchange rate is derived as of the date of the financial statements.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock, which we discuss under “Risk Factors” and our consolidated financial statements and related notes. Unless otherwise indicated or required by the context, “we,” “us,” and “our” refer to GeoPetro Resources Company and its subsidiaries and predecessors. All financial data included in this prospectus has been prepared in accordance with generally accepted accounting principles in the United States. We have provided definitions for some of the natural gas and oil industry terms used in this prospectus in the “Glossary of Natural Gas and Oil Terms” on page A-1 of this prospectus. All dollar amounts appearing in this prospectus are stated in U.S. dollars unless specifically noted in Canadian dollars (“CDN$”).

GEOPETRO RESOURCES COMPANY

Offices:	Our principal executive offices are located at One Maritime Plaza, Suite 700, San Francisco, CA 94111. Our telephone number is (415) 398-8186.
Our Business:

We are an oil and gas company originally incorporated in the State of Wyoming in August 1994 but incorporated in California since June 1996. Our business is the exploration and the development of oil and natural gas reserves on a worldwide basis. We currently have projects in the United States, Canada, Indonesia and Australia. The projects encompass approximately 1.56 million gross (645,115 net) acres consisting of mineral leases, production sharing contracts and exploration permits that give us the right to explore for, develop and produce crude oil and natural gas. We have developed a proven cash-flow generating property in our Madisonville Project in Texas which we operate. Elsewhere, we have assembled a geographically diversified portfolio of exploratory and appraisal prospects which we believe have the potential for oil and natural gas reserves.

Corporate Strategy:	Our strategy is to maximize shareholder value through the development of oil and natural gas prospects. To carry out this philosophy we employ the following business strategies:
•

Identify and pursue projects which individually have the potential to be “company makers” which we define as projects which could generate a minimum unrisked net present value of $50 million net to our interest using a 10% discount factor;

	•	perform geological, engineering and geophysical evaluations;
	•	gain control of key acreage;
	•	generate high quality drillable exploration and development prospects;
	•	retain a large working interest in those projects which involve low risk development, exploitation or appraisal of proven, probable and possible reserves; and
•

minimize early investment and exploration risk in higher risk exploratory prospects through farmouts to other oil and natural gas companies and maintain meaningful interests with a “carry” through the exploration phase.

Management:

Stuart J. Doshi, David V. Creel and J. Chris Steinhauser, the three members of our senior management team, have a combined experience of approximately 100 years in the oil and gas industry. This experience covers a broad range of activity both onshore and offshore, domestic and international and from company start-up to mature development and company sale. This experience also covers the entire spectrum of the risk profile in any particular project from early stage exploration through full development and production.

Madisonville Field:

We own and operate a 100% working interest in the Madisonville Project in Madison County, Texas. We own working interests in approximately 2,668 gross and net acres of leases in the Rodessa Formation interval, as well as approximately 1,849 gross and net acres of leases as to depths below the Rodessa Formation interval. In addition, we have entered into farmout agreements which require us to drill certain wells in order to earn 100% working interest rights in up to 1,742 acres in depths equivalent to the Rodessa Formation interval and deeper. In October 2001, we tested the Magness Well at rates of up to 20.8 MMcf/d on a restricted choke. Production from this well commenced in May 2003 and stabilized at a rate of approximately 18 MMcf/d of raw gas as at October, 2003. In December 2004, the Fannin Well was drilled, completed and tested at rates of up to 25.7 MMcf/d with a flowing tubing pressure of 3,700 pounds per square inch. In 2006, we drilled the Wilson and Mitchell wells. Presently, the Fannin and Magness wells are producing at a combined restricted rate of approximately 16.5 MMcf/d while the Wilson and Mitchell wells are shut-in awaiting completion and testing. The production rate is presently restricted awaiting a planned expansion of the gas treatment plant to 68 MMcf/d treating capacity. The well reserves are being produced from the Rodessa formation existing at approximately 12,000 feet of depth. We recently entered into a long-term agreement with MGP, the gas treatment plant owner, to process Rodessa formation natural gas. MGP has made a binding commitment to expand the capacity of the treatment plant from 18 MMcf/d to 68 MMcf/d. MGP is jointly owned by JPMorgan Partners and Bear Cub Investments LLC. Gateway Processing Company owns and operates an approximately nine-mile sales pipeline with an estimated capacity of approximately 70 MMcf/d to transport the natural gas from the Madisonville Field to two major pipelines in the area.

Alaska CBM:

We have entered into an agreement with Pioneer Oil Company, Inc. dated April 20, 2005, wherein we have acquired a 100% working interest, 81% net revenue interest, in approximately 116,806 acres onshore in Cook Inlet, near Anchorage, Alaska. Preliminary log analysis indicates the lease blocks may contain coal bed methane, “CBM”, reserves as well as conventional accumulations of natural gas in Tertiary sandstones. The coals occur in seams which are commonly 20 feet thick and can be as thick as 70 feet. Accessible onshore areas have 200 to 300 feet of coal shallower than 5,000 feet. Gas content for these coals ranges from 80 to 250 standard cubic feet per ton. We may reduce exploration risk by finding participants to pay most or all of the money expended towards acquisition and initial exploration.

Lokern Project:

We have a 100% working interest in 1,280 acres over a prospect in Kern County, California. A Stevens sand channel has been mapped over a four-way closure using reprocessed seismic, updip to an offset well which we believe contains net oil pay from log analysis.

West Biggs Project:

We have a 100% working interest in 2,400 acres in the West Biggs Project located in Butte County, California. Based on seismic data and well control, we believe that the West Biggs structure has approximately 800 gross acres of closure.

Reef Project:

We, through our wholly-owned subsidiary, GeoPetro Canada Ltd. (“GeoPetro Canada”) have acquired seismic data and plan to participate in exploratory drilling targeting reef prospects located in the central Alberta basin, Canada, approximately 100 miles northeast of Calgary. We have a 56.25% working interest in 2,560 leased acres in the central Alberta basin.

Bengara (II) PSC:

We have a 40% interest in the Bengara (II) PSC Block in East Kalimantan, Indonesia (the “Bengara Block”) which covers approximately 900,000 gross (360,000 net) acres. Two wells have been drilled in this block since 1938 and one of these resulted in a natural gas discovery, testing 19.5 MMcf/d together with 600 bbls condensate per day. We are presently engaged in a feasibility study to determine the commerciality of this discovery. Elsewhere in the block, a large number of prospects and leads have been identified based primarily on seismic data.

THE OFFERING

Common stock that may be offered by the selling shareholders:	35,384,240 shares(1)
Common stock to be outstanding immediately after this offering:	34,544,240 shares(2)
Use of proceeds:	We will not receive any proceeds from the sales of our common stock by the selling shareholders.
Risk factors:	See “Risk Factors” and other information included in this prospectus for a discussion of some of the factors you should consider before deciding to purchase shares of our common stock.

Proposed NASDAQ National Market or American Stock Exchange Symbol:(3)    “            ”

(1)          Includes 27,348,758 shares of common stock, 1,890,710 shares of common stock issuable upon conversion of Series AA Preferred Stock, 2,119,522 shares of common stock issuable upon exercise of warrants and 4,025,250 shares of common stock issuable upon exercise of options.

(2)          Assumes the sale by the selling stockholders of all the shares of common stock available for resale under this prospectus, except for 840,000 shares of common stock which are issuable upon exercise of unvested options.

(3)          There is no assurance that the common stock will be approved for quotation on the NASDAQ National Market or the American Stock Exchange, or that a trading public market on a U.S. exchange or NASDAQ will develop, or, if developed, will be sustained. See “Risk Factors”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our summary consolidated financial data for the periods indicated. The data presented below has been derived from our financial statements included elsewhere in this prospectus. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended		For The Years Ended December 31
	March 31, 2006	March 31, 2005	2005	2004	2003
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
Consolidated Statement of Operations:
Revenues	$1,498,453	$1,588,204	$7,975,990	$5,825,072	$2,452,648
Lease operating expense	266,223	210,171	878,176	780,237	582,889
General and administrative	548,864	442,968	1,551,747	1,963,649	1,259,269
Net profits expense	158,603	177,288	856,837	579,590	225,869
Impairment expense	—	—	—	2,038,422	473,496
Depreciation and depletion expense	405,197	517,754	1,832,693	2,077,004	798,555
Earnings (loss) from operations	$119,566	$240,023	$2,856,537	$(1,613,830)	$(887,430)
Net income (loss)	$57,460	$143,076	$2,640,471	$(2,077,615)	$(1,684,692)
Net income (loss) attributable to common shareholders	$(73,077)	$12,543	$2,111,074	$(2,606,978)	$(1,943,565)
Earnings (Loss) per Share:
Basic	$(0.00)	$0.00	$0.10	$(0.14)	$(0.12)
Diluted	$(0.00)	$0.00	$0.09	$(0.14)	$(0.12)
Weighted Average Number of Common
Shares Outstanding:
Basic	21,839,538	20,201,322	20,890,841	18,901,607	16,497,898
Diluted	21,839,538	24,103,519	24,001,888	18,901,607	16,497,898
Production Data:
Natural gas (Mcf)	468,578	566,686	1,991,105	2,316,895	1,217,327
Natural gas (Mcfd)	5,206	6,297	5,455	6,348	3,335
Average Sales Prices:
Natural gas (per Mcf)	$3.19	$2.80	$4.01	$2.51	$2.01

	As of
	March 31	As of December 31
	2006	2005	2004	2003
	(unaudited)	(audited)	(audited)	(audited)
Balance Sheet Information:
Current Assets	$14,715,758	$1,718,893	$1,579,388	$2,967,626
Total Assets	$43,148,995	$25,014,826	$22,771,411	$18,875,981
Current liabilities	$7,128,565	$3,574,466	$7,582,377	$1,471,248
Long-term liabilities	$27,125	$26,641	$24,705	$5,242,554
Deferred income taxes	$—	$—	$—	$—
Deficit	$(9,455,256)	$(9,382,179)	$(11,493,253)	$(8,886,275)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations and financial condition could suffer. Under these circumstances, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Since our inception, we have incurred substantial costs and generated only nominal revenues.

Since inception, our activities have been primarily related to acquiring and exploring leasehold interests in oil and natural gas properties in Texas, California, Alaska, Alberta, Indonesia and Australia. We incur substantial acquisition and exploration costs and overhead expenses in our operations, and until 2003, excluding minor interest and dividend income, our only significant cash inflows were the recovery of capital invested in projects through sale or other divestitures of interests in oil and gas prospects to industry partners. As a result, we have sustained an accumulated deficit through March 31, 2006 of $9,455,256. Our significant production activities commenced in May 2003. Since May 2003, substantially all of our revenue has been generated from natural gas sales derived from the Magness #1 well in the Madisonville Field in Texas. There is no guarantee that we will continue to generate revenues from our sales of natural gas from the Magness #1 well, nor is there any guarantee that we will be able to generate revenues from sales of natural gas from any of our other properties. Our proved reserves will decline as reserves are produced from our properties unless we are able to acquire or produce new reserves. The drilling of exploratory oil and natural gas wells is highly speculative and often unproductive. Our participation in future drilling activities to explore, develop and exploit the properties in which we have an interest, or in which we may acquire interests, may be unsuccessful, may fail to generate positive cash flow, and may not enable us to maintain profitability in the future.

Substantially all of our current revenues are generated by our interest in the Madisonville Project. Delays or interruptions of the Madisonville Project natural gas drilling and production operations including, but not limited to, events beyond our control or the failure of third parties on which we rely to provide key services could have a material adverse effect on our operating results.

We derive substantially all of our oil and natural gas revenues from the Madisonville Project. In connection with that project, we have contracted with third parties to provide key services, including:

(a)          Madisonville Gas Processing, LP (“MGP”), which owns and operates gathering pipelines and a dedicated natural gas treatment plant which we utilize to treat impurities in the Madisonville Project natural gas; and

(b)         Gateway Processing Company (“Gateway”), which operates a sales pipeline for such natural gas.

The failure of MGP or Gateway to perform their contractual obligations to us could impose delays or interruptions in our production operations and prevent us from generating revenues. In addition, events which are beyond our control, or that of Gateway or MGP, could affect our production operations. Such events include, but are not limited to:

•       events referred to as force majeure, such as an act of God, act of a public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion and any other causes whether of the kind enumerated or otherwise not reasonably within the control of MGP, Gateway or our company.

•       subsurface conditions or formations encountered during the drilling of wells, whether natural or mechanical, including but not limited to blowout, heaving shale, igneous rock, salt, saltwater flow, loss of circulation, loss of hole, abnormal pressures, or any other impenetrable substance or adverse condition, which renders further drilling of a well impossible or impractical.

•       the inability to secure raw materials or equipment,

•       transportation accidents, and

•       labor disputes and equipment failures.

Unless we replace our oil and natural gas reserves, our reserves and production will decline.

The volume of production from oil and natural gas properties generally declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our proved reserves will decline as reserves are produced from our properties unless we are able to acquire or develop new reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves will be impaired. Even if we are able to raise capital to develop or acquire additional properties, no assurance can be given that our exploitation and development activities will result in the discovery of any reserves.

Our exploration and development activities may not be commercially successful. The drilling of exploratory oil and natural gas wells is expensive, highly speculative and often unproductive.

Exploration for oil and natural gas on unproven prospects is expensive, highly speculative and involves a high degree of risk, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. Reserves are dependent on our ability to successfully complete drilling activity on proven prospects.

The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including:

•       unexpected drilling conditions, pressure or irregularities in formations;

•       equipment failures or accidents, adverse weather conditions;

•       compliance with governmental requirements; and

•       shortages or delays in the availability of drilling rigs and the delivery of equipment.

With the exception of the Madisonville Project, the properties in which we have an interest are prospects in which the presence of oil and natural gas reserves in commercial quantities has not been established. Any decision to engage in exploratory drilling or other activities on any of these properties will be dependent in part on the evaluation of data compiled by petroleum engineers and geologists and obtained through geophysical testing and geological analysis.

Reservoir engineering, geophysics and geology are not exact sciences and the results of studies and tests used to make such evaluations are sometimes inconclusive or subject to varying interpretations. As such, there is no certain way to know in advance whether any of our prospects will yield oil and natural gas in commercial quantities. Further, it is possible that we will participate in the drilling of more dry holes than productive wells or that all or substantially all of the wells drilled will be dry holes. The drilling of dry holes on prospects in which we have an interest could adversely affect their values and our decision to undertake further drilling, exploration and development of such prospects. It is not certain or predictable whether, and no assurance can be made that, the wells drilled on the properties in which we have an interest will be productive or, if productive, that we will recover all or any part of our investment in the properties. In sum, our participation in future drilling activities may not be successful and, if unsuccessful, such failure will negatively impact our revenues and have a material adverse effect on our results of operations and financial condition.

Our business may be harmed by failures of third party operators on which we rely.

Our ability to manage and mitigate the various risks associated with certain of our exploration and operations in Alberta, Canada, Indonesia and Australia is limited since we rely on third parties to operate our projects. We are a non-operating interest owner in our Canadian, Indonesian and Australian properties. With respect to our interests outside of the United States, we have entered into joint operating agreements with third party operators for the conduct and supervision of drilling, completion and production operations. In the event that commercial quantities of oil and natural gas are discovered on one of our properties, the success of the oil and natural gas operations on that property depends in large measure on whether the operator of the property properly performs its obligations. The failure of such operators and their contractors to perform their services in a proper manner could result in materially adverse consequences to the owners of interests in that particular property, including us.

Drilling and completion equipment, services, supplies and personnel are scarce and may not be available when needed, which could significantly disrupt or delay our operations.

From time to time, there has been a general shortage of drilling rigs, equipment, supplies and oilfield services in North America, Australia and Indonesia, which may intensify with current increased industry activity. In addition, the costs and delivery times of rigs, equipment and supplies have risen. There can be no assurance that sufficient drilling and completion equipment, services and supplies will be available when needed. Shortages could delay our proposed exploration, development, and sales activities, which could have a material adverse effect on our results of operations. The demand for, and wage rates of, qualified rig crews have risen in the drilling industry due to the increasing number of active rigs in service. If the demand for qualified rig crews continues to rise in the drilling industry, then the oil and gas industry may experience shortages of qualified personnel to operate drilling rigs. This could delay our drilling operations and adversely affect our financial condition and results of operations.

Our working interest in properties, and our ability to realize any profits from such properties, will be diminished to the extent that we enter into farmout arrangements with unaffiliated third parties.

We have previously entered into, and may in the future enter into, farmout arrangements with third parties willing to drill natural gas and oil wells on leaseholds in which we originally acquired working interests, in exchange for our assignment of part or all of our leasehold interests. As a consequence of these arrangements, our retained interests in properties which are subject to farmout arrangements have been or may be diminished. Our opportunity to realize revenues and profits from properties which are successfully developed under farmout arrangements will be diminished to the extent of our reduced interests.

Competition with other oil and natural gas exploration and development companies for viable oil and natural gas properties may limit our success.

It is likely that in seeking future property acquisitions, we will compete with companies which have substantially greater financial and management resources. Our competition comes primarily from three sources:

(a)          those competitors that are seeking oil and gas fields for expansion, further drilling, or increased production through improved engineering techniques;

(b)         income-seeking entities purchasing a predictable stream of earnings based upon historic production from fields being acquired; and

(c)          junior companies seeking exploration opportunities in unknown, unproven territories.

Our competitors may be able to pay more for productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

We cannot assure you that our estimates of oil and natural gas reserves are accurate. Any material inaccuracies in these reserve estimates or underlying assumptions will affect materially the quantities and present value of our reserves.

Estimates of proved oil and natural gas reserves and the future net cash flows attributable to those reserves are prepared by independent petroleum engineers and geologists. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and cash flows attributable to such reserves, including factors beyond our control and that of our engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Different reserve engineers may make different estimates of reserves and cash flows based on the same available data. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and natural gas prices and expenditures for future development and exploration activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development and exploration activities and prices of oil and natural gas. Actual future production, revenue, taxes, development expenditures, operating expenses, underlying information, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and underlying information set forth herein.

Competitive pressures may force us to implement new technologies at substantial cost and our limited financial resources may limit our ability to implement such technologies at the same rate as our competitors.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. Other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we do. There can be no assurance that we will be able to respond to such competitive pressures and implement such technologies on a timely basis or at all. One or more of the technologies currently utilized by us or implemented in the future may become obsolete.

We will require additional capital to fund our future activities. Our ability to pursue our business plan may be restricted by our access to additional financing.

Until such time as the properties in which we own interests are generating sufficient cash flow to fund planned capital expenditures, we will be required to raise additional capital through the issuance of additional securities or otherwise sell or farm out interests in our oil and natural gas properties to third parties. If and when the properties in which we own interests become productive and have adequate reserves, we may borrow funds to finance our future oil and natural gas operations and exploratory and development activities. We may not be able to raise additional funds in the future from any source or, if such additional funds are made available to us, we may not be able to obtain such additional financing on terms acceptable to us. To the extent such funds are not available from any of those sources, our operations and activities will be limited to those operations and activities we can afford with the funds then available to us. Our larger competitors, by reason of their size and relative financial strength, may be more easily able to access capital markets than us.

The volatility in crude oil and natural gas prices could adversely affect our financial results and ability to raise additional capital.

Our revenues, cash flows and profitability are substantially dependent on prevailing prices for both oil and natural gas. Decreases in natural gas prices will decrease revenues and cash flows from the Madisonville Project and our other producing properties, if any, and decreases in oil and natural gas prices could deter potential investors from investing in our company and generally impede our ability to raise additional financing to fund our exploration and development activities. Historically, oil and natural gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of, and demand for, oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include, but are not limited to, political conditions in the Middle East and other regions, internal and political decisions of OPEC and other oil and natural gas producing nations to decrease or increase production of crude oil, domestic and foreign supplies of oil and natural gas, consumer demand, weather conditions, domestic and foreign government regulations, transportation costs, the price and availability of alternative fuels and overall economic conditions.

Our current operations are particularly exposed to volatility in natural gas prices because a portion of the fees we pay to process natural gas at the Madisonville gas treatment plant is fixed. The sale price of natural gas must be above a minimum price before we earn any net revenues from the sale of natural gas.

We are subject to a number of operational risks beyond our control against which we may not have, or be able to obtain, insurance. A loss not covered by insurance could result in substantial expenses to us.

Our operations are subject to the many risks and hazards incident to exploring and drilling for, and producing and transporting, oil and natural gas, including among other risks:

•       blowouts, fires, craterings, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment;

•       personal injuries or death due to accidents, human error or acts of God;

•       unavailability of materials and equipment to drill and complete or re-complete wells; unfavorable weather conditions; engineering and construction delays;

•       fluctuations in product markets and prices; proximity and capacity of pipeline, and trucking or termination facilities to our oil and natural gas reserves; hazards resulting from unusual or unexpected geological or environmental conditions; environmental regulations and requirements;

•       accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids into the environment, remediation and clean-up costs; and

•       political instability and civil unrest, insurrections or disruptions in foreign countries in which some of our interests are located.

If one or more of these events occurs, we could incur substantial liabilities to third parties or governmental entities, the payment of which could have a material adverse effect on our financial condition and results of operations, or we could lose properties in which we have invested significant sums.

We do not insure fully against all business risks either because such insurance is not available or because premium costs are prohibitive. This is a common practice in the oil and gas industry. However, a loss not fully covered by insurance could result in a substantial expense to us and could have a material adverse effect on our financial position and results of operations.

We are subject to extensive government regulations that can change from time to time, compliance with which are costly and could negatively impact our production, operations and financial results.

The oil and gas industry is subject to extensive government regulations in the countries in which we operate. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effects on our operations. Future laws, or existing laws or regulations, as currently interpreted or reinterpreted or changed in the future, could result in increased operating costs, fines and liabilities, any of which could materially adversely affect our results of operations and financial condition.

Our industry is subject to extensive environmental regulation that may limit our operations and negatively impact our production.

Extensive national, state, provincial and local environmental laws and regulations in the United States and foreign jurisdictions affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and locations where operations are or were conducted. In addition, special provisions may be appropriate or required in environmentally sensitive areas of operation. We may incur substantial financial obligations in connection with environmental compliance.

Environmental legislation may require that we, among other things:

•       acquire permits before commencing drilling;

•       restrict spills, releases or emissions of various substances produced in association with our operations;

•       limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas;

•       take reclamation measures to prevent pollution from former operations;

•       take remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater;

•       take remedial measures with respect to property designated as a contaminated site.

Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur substantial costs to remedy such discharge. Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We could be required to cease production on properties if environmental damage occurs. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Changes in, or enforcement of, environmental laws may result in a curtailment of our production activities, or a material increase in the costs of production, development or exploration, any of which could have a material adverse effect on our financial condition and results of operations or prospects.

Our Australian operations are subject to unique risks relating to Aboriginal land claims and government licenses.

Our Australian operations could be affected by native title claims by Aboriginal groups. Australian law recognizes that in some instances native title, that is the laws and customs of the Aboriginal inhabitants, has survived European settlement. Native title will only survive if it has not been extinguished. Native title may be extinguished by an Act of Government, such as the creation of a title that is inconsistent with native title. This may include a grant of the right to exclusive possession through freehold title or lease. Native title may also be extinguished if the connection between the land and the group of Aboriginal people claiming native title has been lost. Each authority to prospect, and license in areas in which we desire to engage in exploration or production activities must be examined individually in order to determine the validity of any native title claim. We may be required to negotiate with any Aborigines who can make a valid claim to having ancestral ties to the areas in which we desire to engage in exploration or production activities. These negotiations could both delay the timing of our exploration or production activities, as well as add an additional layer of cost or a requirement to share revenues if any Aboriginal claimants are proved to have native title rights in our exploration areas.

Our agreement with MGP on gas deliveries to the Madisonville gas treatment plant may be contested by third parties, and as a result, our access to the plant could be restricted.

We are dependent upon the Madisonville gas treatment plant to treat our natural gas. We have committed all natural gas production from our interest in the Madisonville Project to MGP, which as in turn committed to provide treatment capacity of up to 68 MMcf/d for our natural gas. Third parties may seek access to the gas treatment plant through regulatory proceedings, which could restrict our access to the plant, disrupt our production operations and negatively impact our revenues. An example of such a proceeding is the complaint filed by Crimson Exploration Inc. with the Texas Railroad Commission described under “Properties—Description of the Properties—Texas—The Madisonville Gas Treatment Plant and Gathering Facilities”. There is no guarantee that we will be able to maintain full access to treatment capacity of up to 68 MMcf/d at the Madisonville Plant at all times against all possible challenges.

Political and/or economic conditions in Indonesia, Australia, Canada or the United States could change in manners that negatively affect our operations and prospects in those countries.

Our business activities in Indonesia, Australia, Canada and the United States are subject to political and economic risks, including: loss of revenue, property and equipment as a result of unforeseen events like expropriation, nationalization, war, terrorist attacks and insurrection; increases in import, export and transportation regulations and tariffs, taxes and governmental royalties; renegotiation of contracts with governmental entities; changes in laws and policies governing operations of foreign-based companies; exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations; laws and policies affecting foreign trade, taxation and investment; and the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

Terrorist attacks could have an adverse effect on our oil and natural gas operations, especially overseas.

To date, our operations have not been disrupted by terrorist activity. It is uncertain how terrorist activity will affect us  in the future, or what steps, if any, the Indonesian, Australian, Canadian or American government may take in response to terrorist activities. The attack on the New York World Trade Center in 2001 and the subsequent wars in Afghanistan and Iraq have increased the likelihood that U.S. citizens and U.S. owned interests may be targeted by terrorist groups operating both in the United States and in foreign countries, especially in Indonesia.

If we do not satisfy the work requirements of our PSCs and exploration permits, the Indonesian and/or the Australian government may terminate all or part of our contracts.

Our Indonesian PSCs and Australian exploration permits require us and our partners to undertake work by specified dates in order to maintain our oil and natural gas rights. See “Properties—Description of the Properties—Indonesia and Australia.”  We may not be able to satisfy our contractual obligations. If we do not otherwise comply with the work requirements of the PSCs and exploration permits, or successfully renegotiate the terms, all or part of one or more of our contracts may be terminated. If these contracts are terminated, we would also lose all of our investment in that overseas prospect. If we forfeit our interest in the contract or permit areas, it will be necessary to record an impairment write-down equal to the net capitalized costs recorded for the area forfeited. This could have a material adverse impact on our financial condition and results of future operations in future periods.

We may not be able to sell our natural gas production in Indonesia, limiting our ability to obtain a return on our investment there.

Our Indonesian operations lack a local market for natural gas, and if we produce natural gas in Indonesia, it will most likely have to be transported to an area where there is a demand. If no market for natural gas develops in Indonesia, we may incur costs for transportation. If we are not able to sell our natural gas production at a commercially acceptable price or at all, we may not be able to obtain a return on our investment in our Indonesian property.

We could lose our ownership interests in our properties due to a title defect of which we are not presently aware.

As is customary in the oil and gas industry, only a perfunctory title examination, if any, is conducted at the time properties believed to be suitable for drilling operations are first acquired. Before starting drilling operations, a more thorough title examination is usually conducted and curative work is performed on known significant title defects. We typically depend upon title opinions prepared at the request of the operator of the property to be drilled. The existence of a title defect on one or more of the properties in which we have an interest could render it worthless and could result in a large expense to our business. Industry standard forms of operating agreements usually provide that the operator of an oil and natural gas property is not to be monetarily liable for loss or impairment of title. The operating agreements to which we are a party provide that, in the event of a monetary loss arising from title failure, the loss shall be borne by all parties in proportion to their interest owned.

Our acquisition activities are subject to uncertainties, may not be successful and provide a return to us on our investments.

We have grown primarily through acquisitions and intend to continue acquiring undeveloped oil and gas properties. Although we perform a review of the properties proposed to be acquired, such reviews are subject to uncertainties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, management review efforts are focused on the higher-valued properties; however, even a detailed review of all properties and records may not reveal existing or potential problems; nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and potential problems, such as mechanical integrity of equipment and environmental conditions that may require significant remedial expenditures, are not necessarily observable even when an inspection is undertaken.

We are dependent upon our key officers and employees and our inability to retain and attract key personnel could significantly hinder our growth strategy and cause our business to fail.

While no assurances can be given that our current management resources will enable us to succeed as planned, a loss of one or more of our current directors, officers or key employees could severely and negatively impact our operations and delay or preclude us from achieving our business objectives. Stuart Doshi, David Creel and Chris Steinhauser, the three members of our senior management team, have a combined experience of approximately 100 years in the oil and gas industry. Although we have entered into employment agreements with Messrs. Doshi, Creel and Steinhauser, we could suffer the loss of key individuals for one reason or another at any time in the future. There is no guarantee that we could attract or locate other individuals with similar skills or experience to carry out our business objectives. We maintain “key man” insurance with respect to our Chief Executive Officer, Stuart  Doshi.

Some of our directors may become subject to conflicts of interest which could impair their abilities to act in our best interest.

Nick DeMare, one of our directors, is a director, officer and/or significant shareholder of other natural resource companies and David Anderson, another one of our directors, is a director and officer of Dundee Securities Corporation, an investment banking firm that was the lead underwriter of our public offering of common stock in Canada and concurrent previous private placement of common shares with qualified institutional buyers in the U.S. Their association with these other companies in the oil and gas business may give rise to conflicts of interest from time to time. For example, they could be presented with business opportunities in their capacities as our directors, which they could, in turn, offer to the other companies for whom they also serve as directors, rather than to us, whose interests might be competitive with ours. Our directors are required by law to act honestly and in good faith with a view to our best interests and to disclose any interest which they may have in any project or opportunity to us; however, their interests in the other companies may affect their judgment and cause such directors to act in a manner that is not necessarily in our best interests.

Our directors and officers hold significant positions in our shares and their interests may not always be aligned with those of our other shareholders.

As of June 28, 2006, our directors and officers beneficially own 25.7% of our outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management”. This shareholding level will allow the directors, officers and certain beneficial owners to have a significant degree of influence on matters that are required to be approved by shareholders, including the election of directors and the approval of significant transactions. The short-term interests of our directors, officers and certain beneficial owners may not always be aligned with the long-term interests of our public shareholders, and vice versa. Because our directors, officers and certain beneficial owners have a significant degree of influence on matters that are required to be approved by our shareholders, they could influence the approval of transactions.

Our failure to manage internal or acquisition-based growth may cause operational difficulties and negatively affect our financial performance.

We expect to experience internal and/or acquisition-based growth, which may bring many challenges. Growth in the number of employees, sales and operations will place additional pressure on already limited resources and infrastructure. No assurances can be given that we will be able to effectively manage this or future growth. Our growth may place a significant strain on our managerial, operational, financial and other resources. Our success will depend upon our ability to manage our growth effectively which will require that we continue to implement and improve our operational, administrative and financial and accounting systems and controls and continue to expand, train and manage our employee base. Our systems, procedures and controls may not be adequate to support our operations and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model. If we are unable to manage internal and/or acquisition-based growth effectively, our business, results of operations and financial condition will be materially adversely affected.

Risks Related to this Offering and Our Common Stock

The shareholding position of purchasers of our common stock could be diluted by future issuances and conversions of other securities.

If any of our outstanding preferred stock, or other instruments convertible into or exercisable for common shares, are converted into or exercised for common shares, purchasers of our common stock will experience immediate and substantial dilution. Investors may be subject to further dilution if we sell additional common shares or issue additional common shares in connection with future acquisitions. In addition, common shares issued upon the exercise of outstanding stock warrants and options will lead to further dilution for purchasers of our common stock.

The selling shareholders will have the opportunity to sell their common shares in the market. As a result, if a significant number of common shares are sold in the public market, the market price of our common shares could be depressed. This could also hamper our ability to raise capital by issuing additional equity securities.

The terms of our preferred stock give holders of preferred stock priorities over holders of our common shares.

Our Series AA preferred shares are, among other things, entitled to receive, prior to, and in preference to our common shares, including the common shares offered hereby, (a) certain dividends and (b) certain assets of our company upon any liquidation, dissolution, or winding up. The ability of the holders of our common shares to obtain a return on their investment will be subject to the preferences afforded to the holders of our preferred stock.

Our results may be affected by fluctuations in currency exchange rates.

Our financial statements are reported in U.S. dollars and all of our revenue, and most of our operating costs, are currently denominated in U.S. dollars; however, we have operations outside the United States and we plan to expend money in Indonesia, Canada and Australia, where our operating costs will be denominated in local currencies. Fluctuations in exchange rates may increase our relative cost of operating in these countries, and may therefore have a negative effect on our financial results.

Non-U.S. holders of our common shares may be subject to U.S. federal income tax on the sale of our common shares and purchasers may have IRS withholding requirements

Unless certain requirements are met, gain recognized by a non-U.S. holder on the sale of our common shares will be subject to U.S. federal income tax at normal graduated rates, and a purchaser will be required to withhold for the benefit of the IRS 10% of the purchase price since we are a United States real property holding corporation. There is an exemption from U.S. federal income tax for non-U.S. holders of 5% or less of our common shares (and to withholding for all non-U.S. holders) if our common shares are “regularly traded on an established securities market” under the Treasury Regulations of the IRS. Under temporary Treasury Regulations, for so long as 100 or fewer persons own 50% or more of our common shares (which is the case now and which we anticipate will continue to be the case for some time), our common shares will be “regularly traded on an established securities market” for a calendar quarter only if the established securities market is located in the United States and our common shares are regularly quoted by more than one broker or dealer making a market in our common shares; quotes have in fact been published for our common shares on the Pink Sheets market (which constitutes an established securities market for this purpose) by at least two broker-dealers. There can be no assurance, however, that there will be at least two broker-dealers regularly quoting our common shares on the Pink Sheets and making a market in them in any particular calendar quarter so as to avoid U.S. federal income tax on the sale of our common shares by non-U.S. holders of 5% or less of our common shares and the withholding requirement on the purchaser. See “United States Federal Income Tax Considerations.”

There is a limited public market for our common shares, and the ability of purchasers of our common shares to dispose of their common shares may be limited.

Although our common shares have been listed on The Toronto Stock Exchange since March 2006, and are traded in the United States over-the-counter market, they are thinly traded. As a result, we cannot foresee the degree of liquidity that will be associated with our common shares. A holder of our common shares may not be able to liquidate his, her or its investment in a short time period or at the market prices that currently exist at the time the holder decides to sell. The purchase and sale of relatively small common share positions may result in disproportionately large increases or decreases in the price of our common shares. A trade involving a large number of common shares could have an exaggerated effect on the reported market price of our common shares. We intend to apply to list our common shares on the NASDAQ National Market or the American Stock Exchange; however, there is no assurance that the listing will be effected.

Our stock price may fluctuate significantly.

The stock market in general and the market for natural gas and oil exploration companies have experienced price and volume fluctuations that are often unrelated or disproportionate to the operating results or asset values of companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance. The market price of our common stock could also fluctuate significantly as a result of:

•       actual or anticipated quarterly variations in our operating results and our reserve estimates;

•       changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

•       announcements relating to our business or the business of our competitors;

•       conditions generally affecting the oil and natural gas industry, including changes in oil and natural gas prices;

•       speculation in the press or investment community;

•       general market and economic conditions;

•       the success of our operating strategy; and

•       the operating and stock price performance of other comparable companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this prospectus include forward-looking statements on our current expectations and projections about future events. Words such as “may,” “should,” “potential,” “continue,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward looking statements. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties and, therefore, actual results and events may vary significantly from those discussed in the forward-looking statements. These risks and uncertainties include those noted in “Risk Factors” above. Other factors besides those listed here could adversely affect us.

These forward-looking statements may include, among other things, statements relating to the following matters:

•       the level of oil and gas reserves that can be extracted at any of our projects;

•       our ability to extract reserves at commercially attractive prices;

•       our ability to compete against companies with much greater resources than us:

•       identified drilling locations;

•       exploration and development drilling prospects, inventories, projects and programs;

•       financial strategy;

•       production;

•       lease operating expenses, general and administrative costs and finding and development costs;

•       future operating results; and

•       plans, objectives, expectations and intentions.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent we are required to do so by law.

You should not unduly rely on these forward-looking statements in this prospectus as they speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. See the information under the heading “Risk Factors” in this prospectus for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities by the selling shareholders.

DILUTION

The net tangible book value of our common stock on March 31, 2006 was approximately $29,245,283, or $1.07 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities and the aggregate liquidation preference of our preferred stock outstanding, divided by the total number of shares of our common stock outstanding. The number of shares of our common stock outstanding may be increased by shares issued upon conversion of our Series AA Preferred Stock, payment of dividends, or exercise of options and warrants, and, to the extent options and warrants are exercised for cash, the net tangible book value of our common stock may increase. If all the options and warrants for which the shares of our common stock that are issuable upon exercise of the options and warrants being offered pursuant to this prospectus were exercised for cash, the net tangible book value of our common stock would be $43,891,632, or approximately $1.73 per share, excluding the effect of any other transactions occurring after March 31, 2006. Since we will not receive any of the proceeds from the sale of common stock sold under this prospectus, the net tangible book value of our common stock will not be increased as a result of such sales, nor will the number of shares outstanding be affected by such sales. Consequently, there will be no change in the net tangible book value per share of our common stock as a result of any sales under this prospectus. However, any dilution to new investors will represent the difference between the amount per share paid by purchasers of shares of our common stock from the selling stockholders in this offering and the net tangible book value per share of our common stock at the time of purchase.

MARKET PRICE OF COMMON STOCK

Our common stock is listed on the Toronto Stock Exchange under the symbol “GEP.s”. Our common stock has not been previously registered with the SEC and those shares of our common stock which trade on the Toronto Stock Exchange may not presently be purchased by United States persons or persons in the United States pursuant to SEC Regulation S. Our common stock may also trade in the United States over-the-counter market in the Pink Sheets under the symbol “GPRC”. On June 28, 2006, the last reported sale prices for our common stock on the Toronto Stock Exchange and in the U.S. on the Pink Sheets were $3.50 and $3.65, respectively. The following table sets forth the high and low sale prices of our common shares as reported on The Toronto Stock Exchange and bid prices as quoted in the United States in the “pink sheets” over-the-counter market for the periods presented. Prior to the first quarter of 2006, there was no trading market for our common shares.

	Toronto Stock Exchange(1)		U.S. Pink Sheets
	High	Low	High	Low
2006
Second Quarter (through June 28, 2006)	$3.98	$3.15	$9.00	$3.68
First Quarter	$3.50	$3.50	$10.05	$3.50

(1)          Our common stock is quoted in U.S. dollars on the Toronto Stock Exchange.

As of June 28, 2006, there were 498 holders of record of our common shares.

Over-the-counter market quotations reflect inter-dealer prices and may not necessarily represent actual transactions.

DIVIDENDS

The holders of Series AA preferred stock are entitled to receive ratably such cash dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor and, when declared, dividends shall be paid at the rate of $0.28 per share per annum, paid on a calendar quarter basis. Any quarterly dividends not paid when due shall be accrued and shall accumulate until paid. We have declared and paid dividends on a quarterly basis with respect to all outstanding shares of Series AA preferred stock at the rate of $0.28 per share per year since the Series AA stock was issued.

We have never paid any dividends, whether cash or property, on our common stock. No dividend on our common stock may be paid unless, at the time of such payment, all accrued dividends on our Series AA Preferred Stock have been paid. Subject to this preference, and the preferences that may be applicable to the holders of any other class of our preferred stock, if any, the holders of our common stock shall be entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. For the foreseeable future it is anticipated that any earnings which may be generated from our operations will be used to finance our growth and that dividends will not be paid to shareholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 and the balance sheet data as of December 31, 2004 and 2005 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2001 and 2002 and the balance sheet data as of December 31, 2001, 2002 and 2003 are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated statements of operations data for the three months ended March 31, 2005 and 2006 and the selected consolidated balance sheet data as of March 31, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. Historical results are not necessarily indicative of the results to be expected in the future, and the results for the three months ended March 31, 2006 should not be considered indicative of results expected for the full year.

	Three Months Ended		For The Years Ended December 31,
	March 31,	March 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)	(audited)
Consolidated Statement of Operations:
Revenues	$1,498,453	$1,588,204	$7,975,990	$5,825,072	$2,452,648	$21,659	$136,968
Lease operating expense	266,223	210,171	878,176	780,237	582,889	19,955	37,886
General and administrative	548,864	442,968	1,551,747	1,963,649	1,259,269	856,491	1,017,297
Net profits expense	158,603	177,288	856,837	579,590	225,869	—	—
Impairment expense	—	—	—	2,038,422	473,496	—	55,576
Depreciation and depletion expense	405,197	517,754	1,832,693	2,077,004	798,555	5,138	3,989
Earnings (loss) from operations	$119,566	$240,023	$2,856,537	$(1,613,830)	$(887,430)	$(859,925)	$(977,780)
Net income (loss)	$57,460	$143,076	$2,640,471	$(2,077,615)	$(1,684,692)	$(1,284,480)	$(1,019,246)
Net income (loss) attributable to common shareholders	$ (73,077)	$ 12,543	$2,111,074	$(2,606,978)	$(1,943,565)	$(1,299,700)	$(1,019,246)
Earnings (Loss) per Share:
Basic	$(0.00)	$0.00	$0.10	$(0.14)	$(0.12)	$(0.09)	$(0.07)
Diluted	$(0.00)	$0.00	$0.09	$(0.14)	$(0.12)	$(0.09)	$(0.07)
Weighted Average Number of Common
Shares Outstanding:
Basic	21,839,538	20,201,322	20,890,841	18,901,607	16,497,898	14,465,177	14,180,920
Diluted	21,839,538	24,103,519	24,001,888	18,901,607	16,497,898	14,465,177	14,180,920
Production Data:
Natural gas (Mcf)	468,578	566,686	1,991,105	2,316,895	1,217,327	14,737	36,346
Natural gas (Mcfd)	5,206	6,297	5,455	6,348	3,335	40	100
Average Sales Prices:
Natural gas (per Mcf)	$3.19	$2.80	$4.01	$2.51	$2.01	$1.47	$3.77

	As of	As of December 31,
	March 31, 2006	2005	2004	2003	2002	2001
	(unaudited)	(audited)	(audited)	(audited)	(audited)	(audited)
Balance Sheet Information:
Current Assets	$14,715,758	$1,718,893	$1,579,388	$2,967,626	$832,255	$95,575
Total Assets	$43,148,995	$25,014,826	$22,771,411	$18,875,981	$13,652,187	$11,167,327
Current liabilities	$7,128,565	$3,574,466	$7,582,377	$1,471,248	$2,383,725	$5,013,635
Long-term liabilities	$27,125	$26,641	$24,705	$5,242,554	$4,853,409	$250,000
Accumulated Deficit	$(9,455,256)	$(9,382,179)	$(11,493,253)	$(8,886,275)	$(6,942,710)	$(5,643,010)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with accompanying financial statements and related notes included elsewhere in this prospectus. It contains forward looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for natural gas and oil, economic and competitive conditions, regulatory changes, estimates of proved reserves, potential failure to achieve production from development projects, capital expenditures and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Notes Regarding Forward Looking Statements”, all of which are difficult to predict and which expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. In light of these risks, uncertainties and assumptions, the forward looking events discussed may not occur. We do not have any intention or obligation to update forward-looking statements included in this prospectus after the date of this prospectus, except as required by law.

Overview

We are an oil and gas company in the business of exploring and developing oil and natural gas reserves on a worldwide basis. Since inception, we have conducted leasehold acquisition, exploration and drilling activities on our North American, Australian and Indonesian prospects. These projects currently encompass approximately 1.56 million gross (645,115 net) acres, consisting of mineral leases, production sharing contracts and exploration permits that give us the right to explore for, develop and produce oil and natural gas. Most of these properties are in the exploration, appraisal or development phase and have not begun to produce revenue from the sale of oil and natural gas. Excluding minor interest and dividend income, our only significant cash inflows until 2003 were the recovery of capital invested in projects through sale or other divestiture of interests in oil and gas prospects to industry partners.

Since 2003, substantially all of our revenue has been generated from natural gas sales derived from the Magness #1 well in the Madisonville Field in East Texas under spot gas purchase contracts at market prices. Natural gas sales from the Madisonville Field are expected to account for substantially all of our revenues for the remainder of 2006 and for the year 2007. We expect the majority of our capital expenditures in 2006 and 2007 to be the costs of drilling and completing wells in the Madisonville Field.

	Three Months Ended		For The Years Ended December 31,
	March 31, 2006	March 31, 2005	2005	2004	2003
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
Consolidated Statement of Operations:
Revenues	$1,498,453	$1,588,204	$7,975,990	$5,825,072	$2,452,648
Lease operating expense	266,223	210,171	878,176	780,237	582,889
General and administrative	548,864	442,968	1,551,747	1,963,649	1,259,269
Net profits expense	158,603	177,288	856,837	579,590	225,869
Impairment expense	—	—	—	2,038,422	473,496
Depreciation and depletion expense	405,197	517,754	1,832,693	2,077,004	798,555
Earnings (loss) from operations	$119,566	$240,023	$2,856,537	$(1,613,830)	$(887,430)
Net income (loss)	$57,460	$143,076	$2,640,471	$(2,077,615)	$(1,684,692)
Net income (loss) attributable to common shareholders	$(73,077)	$12,543	$2,111,074	$(2,606,978)	$(1,943,565)

Comparison of Results of Operations for the three months ended March 31, 2006 and 2005

During the three months ended March 31, 2006, the Company had oil and natural gas revenues of $1,498,453. The Company’s net production was 468,578 thousand cubic feet (Mcf) of natural gas at an average price of $3.19 per Mcf. During the three months ended March 31, 2005, the Company had oil and natural gas revenues of $1,588,204. The Company’s net production for the three months ended March 31, 2005 was 566,686 Mcf at an average price of $2.80 per Mcf. Revenues decreased in the three months ended March 31, 2006 as compared to the prior period due to lower production volume. Production was approximately 17% lower for the three months ended March 31, 2006 versus the same period in 2005. Production volumes were lower in the first quarter 2006 due to production downtime associated with: (i) a significant workover on the Magness #1 well in January, (ii) hook-up and production start-up of the Fannin #1 well and (iii) maintenance work on the Madisonville gas treatment plant.

During the three months ended March 31, 2006, the Company incurred lease operating expenses of $266,223. The Company’s average lifting cost for this period was $0.57 per Mcf. During the three months ended March 31, 2005, the Company incurred lease operating expenses of $210,171. The Company’s average lifting cost for this period was $0.37 per Mcf. The primary reasons for the increase in average lifting cost per Mcf were increases in production costs and lower net production. The increase in production costs was due primarily to the addition of a producing well, the Fannin #1 well, which commenced production in March 2006.

During the three months ended March 31, 2006, the Company incurred net profits interest expense of $158,603 associated with the Magness and Fannin Wells compared to $177,288 during the three months ended March 31, 2005. The decrease resulted from lower net revenues associated with the Magness Well due to its workover in January of 2006.

General and administrative expenses for the three months ended March 31, 2006 were $548,864 compared to $442,968 for the three months ended March 31, 2005. This represents a $105,896 increase over the prior year period due to approximately:

1.                $16,000 of stock based compensation,

2.                $80,000 increase in salary expense; and

3.                $14,000 in filing fees related to our public listing.

Depreciation, depletion and amortization expense for the three months ended March 31, 2006 was $405,197 compared to $517,754 in the same periods of 2005, which amounts represent amortization of the U.S. full cost pool for the three months ended March 31, 2006 and 2005, respectively. The decrease was due to lower net production in the three months period of 2006 as well as an upward revision in net proved reserve estimates at year-end 2005.

Earnings from operations totaled $119,566 for the three months ended March 31, 2006 compared to $240,023 for the three months ended March 31, 2005. The decrease in the earnings from operations was due primarily to lower revenues associated with the Magness Well.

Other income for the three months ended March 31, 2006 and 2005 consisted of interest income in the amount of $434 and $208, respectively. The reason for the increase was higher average cash and cash equivalents balances for the 2006 period as compared to 2005.

During the three months ended March 31, 2006 and 2005, the Company incurred interest expense of $48,549 and $97,155, respectively. The lower interest expense in the current year period was due to lower average debt levels in the first quarter of 2006 compared to first quarter 2005.

Net income before taxes for the three months ended March 31, 2006 was $71,451 compared to $143,076 for the three months ended March 31, 2005. The decrease in net income was primarily due to lower revenues associated with the Magness Well.

Revenue and Production for 2006

As noted above, we experienced production downtime in the first quarter of 2006 due to a workover of the Magness #1 well, plant maintenance and the hook-up of a second producing well in the Madisonville Field. However, those activities have contributed to an increase in gas sales volumes in the second quarter as the following table illustrates:

	2006 Average Net Production Per Day—MMbtus
	JAN	FEB	MAR	APR	MAY
Net wellhead production per day	5,930	6,522	7,900	8,989	9,687
Increase over prior month		10%	21%	14%	8%
Cumulative increase (January to May 2006)					63%

Industry Overview for the Year Ended December 31, 2005

The year 2005 saw continued strong natural gas prices as a result of hurricane related supply disruptions and generally tight supplies of natural gas in the United States. The Houston Ship Channel price, the index price prevailing in the locale of our Madisonville Project in Madison County, Texas, as quoted in Gas Daily as of December 31, 2005, was $7.80 versus $5.82 as of December 31, 2004. Availability of capital, particularly equity capital for junior oil and natural gas companies, continued to show improvement in 2005, and in 2005, we raised $4,727,824 net of issuance costs through equity financing transactions. As a result, and through the sale of one of our Indonesian property interests, we were able to repay our indebtedness of $1.7 million to various creditors and improve our capital position during 2005.

Company Overview in 2005

Our net income for the year ended December 31, 2005 was $2,640,471. From our inception to 2003, we only received nominal revenues from our oil and natural gas activities, while incurring substantial acquisition and exploration costs and overhead expenses which resulted in our sustaining an accumulated deficit through December 31, 2005 of $9,382,179. We placed our Madisonville Project into production in May 2003. Substantially all of our oil and natural gas sales for the year ended December 31, 2005 were derived from our Madisonville Project, from one producing well, the Magness #1 well.

Comparison of Results of Operations for the twelve months ended December 31, 2005 and 2004

During the year ended December 31, 2005, we had oil and natural gas revenues of $7,975,990. Our net production was 1,991,105 thousand cubic feet (Mcf) of natural gas at an average price of $4.01 per Mcf. During the year ended December 31, 2004, we had oil and natural gas revenues of $5,825,072. Our net production for the year ended December 31, 2004 was 2,316,895 Mcf at an average price of $2.51 per Mcf. Revenues increased in the year ended December 31, 2005 as compared to the prior period due to higher gas prices. Average prices in 2005 were 60% higher than 2004, more than offsetting the 14% drop in production from 2004 to 2005. Production was lower due to normal declines associated with the production of reserves from the Magness #1 well.

During the year ended December 31, 2005, we incurred lease operating expenses of $878,176. Our average lifting cost for this period was $0.44 per Mcf. During the year ended December 31, 2004, we incurred lease operating expenses of $780,237. Our average lifting cost for this period was $0.34 per Mcf. The primary reasons for the increase in average lifting cost per Mcf were increases in costs and lower net production. The increase in lease operating costs was due primarily to higher insurance premiums, approximately $40,000, and higher costs of chemical treatments, approximately $60,000 associated with the Magness #1 well.

During the year ended December 31, 2005, we incurred net profits interest expense of $856,837 associated with the Magness Well compared to $579,590 during the year ended December 31, 2004. The increase resulted from higher revenues associated with the Magness Well in 2005 versus 2004.

General and administrative expenses for the year ended December 31, 2005 were $1,551,747 compared to $1,963,649 for the year ended December 31, 2004. This represents a $411,902 decrease over the prior year period due to stock based compensation incurred in 2004. During 2004 we issued 500,000 shares of our common stock for cash proceeds of $500,000 in connection with the exercise of stock options by an officer and director. Concurrent with the exercise of stock options, the officer sold 117,647 shares of common stock to us at the estimated fair market value price prevailing at that time of $4.25 per share. We recorded compensation expense of $500,000 in connection with the purchase of stock.

Depreciation, depletion and amortization expense for the year ended December 31, 2005 was $1,832,693 compared to $2,077,004 in the year ended December 31, 2004, which amounts represent amortization of the U.S. full cost pool for the year ended December 31, 2005 and 2004, respectively. The decrease was due to lower net production in 2005 as well as an upward revision in net proved reserve estimates during the year.

For the year ended December 31, 2005, no impairment expense was incurred as compared to $2,038,422 for the year ended December 31, 2004. The 2004 impairment write-downs were associated with the Canadian and Australian cost pools. We expensed the costs of drilling dry holes in those areas during 2004 while no such costs associated with unsuccessful wells were incurred in 2005.

Earnings from operations totaled $2,856,537 for the year ended December 31, 2005 compared to a loss of $1,613,830 for the year ended December 31, 2004. The increase in the earnings from operations was due primarily to higher revenues associated with the Magness Well.

Other income for the year ended December 31, 2005 and 2004 consisted of interest income in the amount of $18,969 and $6,548, respectively. The reason for the increase was higher average cash and cash equivalents balances for the 2005 period as compared to 2004.

During the year ended December 31, 2005 and 2004, we incurred interest expense of $217,768 and $402,958, respectively. The lower interest expense in the current year period was due to lower average debt levels. In March 2004, we incurred a cash finders fee of $67,375 to a director associated with the negotiation of a reduction in debt through the conversion of $1,347,500 of long-term debt to equity.

Net income after taxes for the year ended December 31, 2005 was $2,640,471 compared to net loss of $2,077,615 for the year ended December 31, 2004. The increase in net income was primarily due to higher revenues associated with the Magness Well and the impairments expense recorded in the previous period.

Industry Overview for the Year Ended December 31, 2004

The year 2004 saw continued strong natural gas prices as a result of tight supplies of natural gas in the United States. The Houston Ship Channel price, the index price prevailing in the locale of the Madisonville Project, as quoted in Gas Daily as of December 30, 2004, was $5.82 versus $5.76 as of December 31, 2003. Availability of capital, particularly equity capital for junior oil and natural gas companies, continued to show improvement in 2004 and in 2004, we raised $3,479,899 net of issuance costs through equity financing transactions.

Revenue Trend in 2004

The results of operations for the year ended 2004 reflected a full year of production revenues from the Madisonville Project where we had one well on production. Substantially all of our oil and natural gas sales for the year ended December 31, 2004 were derived from our Madisonville Project in Madison County, Texas.

Comparison of Results of Operations for the Years ended December 31, 2004 and 2003

During the year ended December 31, 2004, we had oil and natural gas revenues of $5,825,072. Our net production was 2,316,895 Mcf at an average price of $2.51 per Mcf. During the year ended December 31, 2003, we had oil and natural gas revenues of $2,452,648. Our net production was 1,217,327 Mcf at an average price of $2.01 per Mcf for 2003.

During the year ended December 31, 2004, we incurred lease operating expenses of $780,237. Our average lifting cost for this period was $0.34 per Mcf. During the year ended December 31, 2003, we incurred lease operating expenses of $582,889. Our average lifting cost for this period was $0.48 per Mcf. The reason for the significant decrease in average lifting cost per Mcf was that the Magness Well experienced significantly higher production volumes in 2004 versus 2003.

During the year ended December 31, 2004, we incurred net profits interest expense of $579,590 associated with the Magness Well compared to $225,869 in 2003. This was due to higher revenues associated with the Magness Well in 2004 versus 2003.

General and administrative expenses for the year ended December 31, 2004 were $1,963,649 compared to $1,259,269 for 2003. This represents a $704,380 or a 56% increase over the prior year period. The primary reason for the increase was a $500,000 non-cash charge associated with stock-based compensation. During 2004 we issued 500,000 shares of our common stock for cash proceeds of $500,000 in connection with the exercise of stock options by an officer and director. Concurrent with the exercise of stock options, the officer sold 117,647 shares of common stock to us at the estimated fair market value price at that time of $4.25 per share. We recorded compensation expense of $500,000 in connection with the purchase of stock. The balance of the increase was due to additional employees and salary increases.

Depreciation, depletion and amortization expense for the year ended December 31, 2004 was $2,077,004 compared to $798,555 for 2003, substantially all of which represents amortization of the U.S. full cost pool for the respective periods. The increase was due to higher depletion expense associated with the Magness Well due to higher production in 2004 versus 2003.

For the years ended December 31, 2004 and 2003, we incurred impairment expense of $2,038,422 and $473,496, respectively. The 2004 impairment write-downs were associated with the Canadian and Australian cost pools while the 2003 impairment write-down was due to the expiration of Permit #386 in Australia. We expensed the costs of drilling dry holes in Canada and Australia during 2004. The impairment charge in 2003 relates to the costs capitalized in connection with an exploration permit which expired during 2003.

Loss from operations totaled $1,613,830 for the year ended December 31, 2004 compared to a loss of $887,430 for 2003. The increase in the loss from operations was due to higher impairments and depletion expenses.

Other income for the year ended December 31, 2004 and 2003 consisted of interest income in the amount of $6,548 and $4,769, respectively. The reason for the increase was higher average cash and cash equivalents balances for the 2004 period as compared to 2003.

During the years ended December 31, 2004 and 2003, we incurred interest expense of $402,958 and $802,031, respectively. The higher interest expense in the prior year period was due to short-term borrowings which were incurred to drill and complete the injection well and equipment for production of the Magness Well. In 2004, we incurred debt conversion expense of $67,375 associated with the conversion of $1,347,500 of long-term debt to equity.

Net loss for the year ended December 31, 2004 was $2,077,615 compared to a loss of $1,684,692  for the year ended December 31, 2003. The increase in net loss was primarily due to higher impairments and depletion.

Industry Overview for the Year Ended December 31, 2003

The year 2003 saw a continued recovery in natural gas prices as a result of a general economic recovery and increasingly tight supplies of natural gas in the United States. The Houston Ship Channel price, the index price prevailing in the locale of the Madisonville Project, as quoted in Gas Daily as of December 31, 2003 was $5.76 versus $4.76 as of December 31, 2002, a 21% increase. Availability of capital, particularly equity capital for junior oil and natural gas companies, continued to show improvement in 2003. As a result, in 2003, we raised $7,573,691 through equity financing transactions, which we used to significantly reduce our short-term debt and improve our cash and net working capital position.

Revenue Trend in 2003

Commencing in May 2003, we placed our Madisonville Project into production. Substantially all of our oil and natural gas sales for the year ended December 31, 2003 were derived from our Madisonville Project in Madison County, Texas.

Comparison of Results of Operations for the Years Ended December 31, 2003 and 2002

During the years ended December 31, 2003 and 2002, we had natural gas revenues of $2,452,648 and $21,659, respectively. Our net production was 1,217,327 Mcf at an average price of $2.01 per Mcf for 2003 and 14,737 Mcf at an average price of $1.47 per Mcf for 2002.

General and administrative expenses for the year ended December 31, 2003 were $1,259,269 compared to $856,491 for the year ended December 31, 2002. This represents a $402,778 or a 47% increase in 2003 compared to 2002. The primary reasons for the increase in 2003 were (a) an audit expense increase of approximately $100,000; (b) an increase in insurance expense of approximately $32,000; (c) an increase in salary expense of approximately $134,000 related to the addition of two new employees and salary increases for existing employees; (d) an increase in legal and professional services of approximately $60,000; and (e) an increase in travel expenses of $21,000.

During the year ended December 31, 2003, we incurred net profits interest expense of $225,869 associated with the Magness Well compared to $0 in 2002. This was due to the fact that the Magness Well did not commence production until May 2003.

Depreciation and depletion expense for the years ended December 31, 2003 and 2002 were $798,555 and $5,138, respectively. The primary reasons for the $793,417 increase were the expenses related to the Magness Well which commenced production in May 2003.

For the years ended December 31, 2003 and 2002, we incurred impairment expense of $473,496 in 2003, but no impairment expense was incurred in 2002. The 2003 impairment write-downs related to the costs capitalized in connection with the expiration of Permit #386, an exploration permit in Australia, which expired during 2003.

Loss from operations totaled $887,430 for the year ended December 31, 2003 compared to $859,925 for the year ended December 31, 2002. The primary reasons for the increase in the loss were the increases in general and administrative expenses and impairment expense experienced in 2003 which offset the revenues from the Magness Well.

Other income for the year ended December 31, 2003 consisted of interest income in the amount of $4,769 compared to $953 for the year ended December 31, 2002. The reason for the increase in 2003 was higher average cash balances in 2003 versus 2002.

During the year ended December 31, 2003, we incurred interest expense of $802,031 ($425,508 in 2002), most of which in both years related to short and long-term indebtedness incurred in connection with activities in the Madisonville Project. We had a higher average level of indebtedness in 2003 as compared to 2002 resulting in higher interest expense for 2003.

Net loss for the year ended December 31, 2003 was $1,684,692 compared to $1,284,480 for the year ended December 31, 2002. The increase in net loss in 2003 was primarily due to significantly higher interest expense in 2003 compared to 2002, as well as the impairment write-down in 2003.

Recent Developments

On June 7, 2006, we loaned $1,000,000 to G. Carter Sedanoui, a shareholder, evidenced by an 8% short term promissory note with a maturity date on March 31, 2007. The note may be repaid at any time without penalty. In the event the note is not repaid by the maturity date, we have full recourse against Mr. Sednaoui. In addition, Mr. Sednaoui has granted us a security interest in 564,120 shares of our common stock which he owns. See “Certain Relationships and Related Party Transactions.”

On June 1, 2006, we, through our subsidiary Redwood LP, entered into a binding preliminary settlement agreement with respect to two lawsuits to which we were a party—the Miller Lawsuit and the Mejlaender Lawsuit. See “Legal Proceedings.”  Under the terms of the settlement, Redwood LP shall pay the plaintiffs $1,100,000 in cash upon the closing of the settlement, execute a 6% promissory note in the amount of $900,000 secured by Redwood LP’s interest in the Magness Well, and assign the Miller Plaintiffs overriding royalty interests of 2% in the Magness Well, 2% in the Fannin Well, 0.75% in the Wilson Well, and 0.5%, 0.3% and 0.2% in the first, second and third wells, respectively, in the event these wells are drilled and completed by Redwood LP below the Rodessa-Sligo Interval. The plaintiffs shall assign to Redwood LP any and all ownership interests they may have had in the Madisonville Prospect below the top of the Rodessa-Sligo Interval and convey all of their overriding royalty interests in the Madisonville Prospect in the Rodessa-Sligo Interval and below.

Liquidity and Capital Resources

We had a working capital surplus of $7,587,193 at March 31, 2006, as compared to capital deficit of $1,855,573 and $6,002,989 at December 31, 2005 and December 31, 2004, respectively. The Company’s working capital increased during three months ended March 31, 2006 due primarily to GeoPetro’s equity financings in the first quarter of 2006.

We have financed our business activities through March 31, 2006 principally through issuances of common shares, promissory notes and common share purchase warrants in private placements and a public offering in Canada. These financings are summarized as follows:

	Three Months Ended	Years Ended December 31,
	March 31, 2006	2005	2004	2003
	(unaudited)
Cash flows from Financing Activities:
(Increase) decrease in deposit in trust	$(10,867,849)	$—	$—	$—
(Increase decrease in restricted cash	(2,000,075)	—	—	—
Proceeds from sale of common shares, option and warrant exercises, net	14,453,657	4,727,824	3,479,899	2,417,906
Proceeds from sale of preferred shares and warrants, net	—	—	—	5,155,785
Payments of preferred dividends	(130,537)	(529,397)	(529,363)	(258,873)
Proceeds from convertible note, net	—	—	—	50,000
Repayments of convertible note, net	—	—	—	(150,000)
Proceeds from promissory notes, net	1,000,000	—	2,075,000	1,000,000
Payments of loan fee	(30,000)	—	—	—
Repayments of promissory notes	—	(4,781,807)	(1,158,569)	(748,229)
Repayments of related party notes	—	—	—	(490,000)
Repayments of Magness Injection note	—	—	—	(875,000)
Deferred offering costs	881,159	(730,906)	(150,255)	—
Purchase of treasury stock	—	(592,435)	—	—
Net cash provided by (used in) financing activities	$3,306,355	$(1,906,721)	$3,716,712	$6,101,589

The net proceeds of the private placements have been primarily invested in oil and natural gas properties totaling $6,423,659, $5,602,741, $9,171,589, and $4,228,884 for the three months ended March 31, 2006 and for the years ended December 31, 2005, 2004, and 2003, respectively.

On May 31, 2005, we paid the remaining balance of $962,780 plus accrued but unpaid interest of $4,431 on a note to G. Carter Sednaoui dated July 19, 2004. See “Certain Relationships and Related Party Transactions.”

In October 2005, we sold our 40% interest in Continental-GeoPetro (Yapen ) Ltd. for cash proceeds of $2.4 million. Our cost basis in Continental-GeoPetro (Yapen ) Ltd. was $698,000. The sale of the interest was recorded as a reduction of the capitalized cost pool for the Indonesian properties. We utilized the cash proceeds to repay indebtedness during the fourth quarter of 2005. On October 27, 2005, we repaid the remaining principal balance of $1,260,292 plus accrued but unpaid interest of $8,287 on the Rolling Hill Promissory Note dated October 18, 2002, as well as the unsecured promissory note dated September 30, 2004 with a remaining principal balance of $475,000 and accrued but unpaid interest of $9,058 to Patricia S. Cayce. See “Certain Relationships and Related Party Transactions.”

Our cash balance at March 31, 2006 was $1,191,534 compared to a cash balance of $914,826 at December 31, 2005. The change in our cash balance is summarized as follows:

Cash balance at December 31, 2005	$914,826
Sources of cash:
Cash provided by operating activities	3,394,012
Cash provided by financing activities	3,306,355
Total sources of cash including cash on hand	7,615,193
Uses of cash:
Cash used in investing activities:
Oil and natural gas property expenditures	(6,423,659)
Total uses of cash	(6,423,659)
Cash balance at March 31, 2006	$1,191,534

The cash balance of $1,191,534 at March 31, 2006 does not include: (i) deposits in trust of $10,867,849 which were received into the Company’s cash accounts on April 3, 2006 pursuant to the initial public offering described below, and (ii) restricted cash of $2,000,075 that represents proceeds from the issuance of flow-through shares which must be expended toward Canadian exploration expense as defined in subsection 66.1(6) of the Tax Act of Canada.

During January and February 2006, we conducted a private placement of common shares to accredited investors. We issued 927,314 common shares at $3.50 per share for gross cash proceeds of $3,245,600 (net of $3,123,408).

On January 31, 2006, we borrowed $1,000,000 from Pinehill Capital Inc. pursuant to an 8% promissory note with a maturity date of January 31, 2007. We issued 150,000 shares at $3.50 per share of no par voting common stock warrants with an expiration date on January 31, 2009 to Pinehill Capital Inc., as well as a $30,000 loan origination fee. The fair market value of the warrants on the date of issuance, $182,390, as well as the $30,000 loan origination fee, was recorded as a debt discount and is being amortized over the life of the promissory note. As of March 31, 2006, the unamortized debt discount was $176,992. In the event this note is not repaid by the maturity date, and unless an extension thereof is mutually agreed to, then we have agreed that we shall dedicate 5% of our net cash flow from the Madisonville Field toward the unpaid principal amount and all accrued and unpaid interest thereon, until such amounts are paid in full. Net cash flow for purposes of this provision means gross revenues received by us less royalties, production taxes and net profits interest expense.

On March 30, 2006, we completed an initial public offering pursuant to a final prospectus under the securities laws of each of the provinces of Canada, which consisted of 3,730,021 common shares from our treasury at an issue price of $3.50 per common share and 519,500 common shares issued on a “flow-through” basis under the Income Tax Act of Canada at an issue price of $3.85 per common share for aggregate gross proceeds of $15,055,149. We intend to use the net proceeds of the offering to fund development drilling of proven and probable natural gas reserves associated with the Madisonville Project and to conduct exploration and appraisal activities on our other projects in the United States, Canada and Indonesia.

It is required that we expend $2,000,075 of the proceeds realized from the Canadian offering from the issuance of 519,500 “flow-through” shares toward Canadian exploration expense pursuant to Canadian tax law. Canadian exploration expense generally means, but is not limited to, the drilling of exploratory wells in Canada. Pursuant to the terms of our agreement with the subscribers of the “flow-through” shares, we must renounce the tax deductions which would result from these expenditures and pass the deductions through to the holders of these shares. We must incur these expenditures by the end of our fiscal year ended December 31, 2007.

We believe that our current cash and cash equivalents, the net proceeds received from our Canadian initial public offering which closed in March 2006, and anticipated cash flow from operations will be sufficient to meet our working capital, capital expenditures and growth strategy requirements for the 2006 and 2007 periods.

Contractual Obligations

A summary of our contractual obligations as of December 31, 2005  is provided in the following table.

	Payments Due By Period(6)
Contractual Obligations at December 31, 2005	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations(1)	$237,722	$69,466	$155,200	$13,056	$0
Production sharing contract(2)	800,000	400,000	400,000	0	0
Madisonville Field drilling obligation(3)	23,000,000	13,000,000	10,000,000	0	0
Cook Inlet Alaska work program(4)	3,568,063	0	3,568,063	0	0
Canadian flow-through shares(5)	2,000,075	0	2,000,075	0	0
Total	$29,605,860	$13,469,466	$16,123,338	$13,056	$0

(1)          Lease for our principal executive office located at One Maritime Plaza, Suite 700, San Francisco, CA 94111.

(2)          We have work program commitments associated with our participation net to our 40% working interest in the Bengara II PSC (production sharing contract) in Indonesia. These work program commitments must be met in order to maintain the production sharing contract in effect.

(3)          We have committed to a three well drilling program to facilitate the expansion of the gas treatment plant. The commitment, subject to events of force majeure, including, but not limited to rig availability, requires us to commence the drilling of a well sufficient to test the Rodessa Formation and complete the well if commercial on or before March 1, 2006 and the drilling and completion, if commercial, of a second Rodessa Formation well on or before August 1, 2006. Due to lack of rig availability, we did not commence drilling the first required Rodessa Formation well, the Wilson Well, until March 2006. We did not incur any penalty by invoking force majeure. The Wilson Well has been drilled to a total depth of 12,300 feet in the Rodessa Formation. We commenced drilling its second required well, the Mitchell Well, in April 2006. The commitment further requires us to commence the drilling of a third well sufficient to test the Smackover Formation (estimated to be encountered at approximately 18,000 feet) on or before September 30, 2008. We have granted MGP a security interest in the Madisonville Field properties to secure the three well commitment. The security interest shall be subordinated to any third party lender in the event we secure future debt against the property. MGP granted us a security interest in the Madisonville Field Gas Treatment Plant to secure their obligation to expand the capacity of the facilities.

(4)          Within three years from the date of receipt of assignment of the 100% working interest in the leases in our Cook Inlet Alaska CBM Project, we have the option to conduct a $2.5 million work program consisting of, but not limited to, a multiple test well drilling program on the leases over a three-year period, and, after completion of the work program and an evaluation of the results, to remit the final additional acreage consideration of $10 per acre for the leases estimated at approximately $1,068,000. The Cook Inlet Option provides that if we fail to pay the lease consideration when due, fail to perform the work program or otherwise default under the Cook Inlet Option, we shall forfeit our interest and reassign the leases to Pioneer with no further liability to us.

(5)          It is required that we expend $2,000,075 of the proceeds realized from the Canadian offering from the issuance of 519,500 “flow-through” shares toward Canadian exploration expense pursuant to Canadian tax law. Canadian exploration expense generally means, but is not limited to, the drilling of exploratory wells in Canada. Pursuant to the terms of our agreement with the subscribers of the “flow-through” shares, we must renounce the tax deductions which would result from these expenditures and pass the deductions through to the holders of these shares. We must incur these expenditures by the end of our fiscal year ended December 31, 2007.

(6)          This table does not include the liability for dismantlement, abandonment and restoration costs of oil and gas properties. Effective with the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” we recorded a separate liability for the fair value of this asset retirement obligation. See Note 2 of the Notes to Consolidated Financial Statements for further discussion.

In addition to the above commitments, we are subject to prior work commitments, for the eight-year period ended December 3, 2005, requiring total expenditures of $9,200,000 net to our 40% working interest in the Indonesian contract area. As of December 31, 2005, we had met approximately $2,100,000 of the $9,200,000 required expenditures, leaving an approximate $7.1 million shortfall. BP Migas, the applicable governing authority has granted a deferral of the prior years’ commitments until December 2006. We plan to farm out a portion of our interest in the Bengara II PSC to third parties so that the work program commitments, or a portion thereof, will be borne by such third parties. Although we are in discussions with several parties regarding potential farmouts of the Bengara II PSC, no definitive farmout agreements have been reached and there is no assurance that such agreements will be secured. If we do not satisfy the above work expenditure commitments, and provided the applicable governing authority does not grant any further deferrals of those commitments, we may be compelled to relinquish our interest in the contract area. In the event we relinquish our interest, we will record an impairment expense equal to the costs which have been capitalized in connection with the contract area. As of March 31, 2006, we have capitalized costs totaling approximately $375,000 with respect to the contract area.

The above amounts do not include program commitments for our Exploration Permit (EP) 408. The program commitments for EP 408 have been substantially met and require no further significant expenditures.

Other than the above commitments, the timing of most of our capital expenditures is discretionary. We have no material long-term commitments associated with our capital expenditure plans or operating agreements. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The level of capital expenditures will vary in future periods depending on the success we experience on planned exploratory and appraisal drilling activities, natural gas and oil price conditions and other related economic and political factors. Accordingly, we have not yet prepared an estimate of capital expenditures for periods beyond 2006.

On January 31, 2006 we borrowed $1,000,000 from Pinehill Capital Inc. pursuant to an 8% promissory note with a maturity date of January 31, 2007. In the event this note is not repaid by the maturity date, and unless an extension thereof is mutually agreed to, then we have agreed that we shall dedicate 5% of our net cash flow from the Madisonville Field toward the unpaid principal amount and all accrued and unpaid interest thereon, until such amounts are paid in full. Net cash flow for purposes of this provision means gross revenues received by us less royalties, production taxes and net profits interest expense.

Income Taxes

As of December 31, 2005, we had net operating loss (NOL) carryforwards of approximately $15,900,000 for federal income tax purposes beginning to expire in 2010 and $8,400,000 for state income tax purposes which began to expire in 2005.

A significant change in our ownership may limit our ability to use these NOL carryforwards. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires that the tax benefit of such net operating loss be recorded as an asset. At December 31, 2005, we had net deferred tax assets of approximately $4.06 million related to the NOL and other temporary differences. We have recorded a full valuation allowance of $4.06 million at December 31, 2005, due to uncertainties surrounding the realizability of the deferred tax asset.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Financial Instruments

We currently have no natural gas price financial instruments or hedges in place. Similarly, we have no financial derivatives. Our natural gas marketing contracts use “spot” market prices. Given the uncertainty of the timing and volumes of our natural gas production this year, we do not currently plan to enter into any long term fixed-price natural gas contracts, swap or hedge positions, other gas financial instruments or financial derivatives in 2006.

Outlook for 2006 and 2007

Depending on capital availability, we are forecasting capital spending of up to approximately $22.0 million in 2006 and 2007, allocated as follows:

1.                Madisonville Project, Madison County, Texas. Approximately $14.0 million will be expended in the Madisonville Field area as follows: $13,000,000 to drill and complete two Rodessa Formation development well locations, and $1,000,000 to be utilized for land acquisition, engineering and permitting.

2.                Alaska Cook Inlet Project, up to approximately $3.0 million will be expended for the drilling of pilot program wells.

3.                Bengara Block, East Kalimantan, Indonesia. Up to approximately $3.0 million will be expended towards a drilling program in the Bengara Block.

4.                Central Alberta Reef Project. Up to approximately $2.0 million will be expended to drill exploratory wells and acquire 3-D seismic data.

Management may, in its discretion, decide to allocate resources towards other projects in addition to, or in lieu of, those listed above should other opportunities arise and as circumstances warrant.

We expect commodity prices to be volatile, reflecting the current tight supply and demand fundamentals for North American natural gas and world crude oil. Political events around the world, which are difficult to predict, will continue to influence both oil and gas prices. Higher prices for oil and gas often lead to higher levels of activity which in turn lead to higher costs to explore, develop and acquire oil and gas reserves. These higher costs could affect the returns on our capital expenditures. Higher crude prices could also help keep natural gas prices high by keeping alternative fuels, such as heating oil and residual fuel, expensive.

Impact of Inflation & Changing Prices

As the following table illustrates, average sales prices of natural gas have doubled in the past three years. This has led to an increase in revenues and earnings from operations:

	FOR THE YEARS ENDED DECEMBER 31
	2005	2004(1)	2003(2)
Average Sales Prices per Mcf	4.01	2.51	2.01
Production volume Mcf	1,991,105	2,316,895	1,217,327
Revenues	$7,975,990	$5,825,072	$2,452,648
Earnings (loss) from operations	$2,856,537	$(1,613,830)	$(887,430)

(1)          Includes $2,038,422 impairment expense

(2)          Includes $473,496 impairment expense

We are highly dependent upon natural gas pricing. A material decrease in current and projected natural gas prices could impair our ability to raise additional capital on acceptable terms. Likewise, a material decrease in current and projected natural gas prices could also impact our revenues and cash flows. This could impact our ability to fund future activities.

Changing prices have had a significant impact on costs of drilling and completing wells, particularly in the Madisonville Field area where we are currently the most active. The estimated cost of drilling and completing a Rodessa formation well at approximately 12,300 feet of depth has increased from $3.0 million to $6.5 million in 2006 due to higher costs associated with tubular goods, well equipment, and day rates for drilling contracts, among other factors. These higher costs have impacted and will continue to impact our income from operations in the form of higher depletion expense.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Risk.   Our major commodity price risk exposure is to the prices received for our natural gas production. Realized commodity prices received for our production are the spot prices applicable to natural gas in the East Texas region. Prices received for natural gas are volatile and unpredictable and are beyond our control. For the year ended December 31, 2005, a 10% change in the prices received for natural gas production would have had an approximate $800,000 impact on our revenues.

Currency Translation Risk.   Because our revenues and expenses are primarily in U.S. dollars, we have little exposure to currency translation risk, and, therefore, we have no plans in the foreseeable future to implement hedges or financial instruments to manage international currency changes.

Critical Accounting Estimates

Our consolidated financial statements have been prepared by management in accordance with U.S. GAAP.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Management believes the most critical accounting policies that may have an impact on our financial results relate to the accounting for oil and gas properties. Amortization, abandonment costs and full cost ceiling limitation write-downs are all based on numerous estimates, many of which are beyond management’s control. Reserves valuation is central to much of the accounting for an oil and gas company as described below.

Significant accounting policies are contained in Note 2 to the consolidated financial statements. A summary of unaudited supplementary oil and gas reserve information is contained in Note 12 to the consolidated financial statements.

The following discusses the accounting estimates that are critical in determining the reported financial results:

Oil and Gas Properties—We follow the full cost method of accounting for oil and gas producing activities as prescribed by U.S. GAAP and, accordingly, capitalize all costs incurred in the acquisition, exploration, and development of proved oil and gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and lease rentals. All general corporate costs are expensed as incurred. In general, sales or other dispositions of oil and gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded. Amortization of evaluated oil and gas properties is computed on the units of production method based on all proved reserves on a country by country basis. Unevaluated oil and gas properties are assessed for impairment either individually or on an aggregate basis. The net capitalized costs of evaluated oil and gas properties (full cost ceiling limitation) are not to exceed their related estimated future net revenues discounted at 10%, and the lower of cost or estimated fair value of unproved properties, net of tax considerations.

Reserves—We engage independent petroleum engineering consultants to evaluate our reserves. Reserves, future production profiles, and net revenues are estimated by independent professional reservoir engineering firms. While we engage qualified reservoir engineering firms, their estimates are inherently uncertain, involve numerous assumptions that may not be realized, and predict asset values that may not be indicative of the true market value of the assets evaluated. As a result of the inherent uncertainties and changing technical and economic assumptions, reserve estimates are subject to revisions that can materially impact our results.

Asset Retirement Obligation—We provide for the estimated site restoration and abandonment costs of tangible long-lived assets using a fair value method, which approximates the cost a third party would incur in performing the tasks necessary to retire such assets. The reported liability is a discounted amount. The amount of the liability is affected by factors such as the number of wells, the timing of the expected expenditures and the discount factor. These estimates will change and the revisions could impact the amortization rates.

Stock Based Compensation—The Company has a stock- based compensation plan that allows employees to purchase common shares of the Company. Option exercise prices approximate the market price for the common shares on the date the options were issued. Options granted under the plan are generally fully exercisable after five years and expire five to ten years after the grant date. Under U.S. GAAP, prior to 2006, the Company elected not to expense compensation cost for stock-based employee compensation at fair value but did disclose the impact of the fair value accounting of employee stock options in Note 2 to the annual audited consolidated financial statements. GeoPetro adopted Statement of Financial Accounting Standards No. 123(R) (“Statement 123R”) on January 1, 2006, which is the beginning of its first interim period following the effective date of Statement 123R. GeoPetro has applied the modified prospective method of adoption, and accordingly, the financial statements for GeoPetro’s prior interim periods and fiscal years will not reflect any restated amounts. GeoPetro has recorded $16,616 of stock-based employee compensation for the three months ended March 31, 2006 in connection with the portion of previously granted employee stock options that vest on or after January 1, 2006. The impact of the fair value accounting of employee stock options is estimated on the date of grant using the Black-Scholes option pricing model with assumptions for: risk free interest rates, expected dividend yields, expected life of the options from the date of grant, and expected volatility.

BUSINESS

We were incorporated in the State of Wyoming in August 1994 under the name GeoPetro Company as an oil and gas exploration, development and production company. In June 1996, we merged with our wholly-owned subsidiary, GeoPetro Resources Subsidiary Company, a California corporation, and the resulting merged company is incorporated in the state of California under the California General Corporation Law under the name GeoPetro Resources Company.

Our principal and registered office is located at One Maritime Plaza, Suite 700, San Francisco, California, USA 94111.

Intercorporate Relationships

We hold 100% of the shares of Redwood Energy Company, a Texas corporation, “Redwood.”  Redwood is the general partner of, and holds a 5% interest in, Redwood Energy Production, L.P., “Redwood LP”, a Texas limited partnership. We are the sole limited partner of Redwood LP and own the remaining 95% partnership interest in Redwood LP.

In addition, we hold a 40% interest in Continental-GeoPetro (Bengara II) Ltd., “C-G Bengara” which is a British Virgin Islands company and a 50% interest in CG Xploration Inc., “CG Xploration”, which is a Delaware corporation.

We also hold 100% of the shares of GeoPetro Canada Ltd., “GeoPetro Canada”, an Alberta company, and 100% of the shares of GeoPetro Alaska LLC “GeoPetro Alaska”, an Alaska limited liability company.

GENERAL DEVELOPMENT OF THE BUSINESS

During the past five years, we have conducted leasehold acquisition, exploration and drilling activities on our North American, Australian and Indonesian prospects. These projects currently encompass approximately 1.56 million gross (645,115 net) acres, consisting of mineral leases, production sharing contracts and exploration permits that give us the right to explore for, develop and produce oil and natural gas. Most of these properties are in the exploration, appraisal or development phase and have not begun to produce revenue from the sale of oil and natural gas. Excluding minor interest and dividend income, our only cash inflows until 2003 were the recovery of capital invested in projects through sale or other divestiture of interests in oil and gas prospects to industry partners.

In December 2000, we acquired working interests in oil and natural gas leases in the Madisonville Field in Madison County, Texas, including interests in the Rodessa Formation. Also included in the acquisition was the Magness Well, an existing well that had been drilled, cased and production tested in the Rodessa Formation. In October 2001, we re-completed and tested the Magness Well over a 12-day period on various choke sizes. In October 2002, we drilled, completed and successfully tested an injection well to dispose of waste products resulting from the treating process for gas produced from the Rodessa Formation. The Madisonville Field gas treatment plant and associated pipelines, which were built specifically for this project, were placed into service in May 2003, and the Magness Well began production in late May 2003. Since 2003, substantially all of our revenue has been generated from natural gas sales derived from the Madisonville Field. The Madisonville Project is expected to be our primary source of revenue in 2006 and 2007. The first development well in the Madisonville Field, the Fannin Well, was drilled in 2004 and was tested at rates of up to 25.7 MMcf/d with a flowing tubing pressure of 3,700 pounds per square inch. In 2006, we drilled the Wilson and Mitchell wells. Presently, the Fannin and Magness wells are producing at a combined restricted rate of approximately 16.5 MMcf/d while the Wilson and Mitchell wells are shut-in awaiting completion and testing. We own a 100% working interest in the four wells. Historically, our wells have been production constrained by the gas treatment plant at the Madisonville Field, which presently has a treating capacity limit of approximately 18,000 Mcf per day. We have entered into an agreement with the plant owner, MGP, an unaffiliated third party, which provides, among other things, that MGP will expand the treating capacity of the plant from 18,000 to 68,000 Mcf per day to treat additional volumes from our producing wells. We expect the expanded capacity of the treatment plant to be available in January 2007; however, there is no guarantee that the expansion will be completed by that date. We expect the majority of our capital expenditures in 2006 and 2007 to be the costs of drilling and completing wells in the Madisonville Field.

As of June 28, 2006 we have 27,348,758 shares of common stock, and 1,890,710 shares of Series AA preferred stock outstanding as a result of raising approximately $46 million of equity, net of offering costs, by way of private placements and a public offering in Canada. These funds have been used primarily to acquire, explore and develop our oil and natural gas prospects.

On March 30, 2006, we completed an initial public offering in Canada, which consisted of 3,730,021 shares of common stock at an issue price of $3.50 per share and 519,500 shares of common stock issued on a “flow-through” basis under the Income Tax Act (Canada) at an issue price of $3.85 per share for aggregate gross proceeds of $15,055,149. The sale of our common stock was conducted (a) outside the United States pursuant to the exemption from registration provided by Regulation S, and (b) within the United States only in accordance with an applicable exemption from the registration requirements of the 1933 Securities Act. We intend to use the net proceeds of the offering to fund development drilling of proven and probable natural gas reserves associated with the Madisonville Project and to conduct exploration and appraisal activities on our other projects in the United States, Canada and Indonesia.

Growth Strategy

Our strategy is to maximize shareholder value through the development of oil and natural gas prospects. To carry out this philosophy we employ the following business strategies:

•       identify and pursue potential projects which individually have the potential to be “company makers” which we define as projects which could generate a minimum unrisked net present value of $50 million net to our interest using a 10% discount factor;

•       perform geological, engineering and geophysical evaluations;

•       gain control of key acreage;

•       generate high quality drillable exploration and development prospects;

•       retain a large working interest in those projects which involve low risk development, exploitation or appraisal of proven, probable and possible reserves; and

•       minimize early investment and exploration risk in higher risk exploratory prospects through farmouts to other oil and natural gas companies and maintain meaningful interests with a “carry” through the exploration phase.

Risks Associated With Foreign Operations

Our business activities in Indonesia, Australia, Canada and the United States are subject to political and economic risks, including: loss of revenue, property and equipment as a result of unforeseen events like expropriation, nationalization, war, terrorist attacks and insurrection; risks of increases in import, export and transportation regulations and tariffs, taxes and governmental royalties; renegotiation of contracts with governmental entities; changes in laws and policies governing operations of foreign-based companies in Indonesia; exchange controls, and numerous other factors. While we expect these risks are greater in Indonesia, especially political risk, any one or more of such political or economic conditions could change in the United States, Canada or Australia to our detriment. For a related discussion of the risks attendant with foreign operations, see “Risk Factors.”

Regulations

Domestic exploration for, and production and sale of, oil and gas are extensively regulated at both the federal and state levels. Our business is and will be directly or indirectly affected by numerous governmental laws and regulations applicable to the energy industry, including:

•        Federal environmental laws and regulations

•        State environmental laws and regulations

•        Local environmental laws and regulations

•        Conservation laws and regulations

•        Tax and other laws and regulations pertaining to the energy industry

Legislation, rules and regulations affecting the oil and gas industry are under constant review for amendment or expansion, frequently increasing the regulatory burden. Any changes in the existing legislation, rules or regulations could adversely affect our business. The regulatory burdens are often costly to comply with and carry substantial penalties for failure to comply.

As of June 28, 2006, we have re-completed an existing well and drilled three additional production wells and an injection well in the Madisonville Project as operator. In addition, we may drill oil, gas and disposal wells in the future as the operator and will be required to obtain local government and other permits to drill such wells. There can be no assurance that such permits will be available on a timely basis or at all. Texas and other states have statutes or regulations pertaining to conservation matters which, among other matters, regulate the unitization or pooling of gas properties and the spacing, plugging and abandonment of such wells and set limits on the maximum rates of natural gas that can be produced from gas wells.

Our operations and activities are subject to numerous federal, state and local environmental laws and regulations. These laws and regulations:

•        Require the acquisition of permits

•        Restrict the type, quantities and concentration of various substances that can be discharged into the environment

•        Limit or prohibit drilling and other activities on wetlands and other designated, protected areas

•        Regulate the generation, handling, storage, transportation, disposal and treatment of waste materials

•        Impose criminal or civil liabilities for pollution resulting from oil and natural gas operations

We expect that with the increase in our exploratory and development activities, the impact of environmental laws and regulations on our business and operations will also increase. We may be required in the future to make substantial outlays of money to comply with environmental laws and regulations. Additional changes in operating procedures and expenditures to comply with future environmental laws cannot be predicted.

Other than our U.S. projects, we do not operate oil and gas properties in which we own an interest. In those instances, we are not in the position to exert direct control over compliance with most of the rules and regulations discussed above. We are substantially dependent on the operators of our non-operated oil and gas properties to monitor, administer and oversee such compliance. The failure of the operator to comply with such rules and regulations could result in substantial liabilities to us.

As the operator of the Madisonville Project, among other various environmental laws and regulations, we will be subject to the U.S. Comprehensive Environmental Response, Compensation and Liability Act

(“CERCLA”) and any comparable legislation adopted by Texas which imposes strict, joint and several liability on owners and operators of properties and on persons who dispose or arrange for the disposal of “hazardous substances” found on or under the sites of such properties. Under CERCLA, one owner, lessee or other party, having responsibility for and an interest in a site requiring cleanup may, under certain circumstances, be required to bear a disproportionate share of liability for the cost of such cleanup if payments cannot be obtained from other responsible parties. The Resource Conservation and Recovery Act (“RCRA”) and comparable rules adopted by Texas and other states regulate the generation, management and disposal of hazardous oil and gas waste.

The Texas Railroad Commission has been delegated the responsibility and authority to regulate and prevent pollution from oil and gas operations, including the prevention of pollution of surface or subsurface water resulting from the drilling of oil and gas wells and the production of oil and gas. In addition to regulating the generation, management and disposal of hazardous oil and gas waste, the Texas Railroad Commission has been delegated authority to regulate underground hydrocarbon storage, saltwater disposal pits and injection wells.

The drilling of oil and gas wells in Texas requires operators to obtain drilling permits, file an organization report and a performance bond or other form of financial security, such as a letter of credit, and obtain a permit to maintain pits to store and dispose of drilling fluids, saltwater and waste as well as other types of pits for other purposes. The issuance of such permits is conditioned upon the Texas Railroad Commission’s determination that these pits will not result in waste or pollution of surface or subsurface water.

Other states in which we have an interest in oil and gas properties may impose similar or more stringent regulations than imposed under CERCLA or RCRA.

In re-completing the existing well on the Madisonville Project, we were required to drill a well for injection or disposal of produced waste gas from wells. Injection wells are subject to regulation under the Safe Drinking Water Act (“SDWA”) and the regulations and procedures which have been adopted by the Environmental Protection Agency (“EPA”) under that Act. Generally, enforcement procedures under the SDWA are administered by the EPA unless such authority has been delegated by the EPA to a state which has primary enforcement responsibility based on the EPA’s determination that the state has adopted drinking water regulations no less stringent than the national primary drinking water regulations and meets certain other criteria. Underground injection wells not used for the underground injection of natural gas for storage are generally unlawful and subject to penalties under the SWDA unless authorized by:

•        permit issued by the EPA or a state having primary enforcement responsibility, or

•        rule pursuant to an underground injection control program established by a state or the EPA.

The regulatory burden on the natural gas and oil industry increases our cost of doing business and affects our financial condition. Future developments, such as stricter requirements of environmental or health and safety laws and regulations affecting our business or more stringent interpretations of, or enforcement policies with respect to, such laws and regulations, could adversely affect us. To meet changing permitting and operational standards, we may be required, over time, to make site or operational modifications at our facilities, some of which might be significant and could involve substantial expenditures. There can be no assurance that material costs or liabilities will not arise from these or additional environmental matters that may be discovered or otherwise may arise from future requirements of law.

Overseas Regulations

We own working interests in oil and gas prospects located in Australia and Indonesia. We have farmed out our interest in some of these prospects to third parties, and other parties are operators of these properties. In exploring for, drilling and developing such properties, these operators will be required to comply with the environmental, conservation, tax and other laws and regulations of Australia and Indonesia. The Native Title Act of 1993, an Australian law, may affect our ability to gain access to prospective exploration areas or obtain production title on our Australian properties. In addition, if Native Title claims are filed in the future, we may be required to make payments to settle such claims.

Technology

We participate in projects utilizing economically feasible exploration technology in our exploration and development activities to reduce risks, lower costs, and more efficiently produce oil and gas. We believe that the availability of cost effective 2-D and 3-D seismic data makes its use in exploration and development activities attractive from a risk management perspective in certain areas.

Briefly, through the use of a seismograph, a seismic survey sends pulses of sound from the surface down into the earth, and records the echoes reflected back to the surface. By calculating the speed at which sound travels through the various layers of rock, it is possible to estimate the depth to the reflecting surface. It then becomes possible to infer the structure of rock deep below the earth’s surface. We evaluate substantially all of our exploratory prospects using 2-D seismic data. In addition, we own approximately 12 square miles of 3-D seismic data covering our leasehold and adjacent lands in the Madisonville Project.

Principal Products

Our principal products are the production of natural gas and crude oil from properties in which we own an interest. Since our inception, we have realized only limited production of natural gas and crude oil from the properties in which we own an interest. We have working interests in various undeveloped oil and gas properties. See “Properties” for a general description of these properties.

During the last three fiscal years, 100% of our revenues have been derived from the sale of natural gas.  Substantially all of our natural gas sales, approximately 99%, have been generated by one producing well, the Magness #1 well, located in the Madisonville Field in East Texas. Natural gas produced by the Magness #1 well is sold at the wellhead where it is delivered to a gathering pipeline and transported to a nearby gas treatment plant where it is treated to remove impurities. The gas is then transported nine miles to one of two common carrier pipelines from which point it is delivered to the greater Dallas, Texas area. The price received for the natural gas is the Houston Ship Channel price index less certain adjustments for the quality of the gas delivered.

We are currently drilling and completing two natural gas wells in our Madisonville Project. These wells are projected to cost $6.5 million each, or $13 million total. These wells will require investment of the majority of our cash and deposits in trust as of March 31, 2006. See “Properties—Texas—Madisonville Project” in this prospectus for a detailed description of the status of these activities.

For financial information regarding our business activities by segment, please see our Financial Statements beginning on page F-1 of this prospectus. Substantially all of our revenue is produced from natural gas sales in the Madisonville Field located in East Texas.

Reserves

The volume of production from oil and natural gas properties generally declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our proved reserves will decline as reserves are produced from our properties unless we are able to acquire or develop new reserves.

Acquisition of Producing Properties

We may supplement our exploration efforts with acquisitions of producing oil and gas properties. We may seek to acquire producing properties that are underperforming relative to their potential.

Patents, Trademarks, Licenses, Franchises and Concessions Held

Permits and licenses are important to our operations, since they allow the search for the extraction of any oil, gas and minerals discovered on the areas covered. See “Properties” for a general description of the permits and licenses under which we operate.

Seasonality of Business

Our business is not seasonal.

Working Capital Items

The majority of our current assets are in the form of cash and deposits in trust received from the sale of natural gas from our Madisonville Project in Texas and from the sale of common stock in private placements. We are required to use this cash to pay for the cost of our operations and activities. See further, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Customers

Substantially all of our revenues to date have been derived from sales by MGP to two customers, Atmos Pipeline-Texas, and ETC Katy Pipeline, Ltd., of natural gas produced from our Madisonville Project in Texas. We have not committed any forward sales of our natural gas. We contract to sell the gas with spot-market based contracts that vary with market forces on a monthly basis.

Competition

The natural gas and oil industry is intensely competitive and speculative in all of its phases. We encounter competition from other natural gas and oil companies in all areas of our operations. In seeking suitable natural gas and oil properties for acquisition, we compete with other companies operating in our areas of interest, including large natural gas and oil companies and other independent operators, which have greater financial resources and in many instances, have been engaged in the exploration and production business for a much longer time than we have. Many of our competitors also have substantially larger operating staffs than we do. Many of these competitors not only explore for and produce natural gas and oil but also market natural gas and oil and other products on a regional, national or worldwide basis. These competitors may be able to pay more for productive natural gas and oil properties and exploratory prospects and define, evaluate, bid for and purchase a greater number of properties and prospects than us. In addition, these competitors may have a greater ability to continue exploration activities during periods of low market prices. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

The prices of our natural gas production are controlled by market forces. However, competition in the natural gas and oil exploration industry also exists in the form of competition to acquire leases and obtain favorable transportation prices. We are relatively small and may have difficulty acquiring additional acreage and/or projects and may have difficulty arranging for the transportation of our production. We also face competition in obtaining natural gas and oil drilling rigs and in sourcing the manpower to run them and provide related services.

Employees

Currently, we have 9 employees, all of whom are full time. We use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. On those properties where we are not the operator, we rely on outside operators to drill, produce and market our natural gas and oil.

PROPERTIES

Our principal executive office consists of 2,956 square feet and is located at One Maritime Plaza, Suite 700, San Francisco, CA 94111.

Description of the Properties

Our current oil and natural gas exploration, appraisal and development activities are focused in four distinct project areas as follows:

•       United States—Texas (onshore East Texas region), Alaska (onshore Cook Inlet area) and California (onshore San Joaquin and Sacramento basins);

•       Canada—Alberta (central Alberta basin);

•       Indonesia—onshore East Kalimantan Province; and

•       Australia—onshore in two permit areas located in the South Perth basin.

Texas

Madisonville Project

We own and operate the interest in the Madisonville Project in Madison County, Texas. We own working interests in approximately 2,668 gross and net acres of leases in the Rodessa Formation interval, as well as approximately 1,849 gross and net acres of leases as to depths below the Rodessa Formation interval. We also own a license as to 12.5 square miles of 3-D seismic data over the Madisonville Field. In addition, we have entered into farmout agreements which require us to drill certain wells in order to earn 100% working interest rights in up to 1,742 acres in depths equivalent to the Rodessa Formation interval and deeper.

The Madisonville Field, located approximately 100 miles north of Houston, has produced oil and natural gas from four different horizons above the Rodessa Formation for over 50 years. The field was discovered in 1945 with the Boring No. 1 well, which was drilled to the Rodessa Formation. The well blew out at an uncontrolled rate for three days during a cased hole drill stem test; however, due to hydrogen sulphide in the Rodessa Formation natural gas, the gas reserves were never developed. Over 125 wells were drilled in the Madisonville Field to shallower intervals above the Rodessa Formation. In 1994, nearly 50 years after the initial discovery, United Meridian Corporation (“UMC”) drilled the Magness Well as the first follow-up well into the Rodessa Formation to the Boring No. 1 well. The Magness Well had 139 feet of net pay but the natural gas was found to contain 28% impurities.

UMC previously production tested the Magness Well in 1994 through perforations in the lower most ten feet of the indicated Rodessa Formation pay interval. The well tested at a water free rate of 12 MMcf/d from this limited interval on a 22/64ths inch choke with flowing wellhead pressures increasing from 3,915 to 3,919 pounds per square inch. In 2001, we re-entered and recompleted the Magness Well. A total of 139 feet of interval has been perforated in the Rodessa Formation at approximately 12,000 feet of depth for this well. The well was production tested over a 12-day period in 2001 on various choke sizes with flowing rates ranging up to approximately 20.8 MMcf/d with a wellhead flowing pressure of 2,910 psig. Shut-in bottom hole formation pressure at the Rodessa Formation level was estimated at approximately 6,048 psig.

We own a 100% working interest (77.976% net revenue interest) in the Magness Well located in the surrounding production unit consisting of 629 gross and net acres. The Magness Well commenced production in May of 2003.

The first development well, the Fannin Well, was drilled and completed in 2004. We own a 100% working interest (70.7835% net revenue interest) in the Fannin Well located in the surrounding production unit consisting of 704 gross (704 net) acres. A total of 146 feet of indicated pay was perforated in the well and a flow test of the well was completed in December 2004 from the Rodessa Formation at rates of up to 25.7 MMcf/d on a 39/64ths inch choke with a flowing tubing pressure of 3,700 pounds per square inch. We commenced production from the Fannin Well in early 2006.

In 2006, we drilled the Wilson and Mitchell wells. We own a 100% working interest (70% net revenue interest) in the Wilson and Mitchell wells. Presently, the Fannin and Magness wells are producing at a combined restricted rate of approximately 16.5 MMcf/d while the Wilson and Mitchell wells are shut-in awaiting completion and testing. The production rate is presently restricted while awaiting a planned expansion of the Madisonville Field gas treatment plant to 68 MMcf/d treating capacity.

The Madisonville Field is an anticline with approximately 4,100 acres of closure at the Rodessa limestone at about 11,800 feet of depth. A 3-D seismic program shot in early 1998 confirmed the size of the structure and slightly increased its size over earlier interpretations. The reservoir has a bottom hole pressure of 6,048 psig and 139 feet of net pay. Based on available log data which measures reservoir characteristics, the Magness Well has very high permeability in the Rodessa Formation which we believe will ensure high productivity rates.

Our working interest covers the Rodessa Formation at approximately 12,000 feet of depth. The Rodessa reserves are being developed through the recompletion of the Magness Well and the drilling of additional proved and probable undeveloped locations. Production began in May 2003 and stabilized at a rate of 18 MMcf/d of raw gas from the Magness Well. The Magness and Fannin wells are currently producing at a combined restricted rate of approximately 16.5 MMcf/d. Current net sales production is approximately 10 MMcf/d. In addition, we own a working interest in 1,849 gross and net acres of leases which cover depths below the Rodessa Formation.

The Madisonville Gas Treatment Plant and Gathering Facilities

In order to produce the proven gas reserves from the Rodessa Formation, we developed an onsite plan to treat and remove impurities from the Madisonville Project natural gas in order to meet pipeline-quality specifications. On June 15, 2001, we, through our subsidiary Redwood LP, entered into an agreement, which agreement was subsequently amended and restated, together with certain related agreements (collectively, the “Hanover Agreement”), with Hanover pursuant to which Hanover committed to fund, construct and operate a dedicated natural gas treatment plant to process our Rodessa Formation natural gas. The terms of the Hanover Agreement called for the construction and installation of a natural gas treatment plant by Hanover at the Madisonville Field with an initial capacity sufficient to treat and bring up to pipeline quality specifications at least 18 MMcf/d of production from our Rodessa Formation natural gas well(s). The Hanover Agreement also provided for the installation by Gateway of field gathering pipelines and an approximately nine-mile sales pipeline with an estimated capacity of approximately 70 MMcf/d to transport the Madisonville Field natural gas to a major pipeline. Under the Hanover Agreement, Hanover and Gateway invested approximately $30 million in the Madisonville Project. The Hanover Agreement required us to recomplete the existing Magness Well for production from the Rodessa Formation interval and provide an injection well for disposal of waste products from Hanover’s gas treatment plant.

By April of 2003, the construction and installation of Hanover’s natural gas treatment plant and Gateway’s associated pipeline and gathering facilities were completed. Gas production from the Magness

Well commenced in May 2003. We received the first revenues from the sale of natural gas from the Madisonville Project in July 2003. The natural gas plant is currently capable of treating approximately up to 18 MMcf/d of inlet natural gas from the Magness Well.

On July 25, 2005, MGP purchased the natural gas treatment plant from Hanover and purchased the gathering pipelines upstream of the gas treatment plant from Gateway. Concurrent with MGP’s purchase of the gas treatment plant and gathering pipelines, we, through our subsidiary Redwood LP, Gateway and MGP terminated the Hanover Agreement and entered into a new agreement, (the “MGP Agreement”), to treat and transport our gas production from the Madisonville Project. As a result of the MGP Agreement, MGP has committed to install and make operational, on or before March 1, 2006, subject to events of force majeure, additional treating facilities capable of treating 50 MMcf/d, which combined with the capacity of the current in-service treating facilities will represent a total treating capacity of 68 MMcf/d for the Madisonville treatment plant. The MGP Agreement provides that the newly installed gas treatment facilities will be 100% electrically driven when the treatment capacity is expanded. Currently, the existing in-service treatment plant utilizes some of the natural gas produced and delivered from our well(s). The conversion to 100% electricity on the expanded portion of the treatment plant is expected to reduce shrinkage of our natural gas that occurs in the treating process.

In November 2005 and again in May 2006, MGP notified us that it was experiencing delays in securing the fabricated components for the expanded portion of the treatment plant. Representatives of MGP have indicated that they expect the full expansion of the treatment plant to 68 MMcf/d capacity can be in place and operational by January 2007; however, there can be no guarantee that the expansion will be completed by that time. MGP has indicated that it is currently trying to locate used components in an effort to complete the full expansion sooner than January 2007.

We have proceeded to drill and complete our new development wells notwithstanding MGP’s delay in completing the expansion of the treatment plant. To the extent that production begins at the new wells before the expansion is completed, as is the case with the Fannin Well which was placed on production in March 2006, production of the wells will be restricted as necessary pending completion of the plant expansion.

The term of the MGP Agreement commenced August 1, 2005 and continues so long as we own any oil and gas leases in the Madisonville Field, provided that it shall terminate on July 31, 2035 unless extended. Under the terms of the MGP Agreement, we have committed all natural gas production from our interest in the Madisonville Project to MGP. MGP purchases the untreated natural gas from us at the well site point of delivery for a net price equal to the weighted average price per MMBTU that MGP receives for the natural gas delivered to the sales pipeline less certain gathering, treatment and transportation charges. The gathering, treatment and transportation price adjustments are described below. All proceeds from MGP’s sale of Rodessa Formation gas are deposited in an escrow account and then disbursed in accordance with the joint direction of MGP and ourselves.

The MGP Agreement provides that certain gathering, treating and transportation fees shall be paid to MGP from the escrow account. The MGP Agreement provides that MGP will receive a gathering and marketing fee of $0.07 and $0.01 per Mcf, respectively, of gas measured and delivered to the natural gas treatment plant. In addition, for the first 18,000 Mcf/d of gas measured and delivered to the inlet flange of the gas treatment plant, MGP will receive a treating fee of $1.50 per Mcf. This treating fee will remain in effect until September 30, 2010. For any gas volumes in excess of 18,000 Mcf/d of gas delivered to the inlet flange of the gas treatment plant, MGP will receive a treating fee of $1.10 per Mcf. Beginning October 1, 2010, this fee of $1.10 per Mcf shall be charged for all gas measured and delivered to the plant. One-quarter (1/4) of the foregoing treating fees are adjusted using the Producer Price Index for Industrial Commodities (“PPI”) and one-quarter (1/4) using the Consumer Price Index (“CPI”). One-half (1/2) of the foregoing gathering and marketing fees are adjusted using the CPI. We have the right, upon giving 60 days’

notice, to terminate the marketing fee whereupon we shall assume the sole responsibility of marketing the natural gas sold.

For the first 18,000 Mcf/d of gas measured and delivered to the inlet flange of the gas treatment plant, Gateway will receive a transportation fee of $0.10 per Mcf. This fee will remain in effect through July 31, 2008. Beginning August 1, 2008 and terminating on July 31, 2010, the fee shall be reduced to $0.08 per Mcf for the first 18,000 Mcf/d of gas measured and delivered to the inlet flange of the gas treatment plant. For any gas volumes in excess of 18,000 Mcf/d of gas measured and delivered to the inlet flange of the gas treatment plant, Gateway will receive a transportation fee of $0.12 per Mcf measured and delivered from the outlet flange of the plant. This fee will remain in effect through July 31, 2008 and shall be reduced to $0.10 per Mcf thereafter. After July 31, 2010, this transportation fee shall be $0.10 per Mcf for all volumes delivered from the outlet flange of the plant.

Our natural gas deliveries to the Madisonville gas treatment plant may be affected by third party demands for access to the plant. On July 20, 2005 Crimson Exploration Inc. (“Crimson”) filed a complaint with the Texas Railroad Commission (“TRC”) against Gateway and Hanover. The complaint alleges discrimination by Hanover and Gateway, and requests that the TRC issue an order requiring Hanover and Gateway to ratably process, take, transport, or purchase natural gas produced by Crimson into the Madisonville Field gas treatment plant. The complaint does not allege any wrongdoing by Redwood or Redwood LP; however, the complaint refers to the contractual relationship between each of Redwood LP, Hanover, and Gateway which was terminated July 25, 2005 as the basis for its discrimination complaint.

MGP entered into a contract with Redwood LP effective at the termination of the Hanover Agreement to gather, treat, transport and purchase Redwood LP’s gas. On August 19, 2005, Redwood received formal notice from the TRC that (i) it had received the Crimson complaint, (ii) it had received notice from Hanover that it had sold the treatment plant, (iii) it had made no determination that it would even hear the complaint and (iv) it requested a response to the complaint from Redwood. Redwood provided its response to the complaint to the TRC on August 31, 2005, and requested a dismissal of the complaint. On September 8, 2005 the TRC issued a letter notification that MGP and Crimson had requested a 45 day abatement to discuss the complaint, and the TRC suspended any further inquiry into the matter. Redwood received a notice dated January 13, 2006 from the TRC informing Redwood that (i) Crimson has filed a request to docket its complaint against MGP for failure to ratably take gas pursuant to Texas regulations and (ii) a pre-hearing conference was held on January 25, 2006 relating to the complaint. Redwood withdrew from the proceeding. It is expected that the TRC will issue an order resolving the complaint. On January 23, 2006, counsel for GeoPetro received a letter from counsel for MGP reaffirming that regardless of the outcome of the proceedings before the TRC, MGP nonetheless recognizes that it has a contractual obligation to treat 68 MMcf/d of natural gas produced by Redwood LP and delivered to the treatment plant. To date, Crimson has not drilled and completed any wells to the Rodessa or deeper formations and has no current natural gas production in the Madisonville Field that would require processing in the treatment plant. After consultation with legal counsel, we believe that our contract with MGP is fully enforceable.

The foregoing gathering, treatment and transportation price adjustments are inclusive of all costs and expenses to gather, separate, treat, dehydrate and transport natural gas produced and delivered from our well(s).

We have committed to a three-well drilling program to facilitate the expansion of the gas treatment plant. The commitment to MGP, subject to events of force majeure, including, but not limited to rig availability, requires us to commence the drilling of a well sufficient to test the Rodessa Formation and complete the well if commercial on or before March 1, 2006 and the drilling and completion, if commercial, of a second Rodessa Formation well on or before August 1, 2006. Due to lack of rig availability, we did not commence drilling the first required Rodessa Formation well, the Wilson Well, until March 2006. The Wilson Well has been drilled to a total depth of 12,300 feet in the Rodessa

Formation. We commenced drilling the second required well, the Mitchell Well, in April 2006 which was also drilled to a total depth of 12,300 feet in the Rodessa Formation. We have proceeded to drill and complete our wells notwithstanding MGP’s delay in completing the expansion of the treatment plant. Output at the Magness Well has been reduced to the extent necessary to accommodate production from the Fannin Well, pending completion of the expansion. The commitment further requires us to commence the drilling of a third well sufficient to test the Smackover Formation (estimated to be encountered at approximately 18,000 feet) on or before September 30, 2008. We have granted MGP a security interest in the Madisonville Field properties to secure the three well commitment. The security interest shall be subordinated to any third party lender in the event we secure future debt against the property. MGP has granted us a similar security interest in the gas treatment plant to secure its obligation to expand the treatment plant on a timely basis.

Other Interests in the Madisonville Project

Our working interest in the Madisonville Project is subject to a net profits interest in favor of the third party that sold us our working interests in the Madisonville Project. The net profits interest is 12.5% (proportionately reduced to our interest) of the net operating profits until payout is achieved. After payout, the net profits interest increases to 30% (proportionately reduced to our interest). “Payout”, for purposes of the net profits interest, is defined and achieved at such time as we have recouped from net operating cash flows our total net investment in the Madisonville Project plus a 33% cash on cash return.

Alaska

The Cook Inlet Alaska CBM Project

We entered into an agreement with Pioneer Oil Company, Inc. (“Pioneer”) dated April 20, 2005, wherein we secured the Cook Inlet Option to acquire a 100% working interest, 81% net revenue interest, in approximately 116,806 acres onshore in Cook Inlet, Alaska. We believe this acreage to be prospective for both CBM and conventional gas production.

The 116,806 acre lease position consists of two separate target areas that have been selected for exploration. These areas are called the Point MacKenzie and Trading Bay Prospects, respectively.

The Point MacKenzie Prospect is located six miles northwest of Anchorage. The Trading Bay Prospect is located 50 miles west of Anchorage across the Cook Inlet. The Cook Inlet basin contains a thick section of terrestrial Tertiary rocks which includes shales, sandstones, and coals. The coals occur in seams which are commonly 20 feet thick and can be as thick as 70 feet. Accessible onshore areas have 200 to 300 feet of coal shallower than 5,000 feet. Gas content for these coals ranges from 80 to 250 standard cubic feet per ton, but testing is restricted to a very small number of bore holes and is almost completely unknown for most of the inlet. Coal permeability is probably a function of ash content and natural fracturing. Ash content ranges from 2% to 15% but remains untested in most coals. The Cook Inlet has been subjected to both compression and extension, making the production of fractures very likely.

Historically, gas in the Cook Inlet has been produced from well defined anticlinal traps containing porous, gas charged sandstones. This non-associated gas is almost entirely biogenic in origin being derived either from bacterial action within Tertiary coals and/or from the decay of massive gas hydrates. In either case, gas generation has taken place in the Cook Inlet.

Markets for natural gas in the Cook Inlet area include power generation, heating, fertilizer production and liquefied natural gas exports. An extensive pipeline system supplies these facilities and crosses the Point MacKenzie Prospect and Trading Bay Prospect lease blocks. These pipelines are only partially filled with gas and could accommodate additional production.

In addition to CBM reserve potential, preliminary log analysis indicates the Point MacKenzie Prospect and Trading Bay Prospect lease blocks may also contain conventional accumulations of natural gas reserves in Tertiary sandstones. Structural anticlines and/or domes occur on the lease blocks and probably contain un-drilled gas reservoirs. Sandstones units also pinch-out toward the margins of the basin and may have formed stratigraphic traps on the lease blocks. In the past, exploration has focused on oil production and anticlinal gas traps. Stratigraphic accumulations remain unexplored and/or under-explored in the Cook Inlet.

The terms of the Cook Inlet Option provide for us to pay total consideration of $20 per acre, or approximately $2.3 million, for the leases. The Cook Inlet Option provides that we will pay the total lease consideration in two installments. We paid the first installment totaling $1,068,063 on August 17, 2005 and we have received assignment of the 100% working interest in the leases. Within three years from the date of receipt of assignment of the 100% working interest in the leases, we have the option to conduct a $2.5 million work program consisting of, but not limited to, a multiple test well drilling program on the leases over a three-year period, and, after completion of the work program and an evaluation of the results, to remit the final additional acreage consideration of $10 per acre for the leases. The Cook Inlet Option provides that if we fail to pay the lease consideration when due, fail to perform the work program or otherwise default under the Cook Inlet Option, we shall forfeit our interest and reassign the leases to Pioneer, and we will have no further liability to Pioneer.

Approximately one to two miles of pipeline will be required to tie in any wells drilled at a currently preferred location at the Point MacKenzie Prospect, and approximately four to five miles of the pipeline will be required to tie in any wells drilled at a currently preferred location at the Trading Bay Prospect. We have not yet prepared an estimate of the cost to tie these wells in.

We are aware of two major pipelines which transverse the acreage blocks, the Enstar 20” line and the UnoCal-Marathon 16” line. We estimate the UnoCal-Marathon 16” line presently has available unused capacity of approximately 40 MMcf/d. In addition, we estimate the Enstar 20” line has available unused capacity of approximately 100 MMcf/d.

California

Lokern Project

We have a working interest in the Lokern Project, located in the southern San Joaquin basin, near Bakersfield, California. The primary exploration objective is the Miocene Stevens formation. The secondary objectives include the Miocene Reef Ridge and Pliocene Etchegoin sands. The Stevens formation is Upper Miocene age. It is a thick (more than 2,000 feet thick in some areas) marine turbidite sequence consisting of pebbly-to-fine grained, poorly sorted, quartzose to arkosic sands interbedded with dark organic-rich deep water marine shales. Graded bedding is common and water depth in the basin is estimated to have been between 2,000 and 6,000 feet.

The Lokern Project is being developed in part as a result of positive results from the Machii-Ross Ackerman show well in 1979. Based on log analysis, we believe that well had approximately 240 feet of potential net oil pay and an additional 150 feet of potential pay in an Upper Stevens turbidite channel. We expect that a well will be drilled, either by us or through a farmout arrangement with a third party, to a depth of 15,000 feet by 2008.

Based on our review of title information from public authorities and other publicly available sources, we believe that we have a 100% working interest in the Lokern Project. As is customary in the U.S. oil and gas industry, we will not conduct a thorough title review with respect to our interest in the Lokern Project until we have made a definitive decision to drill in a particular lease area.

West Biggs Project

We own a working interest in the West Biggs Project in Butte County, California, north of the city of Sacramento. Our land position consists of approximately 2,400 acres of leasehold. Based on 2-D seismic, the West Biggs structure has approximately 800 acres of structural closure over the primary objective in the Kione formation at approximately 3,000 feet of depth. A secondary objective of this prospect would be the Forbes formation at approximately 5,000 feet of depth.

Based on our review of title information from public authorities and other publicly available sources, we believe that our interest in the 2,400 acres in the West Biggs area is 100%. As is customary in the U.S. oil and gas industry, we will not conduct a thorough title review with respect to our interest in the West Biggs Project until we have made a definitive decision to drill in a particular lease area.

Alberta

Pinnacle Reef Project

The Pinnacle Reef Project is located in Alberta, Canada, approximately 100 miles northeast of Calgary. The primary exploration objective is Leduc D3 Pinnacle Reefs. A Leduc D3 Pinnacle Reef refers to a certain type of reef complex within the Leduc formation. Secondary objectives will include the shallower Nisku formation and deeper Winnipegosis formation.

These formations are expected to be encountered at depths of less than 10,000 feet. We, through our wholly-owned subsidiary, GeoPetro Canada, have acquired seismic data and plan to participate in the drilling of test wells.

We have a 56.25% working interest in 2,560 leased acres.

Indonesia

C-G Bengara owns 100% of the underlying rights to explore for and produce oil and natural gas within the contract area designated as the Bengara II Block, which rights have been granted under a PSC dated December 4, 1997 (the “Bengara II PSC”) with Pertamina.

The Bengara Block is located in the Tarakan basin, mostly onshore but partially offshore astride the Bulungan River delta in the Indonesian province of East Kalimantan. It originally covered a single contiguous area of approximately 1.2 million gross (480,000 net) acres, of which 300,000 gross (120,000 net) acres were relinquished in 2001 by C-G Bengara in accordance with the terms of the PSC. A portion of our holdings in Indonesia was scheduled to be relinquished effective December 3, 2005. We have requested a postponement of the relinquishment until December 2006 from BP Migas; however, if the postponement is not granted, then a further 300,000 gross (120,000 net) acres will be relinquished.

We expect, based on seismic and well data available to us, that a minimum of 10,000 feet of prospective deltaic sediments exist in the eastern portion of the Bengara II Block and the presence of high quality reservoir sands in close juxtaposition to organically rich and thermally mature source rocks has been documented.

Geologically, the Bengara Block lies in the Tarakan basin near major oilfields at Tarakan and Bunyu. More than 320 MMbbls and 96 bcf of natural gas have been produced from the Tarakan basin according to records maintained by BP Migas. The Tarakan basin is one of five Tertiary rifted-margin sedimentary basins making up eastern Borneo on the eastern margin of the broad area of Southeast Asia and are some of the deepest in Indonesia, with seismic surveys indicating depths greater than 20,000 feet in the Tarakan basin southeast of Bunyu Island. Several sub-basins or depocenters exist in the Tarakan basin. One of these is the Bulungan sub-basin now occupied at the surface by the Bulungan River delta. The Bengara Block lies mostly within the Bulungan basin.

The Makapan Gas Field

Since 1938, only two wells have been drilled in the Bengara Block, one of which resulted in the discovery of the Makapan Gas Field. The Muara Makapan No. 1 well was drilled in 1988 by P.T. Deminex Indonesia from a swamp barge positioned on one of the Bulungan River Delta mouth channel distributaries. The well was drilled to a total depth of 10,800 feet and tested 19.5 million cubic feet of gas per day together with 600 bbls of 54 degree API condensate per day from a 33 feet thick sandstone section near 6,000 feet. The well was plugged and abandoned as a natural gas discovery. Several other gas zones indicated on logs were not tested. The well was not produced nor were any confirmation wells drilled due to the lack of a local natural gas market at the time the well was drilled. The Makapan Gas Field gas is a “Wet’ gas with a high LPG fraction which may be commercial to extract at the wellhead for a third revenue source in addition to the gas and condensate. The Makapan Gas Field lies mostly offshore in very shallow water, less than 10 feet, amidst numerous islands of the Bulungan River delta.

In May 2005, we and Continental commissioned a group of independent geologists and engineers from the LAPI INSTITUTE at Indonesia’s Bandung Institute of Technology to prepare a feasibility study, conceptual design and preliminary plan of development (“POD”) for its Makapan Gas Field, located within the Bengara Block.

The POD is intended to justify and demonstrate the economic viability of commercial development and exploitation of natural gas, condensate and extractable LPG reserves in the Makapan Gas Field. A POD is required of all Indonesian oil and gas PSC holders immediately prior to implementation of a field development program. We expect the POD will be presented to Indonesian oil and gas authorities. The key goals of the POD are:

•       To determine the estimated volume of the Makapan Gas Field gas and condensate reserves, utilizing accepted methods in the industry and computer reservoir simulation.

•       To create a conceptual design and recommend an appropriate plan for drilling and construction to achieve an optimal and cost effective development of the Makapan Gas Field in order to recover the maximum amount of gas and condensate reserves.

•       To design surface production and pipeline facilities and to determine processing equipment required to economically extract LPG from the wellhead gas.

•       To evaluate the economic merits of commercial development of the Makapan Gas Field based on the determined reserves, identified markets and recommended development plan from the perspective of each of the three stakeholders: (1) BP Migas, the Indonesian Central Government’s oil and gas directorate; (2) Our 40% owned C-G Bengara subsidiary; and (3) the regional Indonesian government of Bulungan Regency.

Exploration in the Bengara Block

The key to successful prospecting in the Bengara Block will be the identification of traps and understanding sand distribution.

A striking feature of the Bengara Block is the presence of a few old wellbores actively leaking oil into surface lakes. Site investigations with a wireline unit are planned to determine the depths of the existing wellbores and obtain rock and oil samples at depth if possible.

Both oil and natural gas prone hydrocarbon source rocks are widely distributed throughout the sedimentary section found in the Bengara Block area. We believe, based on well data that we have reviewed, that the widespread occurrence over the basin of hydrocarbon prone source rocks at all levels of maturity implies that long distance lateral migration is not necessary to provide hydrocarbons to accumulate in traps.

Nearly 2,200 line kilometres of 2-D seismic data available within the Bengara Block appear to be adequate for both detailed and reconnaissance interpretation purposes. Some localized areas may benefit from reprocessing. New seismic data is required in places where no reconnaissance grid exists and for prospect confirmation in other locations. Field geology surveys are expected to confirm initial drilling targets without the need for additional seismic data at this time.

The Bengara II Block Exploration Joint Venture presently has identified several separate and unique plays within the Bengara Block as well as a number of prospects and leads. Some well-defined prospects present immediate drilling targets. Exploration within the Bengara Block is in its formative stages and it is premature to make meaningful resource or reserve estimates. However, the existing exploration work to date indicates that there may be potential petroleum accumulations in the Bengara Block. Analysis of source rocks indicates a propensity for oil and natural gas.

Terms of Participation in the Bengara Block

The Bengara II PSC is a “standard terms” PSC employed by BP Migas for all oil and natural gas concessions in Indonesia. Generally, the joint venture participants are entitled to receive, from production proceeds, 100% of expenditures in the block as “cost recovery”. Once these costs are recovered, C-G Bengara is entitled to a production share of approximately 26.7% of oil produced and 62.5% of all natural gas produced. We will be entitled to 40% of C-G Bengara’s share of any such production. Sharing terms for certain categories of oil vary slightly as defined in the Bengara II PSC.

The term of the contract is thirty years or a shorter period if C-G Bengara elects to terminate its obligations under the contract or if no commercial hydrocarbons are discovered within the contract area. At the end of six years, unless mutually extended by C-G Bengara and BP Migas, the contract expires if no commercially producible hydrocarbons have been discovered in the contract area. C-G Bengara and BP Migas have mutually extended the early termination provisions until December 3, 2008. C-G Bengara may terminate the contract at any time by relinquishing all of its rights and obligations under the contract area.

C-G Bengara is required to relinquish 25% of the contract area within the first three years of the contract, a further 25% of the contract area within six years from the commencement of the contract and an additional area within the first ten years so that the area retained thereafter shall not be in excess of 970 square kilometres, or 20% of the original total contract area, whichever is less. C-G Bengara may designate which areas are to be relinquished subject to approval by BP Migas. C-G Bengara’s obligation to relinquish parts of the original contract area under these provisions does not apply to the surface area of any field in which petroleum has been discovered. In 2001, C-G Bengara relinquished approximately 300,000 gross (120,000 net) acres of the original 1.2 million gross (480,000 net) acre contract area pursuant to the requirement to relinquish 25% of the contract area within the first three years of the PSC. The 300,000 gross (120,000 net) acres relinquished were located in the western portion of the block which C-G Bengara considered to be the least prospective for oil and natural gas. C-G Bengara was required to relinquish an additional 25% of the contract area in December 2004. However, C-G Bengara received a one-year postponement of the relinquishment until December 3, 2005 from BP Migas. We have requested a further postponement of the relinquishment until December 2006; however, if the postponement is not granted, then a further 300,000 gross (120,000 net) acres will be relinquished.

C-G Bengara is required to pay to BP Migas specified amounts based on achieving certain cumulative production quantities of crude oil from the contract area when and if commercial production is established. These production bonuses are as follows:

Cumulative Production	Cash Bonus Due
25,000,000 boe	$500,000
60,000,000 boe	$1,500,000
100,000,000 boe	$2,500,000

In order to maintain the Bengara II PSC in effect, C-G Bengara is required to complete the following work programs and expenditures during the first ten years of the contract, unless the requirement is extended or waived by BP Migas:

Contract Year	Work Program	Amount	GeoPetro’s 40% Share
1998	Geologic and geophysical studies	$500,000	$200,000
1999	Seismic reprocessing	500,000	200,000
2000	Drill two wells	6,000,000	2,400,000
2001	Geologic and geophysical studies	1,000,000	400,000
2002	Drill one well	5,000,000	2,000,000
2003	Acquire seismic	3,750,000	1,500,000
2004	Drill one well	5,250,000	2,100,000
2005	Evaluate well results	1,000,000	400,000
2006	Geologic and geophysical studies	1,000,000	400,000
2007	Geologic and geophysical studies	1,000,000	400,000
	TOTAL	$25,000,000	$10,000,000

To date, C-G Bengara has not fulfilled the minimum work and cash expenditure requirements described above. These work and expenditure requirements were extended by BP Migas until December 2006. In accordance with the terms of the contract and with BP Migas’ consent, C-G Bengara may carry forward such yearly commitments to subsequent periods provided that BP Migas consents to any additional extensions. Failure of C-G Bengara to pay such commitments when due or to farm out its interest to an industry partner, which pays such obligation, may result in the forfeiture of its interest in, and rights to explore, drill and develop, the Bengara Block.

Upon establishing commercial production, if ever, C-G Bengara and BP Migas shall share ratably in the first 20% of oil and natural gas produced in the contract area within a given year according to the percentages specified below. After the first 20% of production, C-G Bengara is entitled to receive 100% of production until cost recovery has been achieved. Cost recovery generally includes 100% of the operating and drilling costs and depreciation of fixed assets applicable to oil and natural gas operations within the contract area. After C-G Bengara has received oil and natural gas production with a value sufficient to achieve cost recovery in a given year, C-G Bengara and BP Migas shall then share ratably in the production according to the percentages specified below:

Description	BP Migas	C-G Bengara	GeoPetro’s net share
Oil production	73.2143%	26.7857%	10.7143%
Gas production	37.5%	62.5%	25.0%

Upon the completion of five years after commercial production commences, C-G Bengara is further subject to a domestic market obligation. This obligation requires C-G Bengara to sell and deliver to BP Migas, to meet Indonesia’s domestic crude oil needs, a specified quantity of crude oil at a price which is only 15% of the market price of the oil. However, for new fields, for a period of five years starting on the month of the first delivery of crude oil produced from a new field, the fee per barrel for such crude oil supplied to the Indonesian domestic market shall be the market price, with the condition that the excess over the 15% of market price shall preferably be used to assist financing of continued exploration efforts in the contract area.

Upon the first commercial discovery of oil or natural gas in the contract area, BP Migas has the right to demand that 10% of C-G Bengara’s undivided interest in the total rights and obligations under the Bengara II PSC be offered to itself or an entity owned by Indonesian nationals. The 10% interest shall be offered at a dollar amount equal to 10% of C-G Bengara’s cumulative costs incurred in the contract area.

We are party to a joint venture agreement with Continental and C-G Bengara. We own 40% and Continental owns the remaining 60% of C-G Bengara and, through it, the rights underlying the Bengara II PSC.

The agreement provides that C-G Bengara is the operator of the contract area and we and Continental are 40% and 60% joint venture participants, respectively, in the underlying Bengara II PSC. Management of the joint venture is conducted by a management committee which is comprised of us and Continental. The committee makes all decisions relating to the joint venture activities including directing the conduct of the joint venture activities and the joint venture operator, including removal of the operator. Generally, most of the decisions require a majority vote of the committee. Under the agreement, a 65% majority comprising two or more unrelated parties constitutes a majority vote. Accordingly, we can effectively veto any decision affecting the joint venture with our current 40% interest. However, we are also precluded from forcing a decision without the consent and support of Continental. Under certain circumstances, a special majority vote exceeding 80% of the interests from two or more unrelated parties is required to approve a decision of the committee. Under certain additional circumstances, a unanimous vote constituting 100% of the interests is required to approve a decision of the committee.

The joint venture participants have a first right of refusal in the event one of the participants desires to sell its interest to an outside party. This first right of refusal requires the party desiring to sell its interest to offer its interest to the other joint venture participants on the same terms and conditions as those offered to an outside party. If a joint venture participant defaults in the payment of its share of joint venture costs, it is subject to a provision that results in the reduction of the defaulting party’s interest in the joint venture. A default occurs 60 days after the defaulting party receives notice of non-payment and default. Upon default, the defaulting party is subject to having its percentage interest reduced by an amount that bears the same proportion to its percentage interest as the default amount bears to the total joint venture costs paid to date by the defaulting party.

We are subject to prior work commitments, for the eight-year period ended December 3, 2005, requiring total expenditures of $9,200,000 net to our 40% working interest. As of December 31, 2005, we had met approximately $2,100,000 of the $9,200,000 required expenditures, leaving an approximate $7.1 million shortfall. In addition, we are subject to current and future year work commitments of $400,000 in each of 2006 and 2007. The applicable governing authority granted a deferral of the prior years’ commitments until December 2006. We plan to farm out a portion of our interest in the Bengara II PSC to third parties so that the work program commitments discussed above, or a portion thereof, will be borne by such third parties. Although we are in discussions with several parties regarding potential farmouts of the Bengara II PSC, no definitive farmout agreements have been reached and there is no assurance that such agreements will be secured.

Current and Planned Activities in the Bengara Block

At the present time, we, together with Continental, are seeking one or more industry partners that would be willing to enter into a joint venture farmout agreement covering a portion of our working interest for the exploration and development of the Bengara Block, including the fulfillment of C-G Bengara’s work obligations under the Bengara II PSC. BP Migas waived the work program expenditure requirement provisions of the Bengara II PSC until December 2006. If we do not satisfy our work expenditure commitments, and if BP Migas does not grant any further deferrals of those commitments, we may be compelled to relinquish our interest in the contract area. In the event we relinquish our interest, we will record an impairment expense equal to the costs which have been capitalized in connection with the contract area. As of March 31, 2006, we have capitalized costs totaling approximately $375,000 in respect to the contract area.

CG Xploration

In November 2005, we and Continental formed CG Xploration to pursue new venture oil and gas exploration and production projects and obtain new exploration concessions in Indonesia. CG Xploration Inc. is incorporated in Delaware and is owned 50% by us and 50% by Continental. CG Xploration Inc. will actively pursue and may acquire new venture opportunities on behalf of ourselves and Continental. CG Xploration Inc. is evaluating production acquisition opportunities and may participate in several undeveloped field exploitation opportunities and older field rehabilitation opportunities which state oil company Pertamina has announced for tender in 2006. To date, CG Xploration has made no acquisitions.

Australia

We have entered into joint exploration agreements covering two exploration permit areas in Australia.

Whicher Range

We presently own a 26.22% working interest in the Whicher Range Gas field project (the ”Whicher Range Project”). The Whicher Range Project is located in the South Perth basin of Western Australia. The field was discovered by Union Oil Company (“Unocal”) in 1968. To date, a total of five wells have been drilled on the Whicher Range structure. We have correlated each of these wells and interpret the gas bearing intervals in each well to be in the same stratigraphic interval. These five penetrations provide control to extrapolate the existence of natural gas across this large four way closure. The discovery well encountered 581 feet of net natural gas pay over 1,844 feet of gross interval and was drill stem tested at a combined rate of 5.5 MMcf/d from six intervals. The natural gas discovery was in the Sue Coal Measures sand, a tight sandstone of Permian age. Due to the lack of a market for natural gas at the time the well was drilled, Unocal did not develop the discovery. In 1995, we acquired a working interest in the 200,895 gross (52,675 net) acre permit from the government of Western Australia, which was subsequently designated as Exploration Permit EP 408 (“EP 408”), that included the known Whicher Range gas field. Oil and Gas Communications Pty Ltd. is the operator of the Whicher Range Project.

The most recent well on the Whicher Range structure, the Whicher Range No. 5 well, was drilled in 2003. A total of 300 feet of estimated net pay were identified from well logs. Production casing was cemented in place from approximately 14,000 feet to surface.

During August and September 2004, a multi-zone hydraulic fracture stimulation program (“frac”) was performed on the Whicher Range No. 5 well over four sandstone sequences starting from the bottom zone and progressing zone by zone to the uppermost zone. Diesel fuel was pumped into the formations at very high pressures attempting to initiate fractures. A very hard and coarse grained proppant material was then pumped into each fracture during the operation to hold the fractures open after the pressure was released. A subsequent flow test from all of the zones together yielded marginal gas rates and a decision was made to plug and abandon the well. We are attempting to sell or farm out our interest in the EP 408 permit.

Other Australian Exploration Permit

In addition to EP 408, we own a 32.588% working interest in Exploration Permit 381 located in the South Perth basin, Southwest Australia, consisting of 330,000 gross (107,540 net) acres.

Natural Gas Reserves

Our estimated total net proved reserves of natural gas and oil as of December 31, 2005, 2004 and 2003, and the present values of estimated future net revenues attributable to those reserves as of those dates, are presented in the following tables. For the definition of proved reserves, see the Glossary of Natural Gas and Oil Terms beginning on page A-1. These estimates were prepared by Sproule Associates Inc., independent reservoir engineers, and are part of their reserve reports on our natural gas and oil properties. Sproule Associates Inc.’s estimates were based on a review of geologic, economic, ownership and engineering data that we provided. In estimating the reserve quantities that are economically recoverable, Sproule Associates Inc. used end-of-period natural gas and oil prices. In accordance with U.S. Securities and Exchange Commission regulations, no price or cost escalation or reduction was considered. All of our proved reserves are attributable to our Madisonville Project in Madison County, Texas.

	As of December 31,
	2005	2004	2003
	(MMcf)	(MMcf)	(MMcf)
Proved developed	5,953	5,574	11,300
Proved developed non-producing	11,955	9,475	0
Proved undeveloped	10,839	9,520	21,806
Total	28,747	24,569	33,106

In accordance with Securities and Exchange Commission regulations, estimates of our proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties, except to the extent a contract specifically provides for escalation. Estimated quantities of proved reserves and future net revenues therefrom are affected by natural gas and oil prices, which have fluctuated significantly in recent years. We filed a report with the U.S. Department of Energy in May 2006 that included total proved reserves inclusive of royalties as of May 31, 2006 totaling 39,493 MMcf. The total net proved reserves, excluding royalties, as of December 31, 2005 was 28,747 MMcf. The difference between the two numbers represents proved reserves attributable to royalties.

Standardized Measure of Discounted Future Net Cash Flows

For purposes of the following disclosures, estimates were made of quantities of proved reserves and the periods during which they are expected to be produced. Future cash flows were computed by applying year-end prices to estimated annual future production from proved gas reserves. The average year-end prices for gas were as indicated below. Future development and production costs were computed by applying year-end costs to be incurred in producing and further developing the proved reserves. Future income tax expenses were computed by applying, generally, year-end statutory tax rates (adjusted for permanent differences, tax credits and allowances) to the estimated net future pre-tax cash flows. The discount was computed by application of a 10% discount factor. The calculations assume the continuation of existing economic, operating and contractual conditions. However, such arbitrary assumptions have not proven to be the case in the past. Other assumptions of equal validity could give rise to substantially different results.

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Future cash inflows	$162,459	90,815	$111,683
Future production costs	(60,176)	(39,240)	(38,401)
Future development costs	(6,560)	(4,860)	(7,3335)
Future income taxes	(18,941)	(9,609)	(13,569)
Future net cash flows	76,782	46,106	52.378
10% annual discount	(13,293)	(8,455)	(11,347)
Standardized measure of discontinued future net cash flows	$63,489	$37,651	$41,031

Pricing Assumptions

SEC regulations require that the gas and oil prices used in the Sproule Associates Inc. reserve reports included herewith are the period-end prices for natural gas at December 31, 2005, 2004 and 2003, respectively. These prices are projected without inflation for the life of the wells included in the reserve reports. The pricing assumptions are listed below:

AVERAGE YEAR-END PRICE
2005	2004	2003
Report	Report	Report
Gas	Gas	Gas
($/MMBtu)	($/MMBtu)	($/MMBtu)
$7.80	$5.20	$5.76

Drilling Activities

The following indicates the number of natural gas and oil wells drilled during the periods indicated.

	Productive		Dry		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Year ended December 31, 2005
Exploratory	0	0	0	0	0	0
Development	0	0	0	0	0	0
Year ended December 31, 2004
Exploratory	0	0	1	0.75	1	0.75
Development	1	1	0	0	1	1.00
Year ended December 31, 2003
Exploratory		0	0	1	0.17	1
Development		0	0	0	0	0

Acreage and Productive Wells

The following table sets forth our ownership interest in undeveloped acreage, developed acreage and productive wells in the areas indicated where we own a working interest as of December 31, 2005. Gross represents the total number of acres or wells in which we own a working interest. Net represents our proportionate working interest resulting from our ownership in gross acres or wells. Productive wells are wells in which we have a working interest and that are capable of producing natural gas or oil. Wells that are completed in more than one producing horizon are counted as one well.

	Undeveloped Acreage		Developed Acreage		Producing Wells		Non-Producing Wells
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Indonesia	900,000	360,000	0	0	0	0	0	0
Australia	530,896	160,216	0	0	0	0	2	0.52
Texas	3,077	3,077	629	629	2	1.02	2	2.00
California	3,680	3,680	0	0	0	0	0	0
Alaska	116,809	116,809	0	0	0	0	0	0
Total	1,554,462	643,782	629	629	2	1.02	4	2.52

The following table sets forth as of December 31, 2005, the expiration periods of the gross and net undeveloped acreage:

	Undeveloped Acreage
	United States		Indonesia		Australia
	Gross	Net	Gross	Net	Gross	Net
Twelve months ended
December 31, 2006	1,194	1,194	900,000	360,000	0	0
December 31, 2007	2,061	2,061	0	0	0	0
December 31, 2008	1,132	1,132	0	0	530,896	160,216
December 31, 2009	170	170	0	0	0	0
December 31, 2010 and later	119,009	119,009	0	0	0	0
Total	123,566	123,566	900,000	360,000	530,896	160,216

Volumes, Prices and Production Costs

Substantially all of our production is derived from our Madisonville Project in Madison County, Texas. The following table sets forth information with respect to our production volumes, average prices received and average production costs for the periods indicated:

	YEAR ENDED DECEMBER 31,
	2005	2004	2003
Production:
Natural gas (MMcf)	1,991	2,317	1,217
Natural gas (MMcfd)	5.46	6.35	3.34

Average Sales Prices
Natural gas ($per Mcf)	$4.01	$2.51	$2.01

Lifting Cost
($per Mcf)	$0.44	$0.34	$0.48

Business Risks and Other Special Considerations

Refer to “Risk Factors” on page 5 of this prospectus for a discussion of business risks and other special considerations.

LEGAL PROCEEDINGS

Miller Lawsuit

Greg R. Miller, Robert L. Hixon, Madisonville Field, L.L.C., George O. Mejlaender, and Mancici, L.C. (collectively, the “Miller Plaintiffs”) assert claims against Redwood LP in a lawsuit seeking unspecified damages filed in the State Civil District Court of Harris County, Texas (the “Miller Lawsuit”). The lawsuit was originally filed on December 29, 2002 and included other defendants who were severed from the case. The Miller Lawsuit arises out of disputes regarding (1) the development of an oil and gas prospect in Madison County, Texas that includes the Magness Well and leases relating to the well, (the “Madison Prospect”) and (2) several agreements by and among the Miller Plaintiffs and third parties and by and among third parties and Redwood LP that relate to the development of a horizontal strata called the Rodessa-Sligo Interval in the Madison Prospect. At the time the lawsuit was filed, the Miller Plaintiffs owned a 4.6875% interest in the Rodessa-Sligo Interval of the Magness Well and the related leases, and Redwood LP owned a 95.3125% interest.

The agreements at issue include a February 12, 1997 Participation Agreement (the “Participation Agreement”) by and among Nova Corporation, who was succeeded by Newstar Energy U.S.A., Inc. (“Newstar”), the Miller Plaintiffs, and various third parties that concerned the development of the Madisonville Prospect, and an October 6, 2000 Settlement Agreement by and among Newstar and the Miller Plaintiffs (the “Settlement Agreement”) that purports to resolve disputes between the Miller Plaintiffs and Newstar relating to the Participation Agreement. Newstar filed for bankruptcy protection in April 1999. During the bankruptcy proceedings, Newstar sold the Magness Well and related leases to Panther Resources Corporation (“Panther”) in November 1999. Before Panther paid all of the consideration due to Newstar, Panther sold the Magness Well and related leases to Redwood LP in a December 29, 2000 Purchase and Sale Agreement (the “Redwood Agreement”). Because Newstar still held record title to the well and leases, it was also a party to the Redwood Agreement.

The Miller Plaintiffs contend that Redwood LP is bound by the Participation Agreement, Settlement Agreement, and Redwood Agreement to offer to the Miller Plaintiffs interests in new oil and gas leases acquired by Redwood LP in an area of mutual interest in the Madisonville Prospect in Madison County (the “AMI Area”). The Miller Plaintiffs also contend that Redwood LP is obligated to pay on behalf of the Miller Plaintiffs all costs associated with the Miller Plaintiffs’ interest in two wells drilled into the Rodessa-Sligo Interval in the AMI Area. The Miller Plaintiffs allege that Redwood LP breached the Participation Agreement by not including the Miller Plaintiffs in Redwood LP’s negotiations of gas processing and purchase agreements relating to Redwood LP’s interest in the Magness Well. They also allege that Redwood LP tortiously interfered with the Miller Plaintiffs’ agreements with Newstar and Panther by purchasing the Magness Well and related leases leaving Newstar and Panther unable to perform their obligations to the Miller Plaintiffs.

Mejlaender Lawsuit

On March 15, 2004, Redwood LP intervened in a lawsuit filed by George O. Mejlaender and Madisonville Field, L.L.C. (the “Mejlaender Plaintiffs”) in a Madison County, Texas state civil district court in Madison County, Texas, against Jeff A. Farris, Jr. (the “Mejlaender Lawsuit”). The Mejlaender Plaintiffs alleged that Mr. Farris was obligated to lease his mineral interests in land in Madison County, Texas to Mejlaender pursuant to a letter of intent. Mr. Farris subsequently leased his mineral interests to Redwood LP, and the Mejlaender Plaintiffs sued Mr. Farris. Redwood LP’s petition in intervention sought a declaratory judgment that Redwood LP’s leases with Mr. Farris were valid and fully enforceable. The petition in intervention also sought a determination that the letter of intent executed by Mr. Farris was neither a lease of Mr. Farris’ mineral interests nor a binding agreement by Mr. Farris to lease his mineral interests to the Mejlaender Plaintiffs. On April 5, 2004, the Mejlaender Plaintiffs filed an amended petition asserting claims against Redwood LP for tortious interference and conspiracy based on Redwood LP’s alleged interference with the Mejlaender Plaintiff’s alleged lease or letter of intent with Mr. Farris.

Resolution of the Miller and Mejlaender Lawsuits

Redwood LP denies the claims asserted in the Miller and Mejlaender Lawsuits. On October 5, 2005, Redwood LP and the Miller Plaintiffs, which includes the Mejlaender Plaintiffs, agreed to have the claims asserted in the Miller and Mejlaender Lawsuits resolved by a single arbitrator. Redwood initiated the arbitration on November 17, 2005 (the “Arbitration”). As a condition to the prosecution of the Arbitration, the Miller Plaintiffs and Redwood LP participated in a mediation of all of the parties’ claims. To avoid the costs of continued litigation, Redwood LP and the Miller Plaintiffs, through mediation, entered into a binding preliminary settlement agreement on June 1, 2006 to resolve all of their disputes. Under the terms of the settlement, Redwood LP and the Miller Plaintiffs have agreed to dismiss with prejudice all claims against one another in the Arbitration and the Mejlaender and Miller Lawsuits. The Miller Plaintiffs shall assign to Redwood LP any and all ownership interests they may have had in the Madisonville Prospect below the top of the Rodessa-Sligo Interval. The Miller Plaintiffs shall also convey to Redwood all of their overriding royalty interests in the Madisonville Prospect in the Rodessa-Sligo Interval and below. To acquire these interests and resolve the claims against it, Redwood LP shall pay the Miller Plaintiffs $1,100,000 in cash upon the closing of the settlement, execute a 6% promissory note in the amount of $900,000 in favor of the Miller Plaintiffs, secured by Redwood LP’s interest in the Ruby Magness Well, and assign the Miller Plaintiffs overriding royalty interests (“ORRI”) of 2% in the Magness Well, 2% in the Fannin Well, 0.75% in the Wilson Well, and 0.5%, 0.3%, and 0.2% in the first, second and third wells, respectively, in the event these wells are drilled and completed by Redwood LP below the Rodessa-Sligo Interval.

Crimson Complaint

Please see the discussion regarding Crimson Exploration Inc.’s complaint against Gateway Processing Company and Hanover Compression Limited Partnership regarding gas deliveries to the Madisonville Field gas treatment plant set forth in the “Properties” section under the heading “Texas—Madisonville Project—The Madisonville Gas Treatment Plant and Gathering Facilities.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information, as of  June 28, 2006 about our directors and executive officers.

Name	Age	Position with GeoPetro(1)

Stuart J. Doshi(2)	60	Director, Chairman, President and Chief Executive Officer
David V. Creel	67	Director and Vice President of Exploration
J. Chris Steinhauser	47	Director, Chief Financial Officer and Corporate Secretary
Kevin M. Delehanty(2)(3)	48	Director
Thomas D. Cunningham(2)(3)	58	Director
David G. Anderson	53	Director
Nick DeMare(3)	51	Director

Notes:

(1)          Each of the directors has been appointed to hold office until the next annual meeting of shareholders or until their successor is duly elected or appointed, unless their office is earlier vacated. Our bylaws permit the Board itself to fill vacancies and appoint additional directors, subject to shareholder approval at the next annual meeting. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of shareholders and until their successors have been elected and qualified. Our bylaws currently authorize a minimum of four and a maximum of seven directors to serve on the Board of Directors. We have held one special meeting of our shareholders.

(2)          Member of the Compensation Committee.

(3)          Member of the Audit Committee.

Stuart J. Doshi.   Mr. Doshi has been actively engaged in the oil and gas business since 1970. Mr. Doshi began his oil and gas career with Natomas Company in 1970. He held various positions of increasing responsibility in planning, corporate development and financial management with Natomas. These culminated with responsibility for planning and financial management of $1 billion of annual revenues from five energy divisions (international oil and gas, domestic oil and gas, petroleum marketing and trading, coal and geothermal). After leaving Natomas in 1985, Mr. Doshi served as a Senior Vice President of Energy Sources Group until 1988. Mr. Doshi then served as Vice President of Pan Pacific Petroleum, Inc. from 1988 to 1991. Immediately prior to forming GeoPetro, Mr. Doshi was the Managing Director of Sierra Overseas Corporation. Prior to forming GeoPetro, Mr. Doshi was extensively involved in the development of four major oil and gas contract areas in Indonesia with production to date in excess of two billion boe. Mr. Doshi founded GeoPetro in 1994 and has served as a director and our President and Chief Executive Officer since our inception and as Chairman of the Board since March 1998. Mr. Doshi is a graduate of the University of San Francisco with a Bachelor’s Degree in Finance and the University of California, Santa Barbara with a Master’s Degree in Economics.

David V. Creel.   Mr. Creel has 41 years oil and gas experience as a petroleum exploration geologist. Mr. Creel held various geological and supervisory positions in Libya during his eleven-year career with AMOSEAS (the operator for CALTEX Petroleum). Mr. Creel was also the Exploration Manager of the Rocky Mountain Region and Canada for Ladd Petroleum Company; Exploration Manager of the Rocky Mountain Region for Kilroy Company of Texas; and President of Aztec Resources Corporation. Since 1995, Mr. Creel worked as an independent geologic consultant and in June 1998 he joined GeoPetro in his current role as Vice President of Exploration. Mr. Creel has served as a director of GeoPetro since

October 2001. Mr. Creel is a graduate of the University of Notre Dame with a Bachelor’s degree in Geology and the University of Tulsa with a Master’s degree in Geology.

J. Chris Steinhauser.   Mr. Steinhauser is an accountant with 23 years of experience in the energy and financial services industries. Mr. Steinhauser began his career with Peat, Marwick, Mitchell & Co. from 1981 through 1984. From September 1987 through January 1998, Mr. Steinhauser was employed by Sharon Energy Ltd. and Sharon Resources, Inc., its operating subsidiary, ultimately serving as Executive Vice President and Chief Financial Officer of the parent and President, Chief Operating Officer and Director of the subsidiary. From January 1998 until June 2000 Mr. Steinhauser was employed by Beta Oil & Gas, Inc. as a director and Chief Financial Officer where his primary activities included Beta’s initial public offering and listing on the NASDAQ National Market System, business development and corporate acquisitions. Mr. Steinhauser joined GeoPetro in June 2000 as its Chief Financial Officer and Vice President of Finance. Mr. Steinhauser has served as a director of GeoPetro since October 2001. Mr. Steinhauser is a graduate of the University of Southern California with a Bachelor’s degree in Business and conducted graduate studies at the University of Denver Graduate Tax Program and was a certified public accountant.

Kevin M. Delehanty.   Mr. Delehanty has 22 years of experience in the commercial real estate business. Mr. Delehanty is currently a Senior Vice President with Colliers International Inc., an international real estate services firm. Prior to joining Colliers in March of 1996, Mr. Delehanty founded and operated Delehanty Commercial Brokerage (a sole proprietorship), a company which specialized in real estate leasing and investment transactions. Mr. Delehanty began his real estate career as a land specialist with Hayden & Smith Co. of Dallas, Texas. Mr. Delehanty has served as a director of GeoPetro since August 1997. Mr. Delehanty is a graduate of Southern Methodist University with a Bachelor’s degree in Business Administration and a Bachelor’s degree in Fine Arts.

Thomas D. Cunningham.   Mr. Cunningham has 31 years of experience in general management, with expertise in mergers and acquisitions, foreign exchange, sales, financial analysis and personnel management. Since January 2003, he has served as Senior Vice President of OfficePower L.L.C., a privately owned company in the distributed generation business. Prior to joining OfficePower L.L.C., Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Microban International, Ltd., a seller and licensor of branded additives from 2000 to 2003. From 1997 to 2000, Mr. Cunningham was a member of the Board and Executive Vice President of EMCOR Group, Inc. Prior to EMCOR, Mr. Cunningham was with Swiss Army Brands Inc. from 1994 to 1997, where he served on the Board of Directors and as Executive Vice President and Chief Financial Officer. Prior to that position, Mr. Cunningham spent 21 years with J.P. Morgan & Co., in various positions of increasing responsibility and last served as Managing Director in the Corporate Banking Group. Mr. Cunningham has served as a director of GeoPetro since April 2000. Mr. Cunningham is a graduate of Harvard College with a Bachelor’s degree in Economics and Columbia University with a Master’s degree in Business Administration.

David G. Anderson.   Mr. Anderson is a Senior Vice President and director of Dundee Securities Corporation where he has managed the firm’s investment banking and capital markets activities since 1998. Mr. Anderson began his career with the National Energy Board of Canada in 1976 and later was employed by Amoco Production Company from 1978 to 1986 in its Calgary, Chicago and Houston offices. In 1987, Mr. Anderson returned to Canada with Midland Doherty and later joined BBN James Capel where he was the Managing Director from 1988 to 1995. From 1995 to 1998, Mr. Anderson was a partner and Managing Director with another investment dealer, Loewen, Ondaatje, McCutcheon Limited. Mr. Anderson has served as a director of GeoPetro since  March 2006. Mr. Anderson is a graduate from the University of Manitoba with a Master’s degree in Business Administration and Bachelor’s degree in Arts.

Nick DeMare.   Mr. DeMare is a member in good standing of the Institute of Chartered Accountants of British Columbia. Since May 1991, Mr. DeMare has been the President of Chase Management Ltd., a private company which provides a broad range of administrative, management and financial services to private and public companies engaged in mineral exploration and development, gold and silver production, oil and gas exploration and production and venture capital. Mr. DeMare indirectly owns 100% of Chase Management Ltd. Mr. DeMare currently serves as an officer and director of the following public companies, including Rochester Resources Ltd., a mineral interest acquisition and exploration company, Centrasia Mining Corp., a base and precious metal exploration company, Halo Resources Ltd., a mineral exploration company, and Tumi Resources Limited, a mineral exploration company, each of which trades on the OTC Bulletin Board. Mr. DeMare has served as a director of GeoPetro since March 2006. Mr. DeMare is a graduate of the University of British Columbia with a Bachelor’s degree in Commerce.

Committees of the Board of Directors

We currently have an Audit Committee and a Compensation Committee of the Board of Directors. Prior to the effective date of this offering, we plan to establish an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in compliance with the rules of the NASDAQ National Market or American Stock Exchange, as applicable, and the SEC. We intend to make our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters available on our website, www.geopetro.com, under the investor relations section, upon the effective date of this offering. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Audit Committee

Our Audit Committee currently consists of three directors, Thomas Cunningham, Nick DeMare and Kevin Delehanty. Messrs. Cunningham and DeMare are independent as defined by the rules of the NASDAQ National Market or American Stock Exchange, as applicable, and the SEC. Each member of the Audit Committee meets the financial literacy and experience requirements of the SEC, NASDAQ National Market or American Stock Exchange rules, as applicable.  Mr. Cunningham serves as the chairperson of the Audit Committee and Nick DeMare is an “audit committee financial expert” under applicable SEC rules. Prior to the effective date of this offering, we will adopt an Audit Committee charter that satisfies applicable SEC, NASDAQ National Market or American Stock Exchange rules, as applicable.

Our Audit Committee charter will require that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•       evaluate our independent auditors’ qualifications, independence and performance;

•       determine the engagement and compensation of our independent auditors;

•       approve the retention of our independent auditors to perform any audit and permissible non-audit services;

•       monitor the rotation of partners of the independent auditors on our engagement team as required;

•       review our consolidated financial statements;

•       review our critical accounting policies;

•       meet with our management periodically to consider the adequacy of our internal controls and procedures for financial reporting;

•       establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•       review on an ongoing basis and approve related party transactions;

•       prepare the reports required by the rules of the SEC to be included in our annual proxy statement;

•       discuss with our management and our independent auditors the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

Our Compensation Committee currently consists of three directors, Stuart Doshi, Kevin Delehanty and Thomas Cunningham. Mr. Cunningham is independent under NASDAQ National Market or American Stock Exchange rules, as applicable, and qualifies as a non-employee director and an outside director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 162(m) of the Code, respectively. Prior to the effective date of this offering, we will adopt a Compensation Committee charter, which will outline the Compensation Committee’s primary duties to include:

•       establishing overall employee compensation policies and recommending to our board of directors major compensation programs;

•       reviewing and approving the compensation of our corporate officers and directors, including salary and bonus awards;

•       administering our various employee benefit, pension and equity incentive programs;

•       reviewing executive officer and directors indemnification and insurance matters;

•       managing and reviewing employee loans; and

•       preparing an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Corporate Governance Committee

We do not currently have a Nominating and Corporate Governance Committee. Prior to the effective date of this offering, we plan to form a Nominating and Corporate Governance committee which will consist of three directors. The directors will be independent as required under applicable NASDAQ National Market or American Stock Exchange rules. Prior to the effective date of this offering, we will adopt a Nominating and Corporate Governance Committee charter, which will outline the Nominating and Corporate Governance Committee’s primary duties to include:

•       establishing standards for service on our board of directors and nominating guidelines and principles;

•       identifying individuals qualified to become members of our board of directors and recommending director candidates for election to our board of directors;

•       considering and making recommendations to our board of directors regarding its size and composition, committee composition and structure and procedures affecting directors;

•       establishing policies regarding the consideration of any director candidates recommended by our stockholders, and the procedures to be followed by stockholders in submitting such recommendations;

•       evaluating and reviewing the performance of existing directors; and

•       monitoring our corporate governance principles and practices and making recommendations to our board of directors regarding governance matters, including our certificate of incorporation, bylaws and charters of our committees.

Director Compensation

We compensate our non-management directors for their services as directors by means of discretionary option grants. We also reimburse our directors for travel expenses incurred in connection with their duties as directors. During the fiscal year ended December 31, 2005, no options were granted to non-management directors as compensation for their services as directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Stuart Doshi, Kevin Delehanty and Thomas Cunningham. Mr. Doshi is our President and Chief Executive Officer and served in this capacity while serving on the Compensation Committee during 2005. None of our executive officers has served as a director or Compensation Committee member of any other entity, any of whose executive officers served as one of our directors or Compensation Committee members of our board of directors.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our two other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services rendered during our 2005 fiscal year. These three officers are referred to as the named executive officers in this prospectus. No other executive officer received a combined salary and bonus of more than $100,000 in the fiscal year ended December 31, 2005.

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation(1)					Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Common Shares Underlying Stock Options(#)	Restricted Shares or Restricted Share Units($)	All Other Compensation ($)
Stuart J. Doshi	2005	401,802	(2)	30,333	0		0	0	0
President and Chief
Executive Officer

David V. Creel	2005	150,000		11,000	0		0	0	0
Vice President of Exploration

J. Chris Steinhauser	2005	150,000		11,000	8,654	(3)	0	0	0
Chief Financial Officer

(1)          In accordance with the rules of the Securities and Exchange Commission, the value of perquisites provided to each named executive officer are not reported if the amount of such compensation to each named executive officer is less than the lesser of either (i) $50,000 or (ii) 10% of the total amount of that officer’s  salary and bonus for the related year.

(2)          $73,143 of Mr. Doshi’s annual salary consists of an annual inflation adjustment based on the 1995 Consumer Price Index, per the terms of his employment agreement.

(3)          Represents payment for cancellation of unused vacation time.

Stock Option Grants in 2005

We did not grant any stock options or stock appreciation rights to the named executive officers during 2005.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

The following table details information with respect to all options to purchase our common stock exercised by our named executive officers during 2005 and all options held by our named executive officers and outstanding on December 31, 2005.

Aggregated Options Exercised During the Most Recently Completed Financial Year and
Financial Year-End Option Values

Name	Common Shares Acquired on Exercise (#)	Aggregate Value Realized ($)		Number of Securities Underlying Unexercised Options at Financial Year-End Exercisable/Unexercisable (#)	Value of Unexercised in the Money Options at Financial Year End Exercisable/Unexercisable ($)(1)
Stuart J. Doshi	0	0		1,900,000/600,000	3,935,000/840,000
David V. Creel	200,000	300,000	(2)	160,000/90,000	234,000/126,000
J. Chris Steinhauser	0	0		110,000/90,000	159,000/126,000

(1)          The dollar value is based upon the difference between the fair market value of the common stock underlying the option on December 31, 2005 and the exercise price. The estimated fair market value of our common stock on December 31, 2005 was $3.50 per share.

(2)          The dollar value is based upon the difference between the fair market value of the common stock underlying the option on the date of exercise and the exercise price. The estimated fair market value of our common stock on the date of exercise, May 31, 2005 was $3.50 per share.

Stock Incentive and Option Plans

Effective as of September 10, 2001, the Board of Directors approved the 2001 Stock Incentive Plan (the “Stock Incentive Plan”), providing for awards under the terms and provisions of such plan of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock to our officers, directors, employees and consultants. The purpose of the Stock Incentive Plan was to attract, motivate, reward and retain personnel and provide incentive compensation through participation in our growth and development. The awards available under the Stock Incentive Plan were exercisable for up to 5,000,000 shares of our common stock.

In 2004, we implemented a new 2004 Stock Option and Appreciation Rights Plan (the “Stock Option Plan”) providing for awards of incentive stock options, non-qualified stock options and stock appreciation rights. The Stock Option Plan replaced the Stock Incentive Plan as to new award grants effective in 2004 or thereafter to our directors, officers, employees and consultants. Outstanding awards issued under the Stock Incentive Plan will continue to be outstanding in accordance with their terms and the terms of the Stock Incentive Plan, but will count toward the limits in the number of shares of common stock available to be issued under the Stock Option Plan, which is 5,000,000.

Awards to purchase 1,750,000 shares of our common stock were issued under the Stock Incentive Plan, and to date, awards to purchase 170,000 shares of our common stock have been issued under the Stock Option Plan. 3,080,000 shares remain available for issuance pursuant to award grants under the Stock Option Plan.

The Stock Option Plan is administered by the Board of Directors or a committee designated by the Board. The Board of Directors or committee designated by the Board determines the number of shares of common stock which may be purchased pursuant to an award grant, the exercise price, vesting schedule, expiration date, and all other terms and conditions of the award grant, subject to the terms of the Stock Option Plan.

The exercise price of stock options granted under the Stock Option Plan may not be less than 110% of the fair market value of our common stock on the date of grant. The total number of shares of common stock subject to awards granted to any optionee under the Stock Option Plan may not exceed 5% of our issued and outstanding shares of common stock on the date of grant. If they do, the optionee will not be entitled to receive any awards under the Stock Option Plan until such time as he or she holds options to purchase shares of common stock which are less than 5% of our issued and outstanding common stock. The maximum number of shares of common stock which may be reserved for issuance to insiders under the Stock Option Plan is 10% of our shares of common stock outstanding at the time of the grant, less any shares reserved for issuance to insiders under any other stock compensation arrangement. The maximum number of shares of common stock which may be issued to insiders under the Stock Option Plan is also subject to certain annual limits.

The following table sets forth information with respect to the options outstanding, under the Stock Option Plan and otherwise, as of June 28, 2006.

Group (Number)	Date Options Granted	Shares Underlying Option	Average Exercise Price(3)	Closing Price One Day Prior to Grant(3)	Expiry Date		Market Value of Options(4)
Executive Officers(3)	various	2,950,000	$1.66	N/A	various	(2)	$5,420,000
Directors(1)(4)	various	775,000	$2.40	N/A	various	(2)	$852,500
Employees(3)	various	85,000	$2.79	N/A	various	(2)	$60,000
Total		3,810,000	$1.87				$6,332,500

Notes:

(1)          Directors who are not also executive officers.

(2)          Options have expiry dates not more than 10 years following their date of grant. Currently outstanding options have expiry dates between February 28, 2007 and May 13, 2013.

(3)          The stock options were issued prior to February of 2006 and therefore no public trading market existed for our common stock with the exception of the grant of options exercisable to purchase 75,000 common stock to each of David Anderson and Nick DeMare. We granted the options to Mr. Anderson and Mr. DeMare, 150,000 options in total, on April 17, 2006. The options have an exercise price of $3.85 per share. The closing price on the Toronto Stock Exchange on the day preceding the date of grant was $3.50 per share.

(4)          Based on the closing price of our common stock on the Toronto Stock Exchange on June 28, 2006.

Employment Agreements

We entered into a contract of employment with Stuart J. Doshi, Founder, President, Chief Executive Officer and Chairman of the Board of Directors, dated July 28, 1997 (effective July 1, 1997) and amended on January 11, 2001, July 1, 2003, April 20, 2004, May 9, 2005, July 28, 2005 and January 30, 2006. The contract as amended currently provides for a five-year term which commenced May 1, 2005 which term is automatically extended for successive two-year renewal terms unless: (a) the Board of Directors elects not to renew the contract and we provide notice to Mr. Doshi of such non-renewal at least six months prior to the expiry of his employment term or any renewal term, (b) Mr. Doshi provides notice at any time prior to the expiry of his employment term or any renewal term that he elects not to renew the contract, or (c) Mr. Doshi attains age 75, in which case the term ends upon the completion of the calendar year in which he becomes 75 years old unless we and Mr. Doshi mutually agree to one-year extensions. The contract of employment provides for an annual base salary of $300,000, subject to annual inflation adjustments based on the 1995 United States Department of Labor, Bureau of Labor Statistics Consumer Price Index of Urban Wage Earners and Clerical Workers. The contract also provided for options to purchase up to 750,000 shares of our common stock at an exercise price of $0.50 per share which options were to expire on April 29, 2006. The expiration dates of the options have been extended to April 30, 2008. In the event that we file a registration statement under the 1933 Act, other than our initial registration statement, we have agreed to permit Mr. Doshi to include in the proposed registration the shares of our common stock that he would hold on exercise of his stock options and other securities issued to him, at no expense to him, subject to his payment of his own taxes, legal fees and underwriter’s discounts, commissions and spreads. In the event of a change of control, or if we do not renew Mr. Doshi’s agreement, or if Mr. Doshi is terminated without cause, or under certain circumstances, with cause, he is entitled to receive (a) in exchange for all of his vested stock options and vested restricted shares, such number of shares of common stock having a market value equal to the difference between (x) the aggregate total market value of all vested restricted shares and shares of common stock he would receive upon exercise of all vested stock options less (y) the aggregate total exercise price for all of his vested stock options; provided, however, that if the common stock to be delivered to Mr. Doshi upon such change of control or termination have not been registered so as to permit immediate public resale, Mr. Doshi shall instead receive a cash payment equal to the market value on the date of termination of all vested stock options and restricted shares without any discount for liquidity or minority position against cancellation of such options and restricted shares, (b) a cash payment equal to the greater of (i) his salary for the remainder of his term and the aggregate amount of his bonuses in respect of the last four fiscal years and (ii) four times his compensation in the current year and the aggregate amount of his bonuses for the last four fiscal years, and (c) an additional cash payment representing his employment benefits equal to 20% of the amount of salary he is entitled to receive under (b)(i) or (b)(ii) above, as applicable. In addition, in the event of a change of control or termination without cause, all unvested options issued by us to Mr. Doshi will vest.

We have entered into a contract of employment with David V. Creel, Vice President of Exploration, dated April 28, 1998 and amended on June 15, 2000, May 12, 2003 and January 1, 2005. The contract provides for a term of employment until June 1, 2009 at an annual salary of $150,000 effective January 1, 2005. We have issued options to Mr. Creel to acquire 100,000 shares of common stock at a price of $2.00 per share pursuant to the original April 28, 1998 agreement. Mr. Creel exercised the option on May 31, 2005. The June 15, 2000 amendment provided that we would issue options to acquire an additional 100,000 shares of common stock at a price of $2.00 per share. The options were issued and were subject to vesting over a five-year period with the first 20% vesting on the first anniversary of the date of grant and an additional 20% vesting on each of the four successive anniversaries such that all options are now vested. The contract may be terminated by us without cause upon the payment to Mr. Creel of cash payments equal to the lesser of three months’ base salary or base salary during the remainder of the employment term, and, in the event of termination without cause, all unvested options issued by us to Mr. Creel will vest.

We have entered into a contract of employment with J. Chris Steinhauser, Vice President of Finance and Chief Financial Officer, dated June 19, 2000 and amended on December 12, 2002 and January 1, 2005. The contract provides for a term of employment until June 30, 2008 at an annual salary of $150,000, effective January 1, 2005. The agreement with Mr. Steinhauser provided for a $10,000 cash bonus payable upon execution of the agreement, which was paid in 2000. In addition, Mr. Steinhauser’s employment agreement provided that we would issue warrants to purchase 250,000 shares of our common stock to Mr. Steinhauser. Such warrants, as amended, have terms expiring between June 2007 and April 2008, and are fully vested. Each warrant entitles Mr. Steinhauser to purchase one share of our common stock as follows:

Exercise Price Per Common Share	No. of Common Shares Underlying Warrants
$2.00	150,000
$3.00	33,333
$4.00	33,333
$5.00	33,334

Total	250,000

The contract with Mr. Steinhauser may be terminated by us without cause upon the making of cash payments equal to the lesser of three months’ base salary or base salary during the remainder of the employment term, and, in the event of termination without cause, Mr. Steinhauser may retain all warrants issued to him pursuant to his employment agreement, whether or not vested.

Indebtedness of Directors and Officers

None of our directors or officers, nor any of their associates or affiliates, are or have been indebted to us, nor have any of the foregoing been the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The  following table sets forth certain information about the beneficial ownership of common shares as of June 28, 2006 by:

•       Each of our directors;

•       Each of the individuals listed in the Summary Compensation table above;

•       All of our directors and executive officers as a group; and

•       Each person known to us to be the beneficial owner of more than 5% of our outstanding common shares.

For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from June 28, 2006 upon the exercise of warrants or options or upon the conversion of convertible securities. Each beneficial owner’s percentage is determined by assuming that options, warrants or conversion rights that are held by that person regardless of price, but not those held by any other person, and which are exercisable within 60 days from June 28, 2006 have been exercised.

The information in the following table is based upon information supplied by officers, directors, certain named individuals and principal shareholders. The percentage of beneficial ownership before the offering is based on 27,348,758 common shares outstanding on June 28, 2006, subject to adjustment for each beneficial owner as described above. The percentage of beneficial ownership after the offering is based upon 34,544,240 shares, including the shares offered by this prospectus, but excluding 840,000 shares of common stock which are issuable upon exercise of unvested options. Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of the following stockholders is c/o GeoPetro Resources Company, One Maritime Plaza, Suite 700, San Francisco, CA 94111.

	Number of	Approximate	Approximate
	Shares	Percent of Class	Percent of Class
	Beneficially	Before the	After the
Name of Beneficial Owner	Owned	Offering(1)	Offering(2)
Stuart J. Doshi, President, CEO and Chairman(3)	4,842,957	16.4%	14.0%
David V. Creel, Vice President and Director(4)	440,000	1.6%	1.3%
J. Chris Steinhauser, Chief Financial Officer and Director(5)	390,000	1.4%	1.1%
David Anderson, Director(6)	0	*	*
Thomas D. Cunningham, Director(7)	428,334	1.6%	1.2%
Kevin Delehanty, Director(8)	1,299,067	4.7%	3.8%
Nick DeMare, Director(9)	77,500	*	*
All executive officers, key persons and directors as a group, (7 persons)	7,477,858	25.7%	21.4%

5 percent or more shareholders:

Jeffrey C. Friedman 911 Moraga Ave., Suite 205 Lafayette, CA 94549	1,762,898	6.4%	5.1%

G. Carter Sednaoui(10) P. O. Box 213 Princeton, NJ 08542	1,384,148	5.1%	4.0%

•                     Less than 1.0%

(1)          For the purposes of calculating the percent of class beneficially owned by a holder, shares of common stock which may be issued to that holder within 60 days of June 28, 2006 are deemed to be outstanding.

(2)          Assumes the sale by the selling stockholders of all shares of common stock available for resale under this prospectus, except for 840,000 shares of common stock which are issuable upon exercise of unvested options.

(3)          Includes direct ownership of 2,742,957 common shares and stock options to purchase 2,500,000 common shares that are exercisable within 60 days of June 28, 2006.

(4)          Includes direct ownership of 250,000 common shares and stock options to purchase 250,000 common shares that are exercisable within 60 days of June 28, 2006 .

(5)          Includes stock options and warrants to purchase 450,000 common shares.

(6)          Includes stock options to purchase 75,000 common shares that are exercisable within 60 days of June 28, 2006. Mr. Anderson became a director on March 30, 2006.

(7)          Includes direct ownership of 241,667 common shares and stock options and warrants to purchase 226,667 common shares that are exercisable within 60 days of June 28, 2006.

(8)          Includes direct ownership of 914,067 common shares and stock options and warrants to purchase 475,000 common shares that are exercisable within 60 days of June 28, 2006.

(9)          Includes direct ownership of 77,500 common shares and stock options to purchase 75,000 common shares that are exercisable within 60 days of June 28, 2006. Mr. DeMare became a director on March 30, 2006.

(10)   Includes direct ownership of 744,268 common shares, 130,000 common shares owned through Mr. Sednaoui’s retirement plan, 60,000 common shares beneficially owned through Sednaoui Family LLP, 399,880 common shares beneficially owned through Rolling Hill Investors LLC, and warrants to purchase 50,000 common shares that are exercisable within 60 days of June 28, 2006.

SELLING SHAREHOLDERS

This prospectus relates to the proposed resale by the selling shareholders of up to 27,348,758 shares of outstanding common stock as well as the resale of up to 1,890,710 additional shares of common stock issuable upon conversion of Series AA Preferred Stock, 2,119,522 shares of common stock issuable upon exercise of warrants, and 4,025,250 shares of common stock issuable upon exercise of options.

Any or all of the common shares offered hereby may be offered for sale pursuant to this prospectus by the selling shareholders from time to time. Please see “Plan of Distribution.”  Accordingly, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon consummation of any such sales.

The percentage of common shares beneficially owned before the offering is based on 27,348,758 common shares outstanding on             , subject to the adjustments described below. The percentage of common shares beneficially owned upon completion of this offering is based upon 34,544,240 shares, including the shares offered by this prospectus, but excluding 840,000 shares of common stock which are issuable upon exercise of unvested options. Unless otherwise indicated and subject to community property laws where applicable, we believe that each selling shareholder has sole voting and investment power over all shares of common stock shown as beneficially owned by them.

The following tables set forth as of                  certain information concerning the persons for whom we are registering the shares for resale to the public. We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We prepared the tables based on the information furnished to us by the selling shareholders named in the tables below, and we have not sought to verify such information.

U.S. Selling Shareholders

The following table contains information as of [          ] regarding:

•  the amount of our common stock beneficially owned by U.S. selling shareholders prior to the commencement of the offering described in this prospectus;

•  the amount of our common stock offered by U.S. selling shareholders by means of this prospectus;

•  the amount of our common stock beneficially owned by U.S. selling shareholders after completion of the offering described in this prospectus; and

•  the percentage of our common stock beneficially owned by U.S. selling shareholders after completion of the offering described in this prospectus.

For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from                 upon the exercise of warrants or options or upon the conversion of convertible securities. Each beneficial owner’s percentage is determined by assuming that options, warrants or conversion rights that are held by that person regardless of price, but not those held by any other person, and which are exercisable within 60 days from              , have been exercised.

Name	Number of Shares of Common Stock Beneficially Owned Before Offering	Number of Shares of Common Stock Offered Hereunder	Number of Shares of Common Stock Owned of Record After Completion of Offering	Percentage of Class Beneficially Owned After Offering(1)
(We will add information regarding the selling security holders to the selling shareholder table in a pre-effective amendment to the registration statement.)

(1)          Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus, except for 840,000 shares of common stock which are issuable upon exercise of unvested options.

Canadian Selling Shareholders

The following table contains information as of [          ] regarding:

•  the amount of our common stock owned by Canadian selling shareholders prior to the commencement of the offering described in this prospectus;

•  the amount of our common stock offered by Canadian selling shareholders by means of this prospectus; and

•  the amount of our common stock owned by Canadian selling shareholders after completion of the offering described in this prospectus, assuming that the selling stockholders listed in the table have sold all shares that they are offering by means of this prospectus; and

•  the percentage of our common stock owned by Canadian selling shareholders after completion of the offering described in this prospectus.

None of the selling stockholders listed in the table has, within the past three years, held any office or position with us or our affiliates, or had any other material relationship with us or our affiliates, other than as our stockholder.

The table set forth below reflects record ownership only. Our common stock is currently traded on the Toronto Stock Exchange. Canadian stockholders selling their shares of our common stock by means of this prospectus will include any persons who have agreed to acquire ownership rights in our common stock prior to the effective date of the registration statement, although the transfer of ownership rights to such persons may not be reflected in the record of ownership of our common stock and in the table set forth below. We do not intend to file a post-effective amendment, or to circulate a revised prospectus, disclosing record ownership of our common stock after the effective date of the registration statement.

Name	Number of Shares of Common Stock Owned of Record Before Offering	Number of Shares of Common Stock Offered Hereunder	Number of Shares of Common Stock Owned of Record After Completion of Offering	Percentage of Class Owned of Record After Offering
(We will add information regarding the selling security holders to the selling shareholder table in a pre-effective amendment to the registration statement.)

PLAN OF DISTRIBUTION

The selling shareholders identified in this prospectus may offer and sell up to an aggregate of 35,384,240 shares of our common stock which we have issued to them, or which we may issue to them upon the exercise of certain options and warrants or upon the conversion of Series AA Preferred stock issued to them. The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

All of the shares, options, warrants and Series AA Preferred stock described above were previously issued in transactions exempt from SEC registration and were completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•  on the Toronto Stock Exchange

•       on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•       in the over-the-counter market;

•       in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•       through the writing of options, whether such options are listed on an options exchange or otherwise;

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales;

•       sales pursuant to Rule 144;

•       broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the Series AA Preferred stock, options or warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus is a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify those selling shareholders with whom we have registration rights agreements against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register their shares, or such selling shareholders will be entitled to contribution. We may be indemnified by those selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by such selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have notified the selling shareholders of the prospectus delivery requirements for sales made by this prospectus and that, if there are material changes to the stated plan of distribution, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We appointed David G. Anderson as a Director on March 30, 2006. See “Management”. Mr. Anderson is the Senior Vice President and a director of Dundee Securities Corporation, the lead underwriter in connection with a sale of common shares we recently completed on March 30, 2006. The sale of common shares was conducted (a) outside the United States pursuant to the exemption from registration provided by Regulation S, and (b) within the United States only in accordance with an applicable exemption from the registration requirements of the 1933 Securities Act. The decision to distribute the common shares and the determination of the terms of the distribution were made through negotiations primarily between us and Dundee Securities Corporation as lead underwriter. Mr. Anderson had some involvement in such negotiations solely in his capacity as a director and officer of Dundee Securities Corporation. Dundee Securities Corporation received an underwriters’ fee totaling $632,000 in connection with the offering.

On June 6, 2005 we purchased 139,396 shares of common stock from Stuart Doshi, our President and Chief Executive officer, at the estimated fair market value prices on that date of $4.25 per share for a total of $592,433.

During 2005, Eric Doshi, Stuart Doshi’s son, was employed as our Treasurer and Manager of Planning. We paid Eric Doshi a salary of $69,040 for his services during 2005.

On May 31, 2005, we paid the remaining balance of $962,780 plus accrued but unpaid interest of $4,431 on an 8% note to G. Carter Sednaoui dated July 19, 2004. Mr. Sednaoui owns 5.1% of our outstanding common stock. On October 27, 2005, we repaid the remaining principal balance of $1,260,292 plus accrued but unpaid interest of $8,287 on the 8% Rolling Hill Promissory Note dated October 18, 2002, as well as the unsecured 8% promissory note dated September 30, 2004 with a remaining principal balance of $475,000 and accrued but unpaid interest of $9,058 to Patricia S. Cayce. Mr. Sednaoui owns Rolling Hill and Patricia S. Cayce is Mr. Sednaoui’s mother-in-law.

On June 7, 2006, we made a loan at an 8% interest rate in the amount of $1,000,000 to Mr. Sednaoui with a maturity date of March 31, 2007. The note may be repaid at any time without penalty. In the event the note is not repaid by the maturity date, we have full recourse against Mr. Sednaoui. In addition, Mr. Sednaoui has granted us a security interest in 564,120 shares of our common stock which he owns

Effective April 14, 2006, we issued options to purchase shares of our common stock to two new directors as follows:

# Options	Grantee	Date of Issuance	Date of Expiration	Vesting Schedule	Exercise Price
75,000	David Anderson	4/14/2006	4/14/2011	5 yr. vesting period @ 20%/year	$3.85
75,000	Nick DeMare	4/14/2006	4/14/2011	5 yr. vesting period @ 20%/year	$3.85

The expiration dates of certain common stock option and warrant issuances were extended on April 21, 2006 as follows:

	# Shares of
	Common Stock
	Underlying	Exercise price	Previous	Revised
Description	Grantee	Option or Warrant	Per Share	Expiration Date	Expiration Date
Common Stock Option	Stuart J. Doshi(1)	750,000	$0.50	4/30/2006	4/30/2008
Common Stock Warrant	J. Chris Steinhauser(2)	150,000	$2.00	6/18/2006	6/30/2007
Common Stock Warrant	J. Chris Steinhauser	33,333	$3.00	6/18/2006	4/30/2008

(1)          Mr. Doshi is our president, chief executive officer and chairman.

(2)          Mr. Steinhauser is our chief financial officer and a director.

MATERIAL INCOME TAX CONSEQUENCES

United States Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common shares applicable to non-U.S. holders (as defined below). This summary is based on the Internal Revenue Code of 1986 (the “Code”), and Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to any of which, subsequent to the date of this prospectus, may affect the tax consequences described herein. We undertake no obligation to update this tax summary in the future. This summary applies only to non-U.S. holders that will hold our common shares as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to be a complete analysis of all the potential tax consequences that may be material to a non-U.S. holder based on his, her or its particular tax situation. This summary also does not address tax consequences applicable to non-U.S. holders that may be subject to special tax rules, such as “controlled foreign corporations,” “passive foreign investment companies,” persons liable for the “alternative minimum tax,” certain former citizens and long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax. Such persons should consult with their own tax advisors to determine the U.S. federal tax consequences that may be relevant to them. In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common shares through partnerships or other pass-through entities. A partner in a partnership that will hold our common shares should consult his or her tax advisor regarding the tax consequences of the ownership and disposition of our common shares. Moreover, this discussion does not consider the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws.

References to a non-U.S. holder mean a beneficial owner of our common shares that for U.S. federal income tax purposes is other than:

•       a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust that is subject to the primary supervision of a U.S. court and to the control of one or more U.S. persons, or that was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions and Dispositions

Distributions on Common Shares

In general, if distributions are made with respect to our common shares, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and be subject to withholding as discussed in the following paragraph. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common shares and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common shares, the tax treatment of which is discussed below under “Dispositions of Common Shares.” In addition, if we are a U.S. real property holding corporation (“USRPHC”), and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10%), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution subject to withholding as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Dispositions of Common Shares”).

Generally, dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:

•       Dividends effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, dividends effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and attributable to a U.S. permanent establishment (or a fixed based in the case of an individual) maintained by the non-U.S. holder, generally will not be subject to withholding if the non-U.S. holder complies with applicable certification requirements of the Internal Revenue Service (“IRS”) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of a non-U.S. holder that is a corporation, such effectively connected dividends also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•       The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. In the case of a non-U.S. holder entitled to the benefits of the income tax treaty between the U.S. and Canada, the tax rate is reduced to 15%. Under applicable Treasury Regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder generally will be required to satisfy applicable certification and other requirements prescribed by such

Treasury Regulations. A non-U.S. holder of our common shares eligible for a reduced rate of U.S. withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions of Common Shares

Generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of such non-U.S. holder’s common shares unless:

•       We are or have been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of disposition or such shorter period that such common shares were held and certain trading requirements described below are not met;

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•       such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and is attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder.

An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). A non-U.S. holder described in the third bullet point above will be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% (or such lower rate as may be prescribed by an applicable tax treaty).

As to matters described in the first bullet point above, we believe we are currently a USRPHC for U.S. federal income tax purposes. Therefore, unless certain trading requirements described below are met, the sale of our common shares by a non-U.S. holder will be subject to U.S. federal income tax at normal graduated rates with respect to gain recognized. In addition, the purchaser of our common shares will be required to withhold tax at the rate of 10% of the amount realized from the sale and to report and remit such tax to the IRS within 20 days of the purchase. Such withheld amount is not an additional tax but is a credit against the non-U.S. holder’s U.S. federal income tax liability arising from the sale. If our common shares are “regularly traded on an established securities market,” however, the common shares will not be treated as an interest in a USRPHC (and therefore gain recognized on disposition will not be subject to U.S. federal income tax) with respect to non-U.S. holders who do not hold, actually or constructively, more than 5% of our outstanding common shares at any time during the five-year period ending on the date of disposition or such shorter period that such common shares were held. In addition, the purchaser of our common shares will not be required to withhold tax if our common shares are “regularly traded on an established securities market” (regardless of whether the selling non-U.S. holder held more than 5% of our outstanding common shares).

An “established securities market” consists of any of the following: (a) a United States national securities exchange which is registered under Sec. 6 of the Securities Exchange Act of 1934; (b) a non-United States national securities exchange which is officially recognized, sanctioned, or supervised by a governmental authority; or (c) any over-the-counter market. An over-the-counter market is any market which has an interdealer quotation system. An interdealer quotation system is any system of general circulation to brokers and dealers which regularly disseminates quotations of stocks and securities by identified brokers or dealers, other than by quotation sheets which are prepared and distributed by a broker or dealer in the regular course of business and which contain only quotations of such broker or dealer.

Under temporary Treasury Regulations, for so long as 100 or fewer persons own 50% or more of our common shares (which is the case now and which we anticipate will continue to be the case for some period of time), the common shares will be “regularly traded” on an established securities market for a calendar quarter only if the established securities market is located in the United States and the common shares are regularly quoted by more than one broker or dealer making a market in the common shares. A broker or dealer makes a market in a class of stock only if the broker or dealer holds himself out to buy or sell shares of such class of stock at the quoted price. In this regard, at least two broker-dealers are presently regularly quoting and making a market in our common shares on the Pink Sheets, which, as an over-the-counter market having an interdealer quotation system, is an “established securities market” located in the United States.

For each calendar quarter during which our common shares are regularly quoted on the Pink Sheets, our common shares would be “regularly traded on an established securities market” and, accordingly, gain on sales of our common shares would not be subject to U.S. federal income tax for non-U.S. holders of 5% or less of our outstanding common shares and the purchaser of our common shares would not be required to withhold tax. Investors are cautioned that there can be no assurance that there will be at least two brokers or dealers regularly quoting our common shares on the Pink Sheets in any particular calendar quarter. In addition, neither the Code, the applicable Treasury Regulations, administrative pronouncements or judicial decisions provide guidance as to the frequency or duration with which our common shares must be quoted during a calendar quarter to be “regularly quoted.” We believe that it is reasonable to interpret this exemption to the effect that, from and after the date during a calendar quarter that our common shares are quoted, and so long as the broker-dealers continue thereafter to regularly quote our common shares, a purchaser after such date would not be subject to any withholding requirements, regardless of the amount owned by the seller of our common shares, and any gain from sale would not be subject to U.S. federal income taxation for non U.S. holders of 5% or less of our outstanding common shares. Due to the lack of guidance from the IRS, however, investors are cautioned that there can be no assurance the IRS would concur in this interpretation. If broker-dealers cease to regularly quote our common shares during the same calendar quarter as, but after, a sale of our common shares, the IRS may take the position that the purchaser was subject to the withholding obligation described above and such sellers would be subject to tax on any gain from the sale.

At such time that it is no longer the case that 100 or fewer persons own 50% or more of our common shares, under temporary Treasury Regulations, our common shares would also be “regularly traded” on an established securities market for a calendar quarter if: (a) our common shares trade, other than in de minimis quantities, on at least 15 days during the calendar quarter; (b) the aggregate number of our common shares traded during the calendar quarter is at least 7.5% of the average number of our common shares outstanding during such calendar quarter (reduced to 2.5% if there are 2,500 or more record shareholders); and (c) in the event that our common shares are traded on an established securities market located outside the United States, either (x) the common shares are registered under Sec. 12 of the Securities Exchange Act of 1934, or (y) we attach a statement to our U.S. federal income tax return providing the following information:

•       a caption stating “The following information concerning certain shareholders of this corporation is provided in accordance with the requirements of § 1.897-9T”;

•       the name and state in which we are incorporated, our principal place of business, and our employer identification number;

•       the identity of each person who, at any time during our tax year, was the beneficial owner of more than 5% of our common shares;

•       the total number of common shares issued; and

•       with respect to each beneficial owner of more than 5% of our common shares, the number of our common shares owned, the percentage of our common shares represented thereby, and the nature of the beneficial ownership of our common shares so owned.

Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our foreign real property interests and other business assets, we may not be a USRPHC in the future. Even if and when we are no longer a USRHPC, however, generally only after we have not been a USRPHC for five consecutive years will the income tax and withholding requirements terminate.

Information Reporting and Backup Withholding

Information Reporting

We must report annually to the IRS and to each non-U.S. holder the entire amount of any distribution irrespective of any estimate of the portion of the distribution that represents a taxable dividend paid to such non-U.S. holder, and the tax withheld with respect to such distribution. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

The payment of proceeds from the sale of our common shares by a broker to a non-U.S. holder which is not subject to the USRPHC withholding and reporting rules discussed above is generally not subject to information reporting if:

•       the beneficial owner of our common shares certifies its non-U.S. status under penalties of perjury, or otherwise establishes an exemption; or

•       the sale of our common shares is effected outside the United States by a foreign office, unless the broker is:

•       a U.S. person as defined in the Code;

•       a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

•       a controlled foreign corporation for U.S. federal income tax purposes; or

•       a foreign partnership, if, at any time during its tax year, one or more of its partners are U.S. persons as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Backup Withholding

Dividends paid to a non-U.S. holder of our common shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The payment of proceeds from a disposition of our common shares effected by a non-U.S. holder outside the United States by or through a foreign office of a broker generally will not be subject to backup withholding. Payment of the proceeds from a disposition by a non-U.S. holder of our common shares made by or through the U.S. office of a broker is generally not subject to backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we, our paying agent or the broker had actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amount withheld under these rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund provided the required information is furnished timely to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a non-U.S. holder’s particular situation. Anything contained in this summary concerning any U.S. federal tax issue is not intended or written to be used, and it cannot be used, for the purpose of avoiding federal tax penalties under the Code. This summary was written to support the promotion or marketing of the transactions or matters addressed by this prospectus. Potential investors should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of our common shares, including the tax consequences under U.S. federal, state, local, foreign and other tax laws, including gift and estate tax laws, and the possible effects of changes in federal or other tax laws.

DESCRIPTION OF SECURITIES

Our articles of incorporation authorize the issuance of up to 100,000,000 common shares, and 50,000,000 shares of “blank check” preferred stock, which may be issued from time to time in one or more series and with such rights, preferences and limitations as the Board of Directors may designate. Of the 50,000,000 shares of preferred stock, 5,000,000 shares have been designated Series AA 8% Convertible Preferred Stock (“Series AA Stock”).

Common Shares

The holders of our common shares are entitled to one vote per share. Subject to the dividend preferences on outstanding preferred stock, the holders of our common shares are entitled to receive ratably on a share-for-share basis such dividends as may be declared by the Board of Directors. In the event of a liquidation, the holders of our common shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock.

Series AA Stock

Significant rights and preferences attaching to the Series AA Stock are described below.

Dividends

The holders of Series AA Stock are entitled to receive ratably such cash dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor and, when declared, dividends shall be paid at the rate of $0.28 per share per annum, paid on a calendar quarter basis. Any quarterly dividends not paid when due shall be accrued and shall accumulate until paid. We have declared and paid dividends on a quarterly basis with respect to all outstanding shares of Series AA Stock.

Preference in Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our Series AA Stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of our common shares, an amount equal to $3.50 per share plus any dividends declared but unpaid on such shares, but no more. Liquidation value of the Series AA Stock is $6,750,922 as of December 31, 2005.

Voting Rights

The holders of our Series AA Stock are entitled to such number of votes per share as equals the number of common shares into which each share of Series AA Stock is convertible on the record date for the vote.

Conversion

Each share of Series AA Stock is convertible, at the option of the holder, into fully paid and non-assessable common shares on a one-for-one basis, subject to certain adjustments. If the common shares are traded on a national or regional exchange, the Series AA Stock will automatically convert into common shares on a one-for-one share basis effective the first trading day after the reported high selling price for common shares is at least $5.25 per share for any consecutive ten trading days. If an automatic conversion occurs within one year after the Series AA Stock was purchased from us, a holder will receive, on the one-year anniversary date of his purchase, a final cash dividend equivalent to a full year of dividends less any dividends paid before such conversion. In the 12 months preceding the date of this prospectus, we have not issued any Series AA Stock.

Redemption

Commencing three years after the issuance of shares of Series AA Stock, we may redeem in cash, from any funds legally available therefore, any or all outstanding Series AA Stock by paying an amount equal to $3.50 per share (as adjusted for any stock splits, dividends or combinations with respect to such shares).

Shareholder Action

According to our Bylaws, concerning any act or action required of or by the holders of the common stock, the affirmative vote of the holders of a majority of the issued and outstanding common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Officers, directors and holders of 5% or more of our outstanding common stock do not constitute a majority and thus do not control the voting upon all actions required or permitted to be taken by our shareholders, including the election of directors.

Possible Anti-Takeover Effects of Authorized but Unissued Stock

Our authorized but unissued capital stock consists of 72,651,242 shares of common stock. One of the effects of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of GeoPetro by means of a merger, tender offer, proxy contest or otherwise, and to protect the continuity of GeoPetro’s management. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in GeoPetro’s best interests, such shares could be issued by the Board of Directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiring or insurgent shareholder or shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Undesignated Preferred Stock.   Our undesignated preferred stock enables the board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of management. The issuance of shares of the preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock that we may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Other Anti-Takeover Provisions

We executed a contract of employment with Stuart J. Doshi, our President, Chief Executive Officer and Chairman of the Board of Directors, dated July 28, 1997, as amended. The contract currently provides for a five-year term which commenced May 1, 2005, which term is automatically extended for successive two-year renewal terms unless the Board of Directors or Mr. Doshi elects not to renew, or Mr. Doshi attains age 75. The contract provides for an annual salary of $300,000, subject to annual inflation adjustments. The contract also provided for options to purchase up to 750,000 shares of our common stock at an exercise price of $0.50 per share which options were to expire on April 30, 2006. The expiration dates of the options have been extended to April 30, 2008. In the event of a change of control, or if we do not renew Mr. Doshi’s agreement, or if Mr. Doshi is terminated without cause, or under certain circumstances, with cause, he is entitled to receive (a) in exchange for all of his vested stock options and vested restricted shares, such number of shares of common stock having a market value equal to the difference between (x) the aggregate total market value of all vested restricted shares and shares of common stock he would receive upon exercise of all vested stock options less (y) the aggregate total exercise price for all of his vested stock options; provided, however, that if the common stock to be delivered to Mr. Doshi upon such change of control or termination have not been registered so as to permit immediate public resale, Mr. Doshi shall instead receive a cash payment equal to the market value on the date of termination of all vested stock options and restricted shares without any discount for liquidity or minority position against cancellation of such options and restricted shares, (b) a cash payment equal to the greater of (i) his salary for the remainder of his term and the aggregate amount of his bonuses in respect of the last four fiscal years and (ii) four times his compensation in the current year and the aggregate amount of his bonuses for the last four fiscal years, and (c) an additional cash payment representing his employment benefits equal to 20% of the amount of salary he is entitled to receive under (b)(i) or (b)(ii) above, as applicable. In addition, in the event of a change of control or termination without cause, all unvested options issued by us to Mr. Doshi will vest:

The termination provisions of this employment contract were designed, in part, to impede and discourage a hostile takeover attempt and to protect the continuity of management.

Certain Charter and Bylaws Provisions

Limitation of Liability

Our Articles of Incorporation and Bylaws limit the liability of directors and officers to the extent permitted by California law. Specifically, the Articles of Incorporation provide that our directors and officers will not be personally liable to us or our shareholders for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for acts or omissions “which involve intentional misconduct, fraud or a knowing violation of law not in good faith.”

We have obtained a directors and officers liability insurance policy for the purposes of indemnification which shall cover all of our elected and appointed directors and officers up to $20,000,000 for each claim and $20,000,000 in the aggregate. We believe that the limitation of liability provision in our Articles of Incorporation, and the directors and officers liability insurance will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons , we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. Except for our payment of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding, if a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Shareholder Meetings and Other Provisions

Under our Bylaws, special meetings of the our shareholders may be called only by a majority of the members of the Board of Directors, the Chairman of the Board, the President, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting. The annual meeting shall be held each year on the first Thursday of the fourth month following the end of each fiscal year at 10:00 a.m., or at such other date that is convenient as determined by the Directors, at a place to be designated by the Board of Directors.

Listing

Our common stock is listed on the Toronto Stock Exchange under the symbol “GEP.s”. Our common stock has not been previously registered with the U.S. Securities and Exchange Commission (“SEC”) and those shares of our common stock which trade on the Toronto Stock Exchange may not presently be purchased by United States persons or persons in the United States pursuant to SEC Regulation S. Our common stock may also trade in the United States over-the-counter market in the Pink Sheets under the symbol “GPRC”.

We intend to apply for quotation on The NASDAQ National Market or the American Stock Exchange under the symbol “          .”

Transfer Agent and Registrar

The registrar and transfer agent for our common shares is Computershare Trust Company of Canada, at its principal offices in Calgary, Alberta and Toronto, Ontario.

LEGAL MATTERS

The validity of our shares of common stock offered hereby will be passed upon by Greene Radovsky Maloney Share & Hennigh LLP.

EXPERTS

The unaudited supplementary oil and gas reserve information included in this prospectus has been included in reliance of the report of, and on the authority of, Sproule Associates Inc.

The consolidated financial statements set forth herein have been audited by Hein & Associates LLP, an independent registered public accounting firm, Hein & Associates LLP, for the periods and to the extent set forth in their report and included herein in reliance upon such report of said firm upon their authority as experts in accounting and an auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including the exhibits and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information regarding us and our shares of common stock to be sold in this offering, please refer to the registration statement.

You may read and copy all or any portion of the registration statement or any other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the Registration Statement, are also available to you on the SEC’s website (www.sec.gov).

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

GEOPETRO RESOURCES COMPANY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
GeoPetro Resources Company
San Francisco, California

We have audited the accompanying consolidated balance sheets of GeoPetro Resources Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeoPetro Resources Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

(Signed) HEIN & ASSOCIATES LLP

Irvine, California
March 20, 2006, except for Note 11 which is as of March 30, 2006

GEOPETRO RESOURCES COMPANY

CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31,	December 31,
	2006	2005	2004
	(Unaudited)
Current assets:
Cash and cash equivalents	$1,191,534	$914,826	$1,010,660
Cash—deposit in trust	10,867,849	—	—
Restricted cash	2,000,075	—	—
Trade accounts receivable—oil and gas sales	458,518	691,564	452,369
Accounts receivable—other	2,237	8,392	90,000
Prepaid expenses	195,545	104,111	26,359
Total current assets	14,715,758	1,718,893	1,579,388
Oil and gas properties, at cost (full cost method):
Unevaluated properties	4,155,154	3,636,504	4,453,478
Evaluated properties	33,751,551	27,846,543	23,826,826
Less—accumulated depletion and impairment	(9,531,459)	(9,130,869)	(7,319,557)
Net oil and gas properties	28,375,246	22,352,178	20,960,747
Furniture, fixtures and equipment, at cost, net of depreciation	51,408	56,013	75,232
Other assets—deposits and other noncurrent assets	6,583	6,583	5,789
Deferred offering costs	—	881,159	150,255
Total Assets	$43,148,995	$25,014,826	$22,771,411
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$5,057,888	$1,928,169	$1,265,378
Short term notes payable	823,008	—	4,781,807
Interest payable	13,151	—	88,388
Dividends payable	130,537	133,438	133,077
Production taxes payable	102,611	310,186	337,980
Other taxes payable	3,694	24,766	46,288
Royalty owners payable	775,968	865,244	707,993
Net profits interest payable	221,708	312,663	221,466
Total current liabilities	7,128,565	3,574,466	7,582,377

The accompanying notes are an integral part of these consolidated financial statements.

GEOPETRO RESOURCES COMPANY

CONSOLIDATED BALANCE SHEETS

(continued)

	March 31,	December 31,
	2006	2005	2004
	(Unaudited)
Asset Retirement Obligations	27,125	26,641	24,705
Commitments and Contingencies (Notes 1, 4, and 10)
Shareholders’ Equity:
Series A preferred stock, no par value; 1,000,000 shares authorized 0, 1,000,000 and 1,000,000 shares issued and outstanding at March 31, 2006, December 31, 2005 and 2004, respectively	—	674,425	674,425
Series AA preferred stock, no par value; 5,000,000 shares authorized; 1,890,710 shares issued and outstanding at March 31, 2006., December 31, 2005, and 2004, respectively. Liquidation value is $6,748,022, $6,750,923, and $6,750,562 at March 31, 2006, December 31, 2005 and 2004, respectively	5,924,068	5,924,068	5,924,068
Common stock, no par value; 100,000,000 shares authorized; 27,348,758, 21,171,923, and 19,868,272 shares issued and outstanding at March 31, 2006, December 31, 2005, and 2004 respectively	39,943,266	24,815,184	20,087,360
Additional paid-in capital	733,662	534,656	531,729
Treasury stock, at cost, 1,257,043, 1,117,647, and 1,000,000 shares held at March 31, 2006, December 31, 2005, and 2004 respectively.	(1,152,435)	(1,152,435)	(560,000)
Accumulated deficit	(9,455,256)	(9,382,179)	(11,493,253)
Total shareholders’ equity	35,993,305	21,413,719	15,164,329
Total Liabilities and Shareholders’ Equity	$43,148,995	$25,014,826	$22,771,411

The accompanying notes are an integral part of these consolidated financial statements.

GEOPETRO RESOURCES COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,	March 31,	Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)	(Unaudited)
Revenues
Oil and gas sales	$1,498,453	$1,588,204	$7,975,990	$5,825,072	$2,452,648
Costs and Expenses:
Lease operating expense	266,223	210,171	878,176	780,237	582,889
General and administrative	548,864	442,968	1,551,747	1,963,649	1,259,269
Net profits interest	158,603	177,288	856,837	579,590	225,869
Impairment expense	—	—	—	2,038,422	473,496
Depreciation and depletion expense	405,197	517,754	1,832,693	2,077,004	798,555
Total costs and expenses	1,378,887	1,348,181	5,119,453	7,438,902	3,340,078
Earnings (Loss) from Operations	119,566	240,023	2,856,537	(1,613,830)	(887,430)
Other Income and (Expense):
Interest expense	(48,549)	(97,155)	(217,768)	(402,958)	(802,031)
Debt conversion expense	—	—	—	(67,375)	—
Interest income	434	208	18,969	6,548	4,769
Total other expense	(48,115)	(96,947)	(198,799)	(463,785)	(797,262)
Net income (Loss) Before Taxes	71,451	143,076	2,657,738	(2,077,615)	(1,684,692)
Income tax expense	(13,991)	—	(17,267)	—	—
Net income (Loss) After Taxes	57,460	143,076	2,640,471	(2,077,615)	(1,684,692)
Preferred stock dividend	(130,537)	(130,533)	(529,397)	(529,363)	(258,873)
Net income (Loss) Available to Common Shareholders	$(73,077)	$12,543	$2,111,074	$(2,606,978)	$(1,943,565)
Earnings (Loss) per Common Share:
Basic	$(0.00)	$0.00	$0.10	$(0.14)	$(0.12)
Diluted	$(0.00)	$0.00	$0.09	$(0.14)	$(0.12)
Weighted Average Number of Common Shares Outstanding:
Basic	21,839,538	20,201,322	20,890,841	18,901,607	16,497,898
Diluted	21,839,538	24,103,519	24,001,888	18,901,607	16,497,898

The accompanying notes are an integral part of these consolidated financial statements.

GEOPETRO RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, 2003 AND THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED)

	Preferred Stock Series A		Preferred Stock Series AA		Common stock		Additional Paid-in	Treasury	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity
Balances, January 1, 2003	1,000,000	$674,425	244,070	$768,283	15,310,982	$11,975,055	$—	$(60,000)	$(6,942,710)	$6,415,053
Issuance of common stock for cash and services	—	—	—	—	2,345,968	2,534,906	—	—	—	2,534,906
Issuance of preferred stock for cash, net	—	—	1,646,640	5,155,785	—	—	—	—	—	5,155,785
Net loss	—	—	—	—	—	—	—	—	(1,684,692)	(1,684,692)
Dividends on Series AA Preferred	—	—	—	—	—	—	—	—	(258,873)	(258,873)
Balances, December 31, 2003	1,000,000	674,425	1,890,710	5,924,068	17,656,950	14,509,961	—	(60,000)	(8,886,275)	12,162,179
Issuance of common stock for cash	—	—	—	—	1,609,822	3,479,899	—	—	—	3,479,899
Conversion of notes payable	—	—	—	—	719,147	2,097,500	—	—	—	2,097,500
Treasury shares purchased	—	—	—	—	(117,647)	—	—	(500,000)	—	(500,000)
Stock compensation expense	—	—	—	—	—	—	500,000	—	—	500,000
Fair value of warrants issued with notes payable	—	—	—	—	—	—	31,729	—	—	31,729
Net loss	—	—	—	—	—	—	—	—	(2,077,615)	(2,077,615)
Dividends on Series AA Preferred	—	—	—	—	—	—	—	—	(529,363)	(529,363)
Balances, December 31, 2004	1,000,000	674,425	1,890,710	5,924,068	19,868,272	20,087,360	531,729	(560,000)	(11,493,253)	15,164,329
Issuance of common stock for cash	—	—	—	—	1,443,047	4,727,824	—	—	—	4,727,824
Treasury shares purchased	—	—	—	—	(139,396)	—	—	(592,435)	—	(592,435)
Fair value of warrants extension	—	—	—	—	—	—	2,927	—	—	2,927
Net income	—	—	—	—	—	—	—	—	2,640,471	2,640,471
Dividends on Series AA Preferred	—	—	—	—	—	—	—	—	(529,397)	(529,397)
Balances, December 31, 2005	1,000,000	674,425	1,890,710	5,924,068	21,171,923	24,815,184	534,656	(1,152,435)	(9,382,179)	21,413,719
Issuance of common stock for cash	—	—	—	—	5,176,835	14,453,657	—	—	—	14,453,657
Series A preferred stock conversion	(1,000,000)	(674,425)	—	—	1,000,000	674,425	—	—	—	—
Fair value of warrants issued with notes payable	—	—	—	—	—	—	182,390	—	—	182,390
Fair market value of the options	—	—	—	—	—	—	16,616	—	—	16,616
Net income	—	—	—	—	—	—	—	—	57,460	57,460
Dividends on Series AA Preferred	—	—	—	—	—	—	—	—	(130,537)	(130,537)
Balances, March 31, 2006 (Unaudited)	—	$—	1,890,710	$5,924,068	27,348,758	$39,943,266	$733,662	$(1,152,435)	$(9,455,256)	$35,993,305

The  accompanying notes are an integral part of these consolidated financial statements.

GEOPETRO RESOURCES COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,	March 31,	Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$57,460	143,076	$2,640,471	$(2,077,615)	$(1,684,692)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	405,197	517,754	1,832,693	2,077,004	798,555
Stock compensation expense	16,616	—	2,927	531,729	—
Non-cash interest expense	35,398	—	—	(17,304)	325,272
Impairment expense	—	—	—	2,038,422	473,496
Asset retirement obligations	484	—	1,936	1,237	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	233,045	(301,900)	(239,195)	179,159	(629,096)
(Increase) decrease in other receivables	6,154	(31,200)	81,608	(90,000)	35,178
(Increase) decrease in prepaid expenses	(91,433)	2,795	(77,752)	(15,945)	(1,401)
Deposits and other noncurrent assets	—	(794)	(794)	4,625	(6,914)
Increase (decrease) in trade payables	3,129,718	(1,075,560)	662,791	1,013,524	(233,393)
Increase (decrease) in interest payable	13,151	(72,039)	(88,388)	29,034	(113,918)
Increase (decrease) in dividends payable	(2,901)	(2,540)	361	20,769	99,905
Increase (decrease) in production taxes payable	(207,574)	(253,485)	(27,794)	337,980	—
Increase (decrease) in other taxes payable	(21,072)	(46,288)	(21,522)	46,288	—
Increase (decrease) in premiums payable	—	—	—	—	(12,443)
Decrease in related parties payable	—	—	—	—	(185,630)
Increase (decrease) in royalty owners payable	(89,276)	172,744	157,251	74,211	633,782
Increase in net profits interest payable	(90,955)	2,599	91,197	57,518	163,948
Increase in asset retirement obligations	—	—	—	11,094	12,374
Net cash provided by (used in) operating activities	3,394,012	(944,838)	5,015,790	4,221,730	(324,977)
Cash Flows from Investing Activities:
Oil and gas property expenditures	(6,423,659)	(93,352)	(5,602,741)	(9,171,589)	(4,228,884)
Proceeds from sale of oil and gas interest	—	—	2,400,000	—	—
Acquisition of furniture, fixtures & equipment	—	(735)	(2,162)	(81,876)	(7,676)
Net cash used in investing activities	(6,423,659)	(94,087)	(3,204,903)	(9,253,465)	(4,236,560)

The accompanying notes are an integral part of these consolidated financial statements.

GEOPETRO RESOURCES COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	Three Months Ended		Years Ended December 31,
	March 31,	March 31,
	2006	2005	2005	2004	2003
	(Unaudited)	(Unaudited)
Cash Flows from Financing Activities:
(Increase) decrease in deposit in trust	(10,867,849)	—	—	—	—
(Increase) decrease in restriced cash	(2,000,075)	—	—	—	—
Proceeds from sale of common shares, option and warrant exercises, net	14,453,657	3,158,706	4,727,824	3,479,899	2,417,906
Proceeds from sale of preferred shares and warrants, net	—	—	—	—	5,155,785
Payments of preferred dividends	(130,537)	(130,533)	(529,397)	(529,363)	(258,873)
Proceeds from convertible note, net	—	—	—	—	50,000
Repayments of convertible note, net	—	—	—	—	(150,000)
Proceeds from promissory notes, net	1,000,000	—	—	2,075,000	1,000,000
Payments of loan fee	(30,000)	—	—	—	—
Repayments of promissory notes	—	(802,487)	(4,781,807)	(1,158,569)	(748,229)
Repayments of related party notes	—	—	—	—	(490,000)
Repayments of Magness Injection note	—	—	—	—	(875,000)
Deferred offering costs	881,159	(60,566)	(730,906)	(150,255)	—
Purchase of treasury stock	—	—	(592,435)	—	—
Net cash provided by (used in) financing activities	3,306,355	2,165,120	(1,906,721)	3,716,712	6,101,589
Net Increase (Decrease) in Cash and Cash Equivalents	276,708	1,126,195	(95,834)	(1,315,023)	1,540,052
Cash and Cash Equivalents:
Beginning of period	914,826	1,010,660	1,010,660	2,325,683	785,631
End of period	$1,191,534	$2,136,855	$914,826	$1,010,660	$2,325,683
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$—	$158,376	$291,731	$297,266	$590,677
Cash paid for income taxes	$—	—	$—	—	—
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Issuance of common stock for services capitalized in oil and gas properties	$—	$—	$—	$—	$117,000
Issuance of common stock for conversion of notes payable and cancellation of common stock purchase warrants	$—	$—	$—	$2,097,500	$—

The accompanying notes are an integral part of these consolidated financial statements.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

1.                 Organization and Nature of Operations:

GeoPetro—GeoPetro Resources Company (“GeoPetro” or the “Company”) was originally incorporated as GeoPetro Company under the laws of the State of Wyoming in 1994 to participate in the oil and gas acquisition, exploration, development and production business in the United States and internationally. GeoPetro Company was subsequently merged into GeoPetro Resources Subsidiary Company, a California corporation, on June 28, 1996. GeoPetro’s name was then changed to GeoPetro Resources Company. GeoPetro’s corporate offices are in San Francisco, California. The accompanying consolidated financial statements include the accounts of GeoPetro and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Operations—Although GeoPetro is not a development stage enterprise, the company has a limited operating history upon which an evaluation of its business prospects can be based. The risks, expense, and difficulties encountered by early stage companies must be considered when evaluating GeoPetro’s business prospects. GeoPetro recorded net loss of $73,077 for the three months ended March 31, 2006 and net income of $2,111,074 in 2005 but incurred net losses of $2,606,978 and $1,943,565 in 2004 and 2003 respectively, and had an accumulated deficit at March 31, 2006 of $9,455,256. GeoPetro expects to make significant capital expenditures in the foreseeable future. Management believes that GeoPetro will be successful in obtaining adequate sources of cash to fund its anticipated capital expenditures through the end of 2006 and to follow through with plans for continued investments in oil and gas properties. GeoPetro’s success, in part, depends on its ability to generate additional financing, farm-out certain of its projects and manage its relations with the companies that provide exploration and development services. GeoPetro’s success also depends on its ability to effectively manage growth and develop proven reserves. Additionally, GeoPetro’s operations are subject to all of the environmental and operational risks normally associated with the oil and gas industry. GeoPetro maintains insurance that is customary in the industry.

Since its inception, GeoPetro has participated as a working interest owner in the acquisition of undeveloped leases, seismic options, lease options and foreign concessions and has participated in seismic surveys and the drilling of test wells on its undeveloped properties. Further leasehold acquisitions and seismic operations are planned for 2006 and future periods. In addition, exploratory and development drilling is scheduled during 2006 and future periods on GeoPetro’s undeveloped properties. It is anticipated that these exploration activities together with others that may be entered into may impose financial requirements which may exceed the existing working capital of GeoPetro. Management may raise additional equity and/or debt capital, and has farmed-out certain of its projects to finance its continued participation in planned activities. However, if additional financing is not available, GeoPetro may be compelled to reduce the scope of its business activities. If GeoPetro is unable to fund planned expenditures, it may be necessary to:

1.                 forfeit its interest in wells that are proposed to be drilled;

2.                 farm-out its interest in proposed wells;

3.                 sell a portion of its interest in prospects and use the sale proceeds to fund its participation for a lesser interest; and

4.                 reduce general and administrative expenses.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

In order for GeoPetro to maintain its interest in the Indonesian contract area, certain work and expenditure commitments must be met or an extension must be granted by the applicable governing authority. In the event that GeoPetro does not meet the commitments and no extensions are granted for meeting the commitments, GeoPetro will forfeit its interest in the contract area requiring an impairment write-down equal to the capitalized costs recorded for the area forfeited. This could have a material adverse impact on GeoPetro’s results of operations in future periods.

In July 2005, GeoPetro entered into agreements with unaffiliated companies that have purchased and are operating a dedicated gas treatment plant and related pipelines to process and transport GeoPetro’s gas from the Madisonville Project in Madison County, Texas. These agreements are discussed in detail in Note 10. In connection with the Madisonville Project, GeoPetro re-completed an existing well for production from the Rodessa formation interval at approximately 11,800 feet of depth and completed an injection well for disposal of waste gasses from the production well. GeoPetro initiated gas sales from the Madisonville Project in May 2003. A second well was drilled, tested and completed during 2004 and is presently producing on a restricted rate awaiting a planned expansion of the gas treatment plant. Two additional development wells were drilled during 2006 in the Madisonville Project.

Other than the above work and expenditure commitments, the timing of most of GeoPetro’s capital expenditures is discretionary. GeoPetro has no material long-term commitments associated with its capital expenditure plans or operating agreements. Consequently, GeoPetro has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The level of capital expenditures will vary in future periods depending on the success of exploratory drilling activities, gas and oil price conditions and other related economic factors. See Note 11 for discussion of financing received subsequent to year end.

2.                 Summary of Significant Accounting Policies:

U.S. GAAP—The Company’s financial statements have been prepared in accordance with accounting principles generally accepted within the United States of America (“U.S. GAAP”).

Use of Estimates and Significant Estimates—Certain amounts in GeoPetro’s financial statements are based upon significant estimates, including oil and gas reserve quantities which form the basis for the calculation of depreciation, depletion, amortization and impairment of oil and gas properties. Actual results could materially differ from those estimates.

Oil and Gas Properties—GeoPetro follows the full cost method of accounting for oil and gas producing activities and, accordingly, capitalizes all costs incurred in the acquisition, exploration, and development of proved oil and gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals. All general corporate costs are expensed as incurred. In general, sales or other dispositions of oil and gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded. Amortization of evaluated oil and gas properties is computed on the units of production method based on all proved reserves on a country by country basis. Unevaluated oil and gas properties are assessed for impairment either individually or on an aggregate basis. The net capitalized costs of evaluated oil and gas properties (full cost ceiling limitation) are not to exceed their related estimated future net revenues discounted at 10%, and the lower of cost or estimated fair value of unproved properties, net of tax considerations.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

Joint Ventures—Some exploration and production activities are conducted jointly with others and, accordingly, the accounts reflect only GeoPetro’s proportionate interest in such activities.

Revenue Recognition—Revenue is recognized upon delivery of oil and gas production and is shown net of applicable royalty payments, processing and transportation fees.

Restricted Cash—Represents proceeds from issuance of flow-through shares which must be expended toward Canadian exploration expense as defined in subsection 66.1(6) of the Tax Act.

Cash—Deposit in Trust—Represents net proceeds from the issuance of common stock on March 30, 2006 which were received into the Company’s cash accounts on April 3, 2006.

Asset Retirement Obligation—In accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), the fair value of an asset retirement cost, and corresponding liability, should be recorded as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. GeoPetro recorded an asset retirement obligation to reflect GeoPetro’s legal obligations related to future plugging and abandonment of its oil and gas wells. GeoPetro estimated the expected cash flow associated with the obligation and discounted the amount using a credit-adjusted, risk-free interest rate. At least annually, GeoPetro reassesses the obligation to determine whether a change in the estimated obligation is necessary. GeoPetro evaluates whether there are indicators that suggest the estimated cash flows underlying the obligation have materially changed. Should those indicators suggest the estimated obligation has materially changed, GeoPetro will accordingly update its assessment.

	March 31,	December 31,
	2006	2005	2004	2003
Asset retirment obligations, beginning of period	$26,641	$24,705	$12,374	$—
Liabilities incurred	—	—	11,094	12,374
Accretion expense	484	1,936	1,237	—
Asset retirment obligations, end of period	$27,125	$26,641	$24,705	$12,374

Furniture, Fixtures and Equipment—Furniture, fixtures and equipment are stated at cost. Depreciation is provided on furniture, fixtures and equipment using the straight-line method over an estimated service life of three to seven years.

Income Taxes—GeoPetro accounts for income taxes using the asset and liability method wherein deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. Because management has determined that realization of deferred tax assets is not more likely than not, the net deferred tax assets are fully reserved.

Concentrations of Credit Risk—Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below. The credit risk amounts for cash and accounts receivable do not take into account the value of any collateral or security.

GeoPetro maintains several cash accounts with three financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. As of March 31, 2006, the uninsured bank balance was $11,852,618. GeoPetro has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

During the three months ended March 31, 2006 and the years ended December 31, 2005, 2004 and 2003, the Company had sales to customers exceeding 10% of total sales as follows:

	March 31,
	2006	2005	2004	2003
Customer A	99.5%	99.7%	99.6%	98.7%

At March 31, 2006, December 31, 2005, 2004 and 2003, the Company had accounts receivable balances from this customer of $453,274 or 100%, $691,564, or 100%, $449,947, or 99.5%, and $626,090, or 99.1% of total accounts receivable respectively.

Allowance for Doubtful Accounts—Trade accounts receivable are recorded at net realizable value. If the financial condition of GeoPetro’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Delinquent trade accounts receivable are charged against the allowance for doubtful accounts once uncollectibility has been determined. The allowance is determined through an analysis of the past-due status of accounts receivable and assessments of risk that are based on historical trends and an evaluation of the impact of current and projected economic conditions. There was no activity in the allowance for doubtful accounts as of March 31, 2006, December 31, 2005 and 2004.

Fair Value of Financial Instruments—The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. For certain of GeoPetro’s financial instruments, including cash, accounts receivable, accounts payable and current portion of notes payable, the carrying amounts approximate fair value due to their maturities.

Stock-Based Compensation—Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), encourages, but does not require, companies to record compensation cost for stock-based employee compensation at fair value. Prior to January 1, 2006, GeoPetro elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related interpretations.

In accordance with SFAS 123, GeoPetro discloses the impact of the fair value accounting of employee stock options. Transactions in equity instruments with non-employees for goods or services have been accounted for using the fair value method as prescribed by SFAS 123.

The following table illustrates the effect on GeoPetro’s net loss and loss per share as if GeoPetro had applied the fair value recognition provisions of SFAS 123 to its stock-based employee compensation

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

awards granted in 2003 and in 2005, and recognized expense over the applicable award vesting period. There were no stock-based employee compensation awards granted in 2004.

	As of and for the Years Ended December 31,
	2005	2004	2003
Net income (loss) available to common shareholders—as reported	$2,111,074	$(2,606,978)	$(1,943,565)
Compensation—FAS 123	(98,870)	(63,655)	(94,495)
Pro forma income (loss)	$2,012,204	$(2,670,633)	$(2,038,060)
Income (loss) per share—as reported	$0.09	$(0.14)	$(0.12)
Pro forma income (loss) per share	$0.08	$(0.14)	$(0.12)

The assumptions made for purposes of estimating the fair value of the stock options are included in Note 8.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standard 123(R) “Share-Based Payment” (“SFAS 123(R)”) using the modified prospective transition method. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”) in March, 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. Under the modified prospective transition method, compensation cost recognized in the quarterly period ended March 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In accordance with the modified prospective transition method, results for prior periods have not been restated.

The adoption of SFAS 123(R) resulted in stock compensation expense for the quarterly period ended March 31, 2006 of  $16,616 to income from continuing operations and income before income taxes, of which the entire amount was recorded to general and administrative expenses. This expense had an immaterial impact on basic and diluted earnings per share for the quarter. The Company did not recognize a tax benefit from the stock compensation expense because the Company considers it is more likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003 and 2005: risk-free, weighted-average interest rates ranging from 2.52 to 3.75 percent based on the U.S. Treasury yield curve in effect at the time of grant, expected dividend yield of 0 percent, expected life of 5 years from the date of grant, and expected volatility of 10 and 25 percent based on historical volatility of other companies in a similar business situation as the Company.

For the quarterly period ended March 31, 2005, the Company applied the intrinsic value method of accounting for stock options as prescribed by APB 25. Since all options vesting during the quarterly period ended March 31, 2005 had an exercise price equal to or exceeding the closing market price of

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

the underlying common stock on the grant date, no compensation expense was recognized. If compensation expense had been recognized based on the estimated fair value of each option granted in accordance with the provisions of SFAS 123 as amended by Statement of Financial Accounting Standard 148, our net loss and net loss per share would have been reduced to the following pro-forma amounts:

For the Three Months Ended March 31, 2005
Net Income (Loss) Available to Common Shareholders—as reported	$12,543
Compensation	(15,914)
Net Income (Loss) Available to Common Shareholders—Pro Forma	$(3,371)
Basic Income Per Share—as reported	$0.00
Diluted Loss Per Share—as adjusted	$(0.00)

In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative quarterly results have not been restated.

The options outstanding as of March 31, 2006 have the following contractual lives:

Number of Options Outstanding	Number Exercisable	Exercise Prices	Weighted Average Remaining Contractual Life
750,000	750,000	0.50	2.08
45,250	45,250	1.25	0.92
1,290,000	1,290,000	2.00	1.75
1,750,000	991,667	2.10	7.18
20,000	20,000	3.00	3.69
10,000	2,500	4.25	3.76
10,000	1,500	6.25	4.20
3,875,250	3,100,917

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

As of March 31, 2006, there are 3,100,917 options which are exercisable. The remaining 774,333 options will become exercisable ratably over the next four years.

Earnings (Loss) Per Common Share—Basic earnings per share excludes dilution and is calculated by dividing net income or loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared from the earnings of the entity. Potential common shares for the periods ended March 31, 2006 and December 31, 2004 and 2003 were excluded from the earnings per share computation because the Company incurred a net loss and were anti-dilutive. There were 292,709 and 1,506,064 outstanding common stock warrants at March 31, 2005 and December 31, 2005, respectively, as well as 20,000 and 10,000 outstanding common stock options on December 31, 2005 and March 31, 2005, respectively, that were not included in the diluted EPS calculation because the warrants’ and options’ exercise prices were greater than the average market price of the common shares. 1,890,710 shares of Series AA Stock were not included in the diluted EPS calculation at March 31, 2006, 2005 and December 31, 2005 because they were anti-dilutive.

	Three Months Ended March 31,		For the Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)	(unaudited)
Net Income (Loss) and Adjustments:
Net Income (Loss) Available to Common Shareholders	$(73,077)	$12,543	$2,111,074	$(2,606,978)	$(1,943,565
Adjustments	Anti-dilutive	Anti-dilutive	Anti-dilutive	Anti-dilutive	Anti-dilutive
Net Earnings (Loss) for Diluted
Calculation	$(73,077)	$12,543	$2,111,074	$(2,606,978)	$(1,943,565
Shares:
Weighted Average Shares Outstanding	21,839,538	20,201,322	20,890,841	18,901,607	16,497,898
Outstanding Options	Anti-dilutive	2,426,647	1,927,660	Anti-dilutive	Anti-dilutive
Series A Preferred Stock—after Conversion	—	—	—	—	—
Series A Preferred Stock—Conversion	Anti-dilutive	1,000,000	1,000,000	Anti-dilutive	Anti-dilutive
Outstanding Warrants	Anti-dilutive	475,550	183,387	Anti-dilutive	Anti-dilutive
Average Number of Shares for Diluted Calculation	21,839,538	24,103,519	24,001,888	18,901,607	16,497,898
Diluted EPS	$(0.00)	$0.00	$0.09	$(0.14)	$(0.12

Segment Reporting—GeoPetro has oil and gas exploration, development and production operations in the United States, Canada, Australia and Indonesia. All revenues and related costs are associated with operations in the United States. A summary of assets and capital expenditures by geographical segment is included in Note 3.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, amounts held in banks and highly liquid investments purchased with an original maturity of three months or less.

Interim Financial Statements—The interim consolidated financial statements have been prepared by the Company’s management, without audit, in accordance with accounting principles generally accepted in the United Sates and in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company’s consolidated financial position, results of operations and cash flows for the periods presented. The condensed consolidated results of operations, financial position, and cash flows for the interim periods presented herein are not necessarily indicative of future financial results.

3.                 Summary of Oil and Gas Operations:

Capitalized costs at year end and costs incurred relating to GeoPetro’s oil and gas activities are summarized as follows:

Capitalized costs as of December 31, 2005 are as follows:

	United States	Australia	Indonesia	Canada	Totals
Evaluated properties	$25,019,314	$2,388,051	$—	$439,178	$27,846,543
Unevaluated properties	1,646,282	1,697,718	183,589	108,915	3,636,504
Less—accumulated depletion and impairment	(6,303,640)	(2,388,051)	—	(439,178)	(9,130,869)
Net capitalized costs	$20,361,956	$1,697,718	$183,589	$108,915	$22,352,178

Costs incurred for the year ended December 31, 2005 are as follows:

Property acquisition	$1,220,150	$—	$—	$—	$1,220,150
Exploration	1,246,550	—	(2,090,090)	26,564	(816,976)
Development	2,799,567	—	—	—	2,799,567
Total costs incurred	$5,266,267	$—	$(2,090,090)	$26,564	$3,202,741

Capitalized costs as of December 31, 2004 are as follows:

	United States	Australia	Indonesia	Canada	Totals
Evaluated properties	$20,999,597	$2,388,051	$—	$439,178	$23,826,826
Unevaluated properties	399,732	1,697,718	2,273,678	82,350	4,453,478
Less—accumulated depletion and impairment	(4,492,328)	(2,388,051)	—	(439,178)	(7,319,557)
Net capitalized costs	$16,907,001	$1,697,718	$2,273,678	$82,350	$20,960,747

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

Costs incurred for the year ended December 31, 2004 are as follows:

	United States	Australia	Indonesia	Canada	Totals
Property acquisition	$—	$—	$—	$13,475	$13,475
Exploration	23,400	1,203,225	235,600	508,052	1,970,277
Development	7,187,836	—	—	—	7,187,836
Total costs incurred	$7,211,236	$1,203,225	$235,600	$521,527	$9,171,588

Generally, sales or dispositions of oil and gas properties, including sales of partial interests in prospects, are treated as adjustments to capitalized costs, with no gain or loss recorded.

Evaluated Oil and Gas Properties—In periods prior to 2003 it was determined that the total net costs in the U.S. and Australian evaluated cost pool exceeded their net realizable value. Accordingly, impairment write-downs of $1,953,030 were recorded in the prior periods. During 2004 and 2003 it was determined that the total net costs in the Australian evaluated cost pool exceeded their net realizable value. Accordingly, impairment write-downs of $1,599,244 and $473,496 were recorded for the years ended December 31, 2004 and 2003, respectively. In addition, an impairment write-down associated with the Canadian evaluated cost pool of $439,178 was recorded for the year ended December 31, 2004. No impairment charges were recorded for the year ended December 31, 2005.

Unevaluated Oil and Gas Properties—United States—As GeoPetro’s properties are evaluated through exploration, they will be included in the amortization base. Costs of unevaluated properties in the United States at December 31, 2005 and 2004 represent exploration costs in connection with GeoPetro’s California and Alaska prospects. The prospects and their related costs in unevaluated properties have been assessed individually and no impairment charges were considered necessary for the United States properties for any of the periods presented. The current status of these prospects is that seismic data is being interpreted on an on-going basis on the subject lands within the prospects.

Drilling in California prospects is expected to commence as early as 2006 and will continue in future periods. As the prospects are evaluated through drilling in future periods, the property acquisition and exploration costs associated with the wells drilled will be transferred to evaluated properties where they will be subject to amortization.

The Cook Inlet Alaska CBM Project—The Company has entered into an agreement with Pioneer Oil Company, Inc. (“Pioneer”) dated April 20, 2005, wherein it has secured an option (the ”Option”) to acquire a 100% working interest (81% net revenue interest) in approximately 116,000 acres onshore in Cook Inlet, Alaska. The terms of the Option provide for the Company to pay total consideration of $20 per acre, or approximately $2.3 million, for the leases. The Option provides that the Company will pay the total lease consideration in two installments. The Company paid the first installment totaling $1,068,063 on August 17, 2005 and has received assignment of the 100% working interest in the leases. Within three years from the date of receipt of assignment of the 100% working interest in the leases, the Company has the option to conduct a $2.5 million work program consisting of, but not limited to, a multiple test well drilling program on the leases over a three-year period, and, after completion of the work program and an evaluation of the results, to remit the final additional acreage consideration of $10 per acre for the leases. The Option provides that if the Company fails to pay the lease consideration when due, fails to perform the work program or otherwise defaults under the Option, it

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

shall forfeit its interest and reassign the leases to Pioneer and GeoPetro shall have no further liability to Pioneer.

Unevaluated Oil and Gas Properties—Australia—Unevaluated costs incurred in Australia represent costs in connection with the exploration of two exploration permit areas in Australia. The prospects and their related costs in unevaluated properties have been assessed individually and no impairment charges were considered necessary for the Australian properties for any of the periodspresented. The current status of these prospects is that appraisal wells have been drilled and are being evaluated for commerciality on the subject lands within the prospects.

Unevaluated Oil and Gas Properties—Indonesia—Unevaluated costs incurred in Indonesia represent costs in connection with one production sharing contract area in Indonesia. The prospect and its related costs in unevaluated properties have been assessed individually and no impairment charges were considered necessary for the Indonesian property for any of the periods presented. The current status of this prospect is that seismic data is being interpreted on an on-going basis to identify drilling locations on the subject lands within the prospect. In October 2005, the Company sold its interest in another Indonesian production sharing contract for cash consideration of $2,400,000. The proceeds realized were credited to the Indonesian unevaluated cost pool.

Drilling is expected to commence on the prospect as early as 2006 or 2007 and is expected to continue in future periods. As the prospect is evaluated through drilling in future periods, the property acquisition and exploration costs associated with the wells drilled will be transferred to evaluated properties where they will be subject to amortization.

The Company’s interest in one of the production sharing contract areas is subject to prior work commitments, for the eight-year period ended December 3, 2005, requiring total expenditures of $9,200,000 net to the Company’s 40% working interest in the contract area. The Company has met approximately $2,100,000 of the $9,200,000 required expenditures. The applicable governing authority has granted the Company a deferral of prior years’ commitments until December 2006. While there is no assurance, the Company will seek approval for additional deferral of the commitments from the applicable governing authority beyond December 2006 and plans to farm out a portion of its interest in the Bengara II PSC to third parties so that the work program commitments discussed above, or a portion thereof, will be borne by such third parties.

In addition, the Company has future work program commitments associated with its 40% working interest participation in the production sharing contracts as follows:

Year Ending December 31,	Amount of Commitment
2006	$400,000
2007	400,000
Total	$800,000

In the event that the Company does not meet the work program commitments and provided that no extensions are granted for meeting the commitments, the Company must forfeit its interest in the production sharing contract. If the Company forfeits its interest, it will be necessary to record an impairment write-down equal to the capitalized costs recorded for the area forfeited.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

Breakdown of Unevaluated Oil and Gas Properties—The following table sets forth a summary of oil and gas property costs not being amortized at December 31, 2005, by the period in which the costs were incurred:

	Totals	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003	2002 and Prior Years
Unproved property acquisition	$1,502,142	$—	$13,475	$—	$1,488,667
Exploration	2,134,362	(816,974)	(68,144)	870,764	2,148,716
Total	$3,636,504	$(816,974)	$(54,669)	$870,764	$3,637,383

Management expects that planned activities for the year 2006 will enable the evaluation of approximately 5% of the costs as of December 31, 2005. Evaluation of 30% of the remaining costs is expected to occur in 2007 with the remaining 65% in 2008 and beyond.

4.                 Short and Long-Term Debt:

Short and long-term non-convertible debt at December 31, 2005 and 2004 consisted of the following:

	2005	2004
Amounts Due Unrelated Parties:
Unsecured promissory note dated April 24, 2003, payable to G. Carter Sednaoui; payable December 31, 2008, including interest at 8%(a)(c)	$—	$251,460
Promissory note dated October 18, 2002, payable to Rolling Hill Investors, LLC; collateralized with an undivided 25% interest in GeoPetro’s Madisonville Project; payable on or before December 31, 2008, including interest at 8%(b)(c)	—	2,369,772
Unsecured promissory note dated September 30, 2004, payable to Patricia S. Cayce; payable July 31, 2005, including interest at 8%(d)	—	570,951
Unsecured promissory note dated July 19, 2004, payable to G. Carter Sednaoui; payable July 31, 2005, including interest at 8%(e)	—	1,489,624
	—	4,681,807
Less current portion	—	(4,681,807
	$—	$—

(a)           Since start-up of production from the Madisonville Project, GeoPetro has dedicated 6% of the net monthly proceeds from its interest in the Madisonville Project located in Madison County, Texas towards repayment of the G. Carter Sednaoui note dated April 24, 2003. The repayments were applied toward (i) accrued but unpaid interest, and (ii) the outstanding principal balance. Net proceeds are defined as gross proceeds received by GeoPetro which are attributable to GeoPetro’s interests in the Madisonville Project less royalties, overriding royalties, production payments, net profits interest payments, carried working interests, and all other payments out of production which burden the leases. This note was repaid in 2005.

(b)          Since start-up of production from the Madisonville Project, GeoPetro has dedicated 25% of the net monthly proceeds from its interest in the Madisonville Project located in Madison County, Texas

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

towards repayment of the Rolling Hill Investors, LLC note. The repayments were applied toward (i) accrued but unpaid interest, and (ii) the outstanding principal balance. Net proceeds are defined as gross proceeds received by GeoPetro which are attributable to GeoPetro’s interests in the Madisonville Project less royalties, overriding royalties, production payments, net profits interest payments, carried working interests, and all other payments out of production which burden the leases. This note was repaid in 2005.

(c)           Conversion of Notes and Cancellation of Common Stock Warrants—Effective March 22, 2004, GeoPetro issued 539,000 shares of common stock to the following note holders pursuant to the partial conversion of promissory notes and cancellation of 539,000 common stock warrants. Concurrently, the note holders agreed to a $1,347,500 reduction in the principal balance of certain of GeoPetro’s promissory notes. The common stock warrants were exercisable at a price of $2.50 and had an expiration date of December 31, 2008. The interest rate on the G. Carter Sednaoui note dated April 24, 2003 was reduced from 11% to 8%. GeoPetro incurred a fee of $67,375 payable to a director of GeoPetro in connection with the conversion.

The principal reductions were applied as follows:

	March 22, 2004 Principal Balance	Principal Reduction	Remaining Principal Balance after Reduction
Rolling Hill Investors, LLC Promissory Note Dated October 18, 2002	$3,915,407	$849,700	$3,065,707
G. Carter Sednaoui Promissory Note Dated April 24, 2003	932,282	497,800	434,482
	$4,847,689	$1,347,500	$3,500,189

(d)          This Note was repaid in 2005.

(e)           The original principal balance of this note was $2,000,000. On September 30, 2004, the note was partially converted whereby the Company issued 117,648 shares of common stock to the note holder; in exchange for the shares, the principal balance of the note was reduced by $500,000. The balance of the Note was repaid in 2005.

Short and long-term convertible debt at December 31, 2005 and 2004 are as follows:

	2005	2004
Convertible Promissory note dated April 30, 2002, payable to Warren Jones on April 30, 2005; interest at 8% per annum payable quarterly	$—	$100,000
Total current portion	$—	$100,000

The Note was repaid in 2005; all amounts current.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

5.                 Income Taxes:

The provision for income taxes consist of the following:

	2005	2004
Current
Federal	$16,000	$—
State	1,000	—
Total	17,000	—
Deferred
Federal	—	—
State	—	—
Total	—	—
Total Income Tax Provision	$17,000	$—

The actual income tax benefit (expense) differs from the expected tax benefit (expense) as computed by applying the US Federal corporate income tax rate of 34% for each period as follows:

	2005	2004
Amount of expected tax benefit (expense)	$930,000	$727,000
Non-deductible expenses	5,000	(5,000)
Alternative minimum tax	17,000	—
Expiration of net operating loss	(49,000)	—
Other	5,000	(22,000)
Valuation allowance adjustments	(891,000)	(700,000)
	$17,000	$—

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	2005	2004
Deferred tax assets (liabilities):
Net operating loss carry forwards	$6,061,000	$4,392,000
Oil and gas property basis differences	(2,018,000)	561,000
Credit carryforwards	16,000	—
Other	6,000	3,000
Total deferred tax assets	4,065,000	4,956,000
Valuation allowance	(4,065,000)	(4,956,000)
Total net deferred taxes	$—	$—

As of December 31, 2005, GeoPetro had net operating loss (NOL) carryforwards of approximately $15,900,000 for federal beginning to expire in 2010 and $8,400,000 for state  which began to expire in 2005. A significant change in ownership of GeoPetro may limit GeoPetro’s ability to use these NOL carryforwards.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

6.                 Related Party Transactions:

On June 6, 2005, the Co0mpany purchased 139,396 shares of common stock from an officer and director at a price of $4.25 per share. On May 31, 2005, an officer and director exercised 200,000 common stock options having an exercise price of $2.00 per share. The Company received cash proceeds of $400,000 resulting from the exercise. In addition, on April 29, 2005, a director of the Company exercised 100,000 common stock options having an exercise price of $2.00 per share resulting in proceeds of $200,000 to the Company. GeoPetro has paid finder’s fees to a non-employee director of the Company in the amounts of $165,670 and $142,633 for the years ended December 31, 2004 and 2003, respectively.

7.                 Shareholders’ Equity:

GeoPetro’s articles of incorporation allow for the issuance of 100,000,000 shares of common stock, 1,000,000 shares of Series A preferred stock (“Series A Stock”), 5,000,000 shares of Series AA preferred stock (“Series AA Stock”), and an additional 44,000,000 shares of preferred stock which may be issued from time to time in one or more series.

Common Stock—The holders of common stock are entitled to one vote per share. Subject to preferences on outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors. In the event of a liquidation, the holders of common stock and Series A preferred stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock.

Preferred Stock—Significant rights and preferences attaching to the Series A Stock are as follows:

Dividends—The holders of Series A Stock are entitled to receive quarterly dividends out of any funds legally available, equal to a percentage of after tax net cash flows resulting from the cash received from the sale of oil and gas for interests owned by GeoPetro as of May 30, 1996. GeoPetro’s obligation to pay dividends will terminate upon the payment of an aggregate amount of dividends equaling $1.50 per share or the closing of a public offering of GeoPetro’s common stock. To date, no dividends have been declared.

Preference in Liquidation—In the event of any liquidation, dissolution, or winding up of GeoPetro, the holders of Series A Stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock and subject to prior distribution rights of Series AA Stock, an amount equal to any dividends declared but unpaid on such shares. Subsequent to this distribution, the holders of common stock and Series A Stock are entitled to share ratably in all remaining assets.

Voting Rights—The holders of Series A Stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible on the record date for the vote.

Conversion—Each share of Series A Stock is convertible, at the option of the holder, into the number of fully paid and nonassessable shares of common stock on a one-for-one basis, subject to certain adjustments. All preferred stock will convert upon the payment of an aggregate amount of dividends equaling $1.50 per share or the listing on a national or regional exchange of GeoPetro’s common stock.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

Significant rights and preferences attaching to the Series AA Stock are as follows:

Dividends—The holders of Series AA Stock are entitled to receive ratably such cash dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore and when declared, dividends shall be paid at the rate of $0.07 per share each calendar quarter. Any quarterly dividends not paid when due shall be accrued and shall accumulate until paid.

Preference in Liquidation—In the event of a liquidation, dissolution or winding up of GeoPetro, the holders of Series AA Stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of Series A Stock and common stock, an amount equal to $3.50 per share plus any dividends declared but unpaid on such shares, but no more.

Voting Rights—The holders of Series AA Stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible on the record date for the vote.

Conversion—Each share of Series AA Stock is convertible, at the option of the holder, into fully paid and nonassessable shares of common stock on a one-for-one basis, subject to certain adjustments. If GeoPetro’s common stock is listed on a national or regional exchange, including the NASD Over-the-Counter Bulletin Board, the Series AA Stock will automatically convert into shares of GeoPetro common stock on a one-for-one share basis effective the first trading day after the reported high selling price for GeoPetro’s common stock is at least $5.25 per share for any consecutive ten trading days. If an automatic conversion occurs within one year after issuance of the Series AA Stock, a holder will receive, on the one year anniversary date of the issuance of the Series AA Stock, a final cash dividend equivalent to a full year of dividends less any dividends paid before such conversion.

8.                 Common Stock Options:

Effective as of September 10, 2001, the board of directors approved an incentive stock plan, providing for awards under the terms and provisions of such plan of incentive stock options, stock appreciation rights and restricted stock awards to officers, directors and employees of GeoPetro and its consultants (the “Stock Incentive Plan”). The plan provides, among other provisions, the following:

The maximum number of Common Shares which may be awarded, optioned and sold under the plan is 5,000,000 (subject to adjustment for stock splits, stock dividends and certain other adjustments to GeoPetro’s common stock); and the per share exercise price for Common Shares to be issued pursuant to the exercise of an option shall be no less than the fair market value of GeoPetro’s Common Shares as of the date of grant.

The Stock Incentive Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, and for the granting of non-statutory stock options to directors who are not employees and consultants. In the case of employees who receive incentive stock options which are first exercisable in a particular calendar year and the aggregate fair market value of which exceeds $100,000, the excess of the $100,000 limitation shall be treated as a nonstatutory stock option under the Stock Incentive Plan.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

The Stock Incentive Plan is being administered by the compensation committee appointed by the Board of Directors. This committee consists of three directors: Stuart Doshi, Kevin Delehanty and Thomas D. Cunningham. Messrs. Delehanty and Cunningham are not employees of GeoPetro. This committee has the power, subject to the approval of the board of directors, to determine the terms of the options granted, including the number of Common Shares subject to each option, the exercisability and vesting requirements of each option, and the form of consideration payable upon the exercise of such option (i.e., whether cash or exchange of existing Common Shares in a cashless transaction or a combination thereof).

The Stock Incentive Plan will continue in effect for 10 years from September 10, 2001 (i.e., the date first adopted by the Board), unless sooner terminated by the board of directors. The Company has implemented a new 2004 Stock Option and Appreciation Rights Plan (the ”Stock Option Plan”) for the issuance of options to purchase Common Shares and/or stock appreciation rights in 2004 or thereafter to directors, officers, employees and consultants of the Company and its subsidiaries. The Stock Option Plan has replaced the Stock Incentive Plan. Outstanding options issued under the Stock Incentive Plan will continue to be outstanding in accordance with their terms and the terms of the Stock Incentive Plan, but will count toward the limits in the amount of Common Shares available to be issued under the Stock Option Plan.

GeoPetro accounts for stock options granted to employees and directors under APB 25. During 2004 no options were issued to employees or directors. No stock-based compensation was recognized for the years ended December 31, 2005, 2004 and 2003. During 2003, 1,750,000 stock options and 175,125 common stock warrants were issued to employees and directors and during 2005, 20,000 stock options were issued to employees.

A summary of the status of GeoPetro’s stock option plan is as follows:

	Options	Exercise Prices	Weighted Average Exercise Price
Outstanding at January 1, 2003	3,089,750	$0.50 to $3.00	$1.41
Granted	1,750,000	$2.10	2.10
Exercised	—	$0.50 to $3.00	—
Outstanding at December 31, 2003	4,839,750	—	1.66
Granted	—		—
Exercised	(584,000)	$1.00 to $1.25	1.00
Expired	(100,000)	$1.00	1.00
Outstanding at December 31, 2004	4,155,250	$0.50 to $3.00	1.77
Granted	20,000	$4.25 to $6.25	5.25
Exercised	(300,000)	$2.00	6.25
Outstanding at December 31, 2005	3,875,250	$0.50 to $6.25	$1.77

The weighted average fair value of options granted during the year ended December 31, 2003, as calculated under the Black-Scholes pricing model is $0.18 and for the weighted average fair value of options granted in 2005, as calculated under the same method is $0.70

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003 and 2005: risk-free, weighted-average interest rates ranging from 2.52 to 3.75 percent based on the U.S. Treasury yield curve in effect at the time of grant, expected dividend yield of 0 percent, expected life of 5 years from the date of grant, and expected volatility of 10 and 25 percent based on historical volatility of other companies in a similar business situation as the Company.

The options outstanding as of December 31, 2005 have the following contractual lives:

Number of Options Outstanding	Number of Options Exercisable	Exercise Prices	Weighted Average Remaining Contractual Life
750,000	750,000	0.50	0.33
45,250	45,250	1.25	1.16
1,290,000	1,290,000	2.00	1.99
1,750,000	700,000	2.10	7.37
20,000	20,000	3.00	3.93
10,000	—	4.25	4.01
10,000	—	6.25	4.44
3,875,250	2,805,250

As of December 31, 2005, there are 2,805,250 options which are exercisable. The remaining 1,070,000 options will become exercisable ratably over the next four years.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standard 123(R) “Share-Based Payment” (“SFAS 123(R)”) using the modified prospective transition method. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”) in March, 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. Under the modified prospective transition method, compensation cost recognized in the quarterly period ended March 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In accordance with the modified prospective transition method, results for prior periods have not been restated.

The adoption of SFAS 123(R) resulted in stock compensation expense for the quarterly period ended March 31, 2006 of  $16,616 to income from continuing operations and income before income taxes, of which the entire amount was recorded to general and administrative expenses. This expense had an immaterial impact on basic and diluted earnings per share for the quarter. The Company did not recognize a tax benefit from the stock compensation expense because the Company considers it is more likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003 and 2005: risk-

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

free, weighted-average interest rates ranging from 2.52 to 3.75 percent based on the U.S. Treasury yield curve in effect at the time of grant, expected dividend yield of 0 percent, expected life of 5 years from the date of grant, and expected volatility of 10 and 25 percent based on historical volatility of other companies in a similar business situation as the Company.

For the quarterly period ended March 31, 2005, the Company applied the intrinsic value method of accounting for stock options as prescribed by APB 25. Since all options vesting during the quarterly period ended March 31, 2005 had an exercise price equal to or exceeding the closing market price of the underlying common stock on the grant date, no compensation expense was recognized. If compensation expense had been recognized based on the estimated fair value of each option granted in accordance with the provisions of SFAS 123 as amended by Statement of Financial Accounting Standard 148, our net loss and net loss per share would have been reduced to the following pro-forma amounts:

For the Three Months Ended March 31, 2005
Net Income (Loss) Available to Common Shareholders—as reported	$12,543
Compensation	(15,914)
Net Income (Loss) Available to Common Shareholders—Pro Forma	$(3,371)
Basic Income Per Share—as reported	$0.00
Diluted Loss Per Share—as adjusted	$(0.00)

9.                 Common Stock Warrants:

In conjunction with the issuance of units of equity securities during 2005, GeoPetro issued warrants to purchase 37,000 shares of GeoPetro’s common stock at exercise prices of $5.00 per share. The purchase rights under the warrants have expiration dates from June 30, 2006 to February 28, 2008 unless terminated earlier in accordance with the stock warrant purchase agreement. The Company agreed to extend the warrants by a period of one year for a total of 143,334 shares. The fair value of the warrants on the date of extension, $32,404, was disclosed and combined with compensation expense, FAS 123 in Note 2 and $2,927 was recorded as consulting expense.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

The following table summarizes the number of shares reserved for the exercise of common stock purchase warrants as of December 31, 2005:

						Warrants
	Expiration	Exercise	12/31/04	Warrants	Warrants	Extended	12/31/05
	Date	Price	Shares	Exercised	Granted	(expired)	Shares
Common Stock	03/31/05	$2.00	37,500	(37,500)	—	—	—
Common Stock	03/31/05	$3.00	10,000	(10,000)	—	—	—
Common Stock	04/30/05	$2.50	10,000	(10,000)	—	—	—
Common Stock	07/31/05	$2.00	37,500	(37,500)	—	—	—
Common Stock	07/31/05	$3.00	10,000	—	—	(10,000)	—
Common Stock	12/31/05	$5.00	50,000	—	—	(50,000)	—
Common Stock	06/30/06	$5.00	—	—	10,000	—	10,000
Common Stock	11/01/06	$3.00	20,000	—	—	—	20,000
Common Stock	12/31/06	$4.00	10,000	—	—	—	10,000
Common Stock	12/31/06	$2.00	75,000	—	—	—	75,000
Common Stock	05/01/07	$5.25	5,000	—	—	—	5,000
Common Stock	02/28/06	$5.00	—	—	27,000	—	27,000
Common Stock	03/31/08	$3.50	25,000	—	—	—	25,000
Common Stock	07/19/08	$5.00	50,000	—	—	—	50,000
Common Stock	09/30/08	$5.00	14,375	—	—	—	14,375
Common Stock	12/15/08	$3.50	1,161,356	(30,000)	—	(1)	1,131,355
Common Stock	03/31/09	$5.25	100,000	—	—	—	100,000
Related Party:
Common Stock	06/18/06	$2.00	150,000	—	—	—	150,000
Common Stock	06/18/06	$3.00	33,333	—	—	—	33,333
Common Stock	12/31/06	$4.00	66,667	—	—	—	66,667
Common Stock	06/18/07	$4.00	33,333	—	—	—	33,333
Common Stock	06/18/07	$5.00	33,334	—	—	—	33,334
Common Stock	12/31/08	$2.00	185,125	—	—	—	185,125
			2,117,523	125,000	37,000	(60,001)	1,969,522

In conjunction with the issuance of units of equity securities during 2004, GeoPetro issued warrants to purchase 155,000 shares of GeoPetro’s common stock at exercise prices ranging from $5.00 to $5.25 per share. The purchase rights under the warrants have expiration dates from December 31, 2005 to March 31, 2009 unless terminated earlier in accordance with the stock warrant purchase agreement.

During 2004, in conjunction with the issuance of promissory notes, GeoPetro issued warrants to purchase 64,375 shares of GeoPetro’s common stock at an exercise price of $5.00 per share. The purchase rights under the warrants have expiration dates from July 19 to September 30, 2008, unless terminated earlier in accordance with the stock warrant purchase agreement. The fair value of the warrants on the date of issuance, $31,729, was recorded as a debt discount and is being amortized over the life of the promissory notes.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

The following table summarizes the number of shares reserved for the exercise of common stock purchase warrants as of December 31, 2004:

						Warrants
	Expiration	Exercise	12/31/03	Warrants	Warrants	Extended	12/31/04
	Date	Price	Shares	Exercised	Granted	(canceled)	Shares
Common Stock	09/17/04	$2.50	100,000	—	—	(100,000)	—
Common Stock	03/31/05	$2.00	37,500	—	—	—	—
Common Stock	03/31/05	$3.00	10,000	—	—	—	—
Common Stock	04/30/05	$2.50	10,000	—	—	—	—
Common Stock	07/31/05	$2.00	37,500	—	—	—	—
Common Stock	07/31/05	$3.00	10,000	—	—	—	10,000
Common Stock	12/31/05	$4.00	10,000	—	—	—	10,000
Common Stock	12/31/05	$5.00	—	—	50,000	—	50,000
Common Stock	11/01/06	$3.00	20,000	—	—	—	20,000
Common Stock	12/31/06	$2.00	75,000	—	—	—	75,000
Common Stock	05/01/07	$5.25	—	—	5,000	—	5,000
Common Stock	03/31/08	$3.50	25,000	—	—	—	25,000
Common Stock	07/19/08	$5.00	—	—	50,000	—	50,000
Common Stock	09/30/08	$5.00	—	—	14,375	—	14,375
Common Stock	12/15/08	$3.50	1,161,356	—	—	—	1,161,356
Common Stock	12/31/08	$2.50	439,000	—	—	(439,000)
Common Stock	03/31/09	$5.25	100,000	—	100,000	—	100,000
Related Party:
Common Stock	08/30/04	$1.00	100,000	(100,000)	—	—	—
Common Stock	06/18/06	$2.00	150,000	—	—	—	150,000
Common Stock	06/18/06	$3.00	33,333	—	—	—	33,333
Common Stock	12/31/06	$4.00	66,667	—	—	—	66,667
Common Stock	06/18/07	$4.00	33,333	—	—	—	33,333
Common Stock	06/18/07	$5.00	33,334	—	—	—	33,334
Common Stock	12/31/08	$2.00	185,125	—	—	—	185,125
			2,537,148	100,000	219,375	(539,000)	2,117,523

10.          Commitments and Contingencies:

Employment Agreements—The Company entered into a contract of employment with Stuart J. Doshi, Founder, President, Chief Executive Officer and Chairman of the Board of Directors, dated July 28, 1997 (effective July 1, 1997) and amended on January 11, 2001, July 1, 2003, April 20, 2004, May 9, 2005, July 28, 2005 and January 30, 2006. The contract as amended provides for a five-year term commencing May 1, 2005 which term is automatically extended for successive two-year renewal terms unless: (a) the board of directors elects not to renew the contract and the Company provides notice to Mr. Doshi of such non-renewal at least six months prior to the expiry of his employment term or any renewal term, (b) Mr. Doshi provides notice at any time prior to the expiry of his employment term or any renewal term that he elects not to renew the contract,  or (c) Mr. Doshi attains age 75, in which case the term ends upon the completion of the calendar year in which he becomes 75 years old unless

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

the Company and Mr. Doshi mutually agree to one-year extensions. The contract of employment currently provides for an annual base salary of $300,000, subject to annual inflation adjustment and further provides that in the event of a change of control of the Company or if Mr. Doshi is terminated without cause, he is entitled to receive (a) in exchange for all of his vested stock options and vested restricted shares, such number of Common Shares having a market value equal to the difference between (x) the aggregate total market value of all vested restricted shares and Common Shares he would receive upon exercise of all vested stock options less (y) the aggregate total exercise price for all of his vested stock options; provided, however, that if the Common Shares to be delivered to Mr. Doshi upon such change of control or termination have not been registered so as to permit immediate public resale, Mr. Doshi shall instead receive a cash payment equal to the market value on the date of termination of all vested stock options and restricted shares without any discount for liquidity or minority position against cancellation of such options and restricted shares, (b) a cash payment equal to the greater of (i) his compensation for the remainder of his term, including salary and the aggregate amount of his bonuses in respect of the last four fiscal years and (ii) four times his compensation in the current year, including his then-current salary and the average amount of his bonuses for the last four fiscal years, and (c) an additional cash payment representing his employment benefits equal to 20% of the amount of salary he is entitled to receive under (b)(i) or (b)(ii) above, as applicable. In addition, in the event of a change of control or termination without cause, all unvested options issued by the Company to Mr. Doshi will vest.

GeoPetro has executed an employment contract dated April 28, 1998 and amended on June 15, 2000, May 12, 2003 and January 1, 2005 with its Vice President of Exploration, David V. Creel. The contract provides an annual salary of $150,000 and may be terminated by GeoPetro without cause upon the payment to Mr. Creel of cash payments equal to the lesser of three months’ base salary or base salary during the remainder of the employment term, and, in the event of termination without cause, all unvested options issued by GeoPetro to Mr. Creel will vest.

GeoPetro has executed an employment contract dated June 19, 2000 and amended on December 12, 2002 and January 1, 2005 with its Vice President of Finance and Chief Financial Officer, J. Chris Steinhauser. The contract provides for an annual salary of $150,000 and may be terminated by GeoPetro without cause upon the making of cash payments equal to the lesser of three months’ base salary or base salary during the remainder of the employment term, and, in the event of termination without cause, all unvested warrants issued by GeoPetro to Mr. Steinhauser will vest.

GeoPetro has executed an employment contract dated October 1, 2003 and amended on April 9, 2004 and January 1, 2005 with its Treasurer and Manager of Planning, Eric S. Doshi. The contract provides for a term of employment until October 1, 2009 at an annual salary of $120,000 effective January 1, 2005. The contract may be terminated by the Company without cause upon the payment to Mr. Doshi of cash payments equal to the lesser of three months’ base salary or base salary during the remainder of the employment term, and, in the event of termination without cause, all unvested options issued by GeoPetro to Mr. Doshi will vest.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

Office Lease—Effective March 1, 2004, GeoPetro is committed under an office sublease which provides for a sixty month term. The sublease is cancelable by either party after thirty-six months. The sublease provides for minimum monthly lease payments of $5,788 during the first thirty-six months of the lease term and $6,527 per month from the thirty-seventh month to the sixtieth month. Minimum annual rentals due under this agreement are as follows:

Year	Amount
2006	$69,466
2007	76,856
2008	78,334
2009	13,056

Rent expense for the years ended December 31, 2005, 2004 and 2003, was approximately $69,466, $67,138, and $48,000, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

Madisonville MGP Agreement—GeoPetro owns a 95.3125% working interest in the Magness Well and a 100% working interest in adjacent leases located in Madisonville (Rodessa) Field in Madison County, Texas. GeoPetro’s working interest covers the Rodessa formation interval at approximately11,800 feet of depth. The Rodessa reserves are being developed through the re-entry and recompletion of the Ruby Magness No. 1 well (originally drilled in 1994) and the drilling of additional well locations. The natural gas in the Rodessa formation contains 28% impurities which must be removed in order to meet pipeline quality specifications.

In this connection, GeoPetro entered into agreements with a subsidiary of a NYSE listed company, Hanover Compressor Company (“Hanover”), that funded, constructed, installed and operated a dedicated gas treatment plant to process the Rodessa gas. The gas treatment plant is presently capable of treating and bringing up to pipeline specifications approximately 18 million cubic feet of inlet gas per day from GeoPetro’s Magness and Fanning wells. Gateway Processing Company (“Gateway”) has installed field gathering pipelines and a sales pipeline with an estimated capacity of at least 70 million cubic feet of gas per day to transport the treated natural gas to a major pipeline in the area.

Effective July 25, 2005, Madisonville Gas Processing, LP (“MGP”) purchased the natural gas treatment plant from Hanover. Concurrent with MGP’s purchase of the gas treatment plant, the Company, Gateway and MGP terminated the Hanover/Gateway agreements and entered into a new agreement, (the “MGP Agreement”), to treat and transport the Company’s gas production from the Madisonville Project. As a result of the MGP Agreement, MGP has committed to install and make operational additional treating facilities capable of treating 50 MMcf/d, which combined with the capacity of the current in-service treating facilities will represent a total treating capacity of 68 MMcf/d for the Madisonville treatment plant.

The term of the MGP Agreement commenced August 1, 2005 and continues so long as the Company owns any oil and gas leases in the Madisonville Field, provided that it shall terminate 30 years from the effective date unless extended. Under the terms of the MGP Agreement, the Company has committed all natural gas production from its interest in the Madisonville Project to MGP. MGP purchases the untreated natural gas from the Company at the well site point of delivery for a net price

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

equal to the weighted average price per MMBTU that MGP receives for the natural gas delivered to the sales pipeline less certain gathering, treatment and transportation charges. The gathering, treatment and transportation price adjustments are described below. All proceeds from MGP’s sale of Rodessa Formation gas are deposited in an escrow account and then disbursed in accordance with the joint direction of the Company and MGP.

The MGP Agreement provides that certain gathering, treating and transportation fees shall be paid to MGP from the escrow account. The MGP Agreement provides that MGP will receive a gathering and marketing fee of $0.07 and $0.01 per Mcf, respectively, of gas measured and delivered to the natural gas treatment plant. In addition, for the first 18,000 Mcf/d of gas measured and delivered to the inlet flange of the gas treatment plant, MGP will receive a treating fee of $1.50 per Mcf. This treating fee will remain in effect until September 30, 2010. For any gas volumes in excess of 18,000 Mcf/d of gas delivered to the inlet flange of the gas treatment plant, MGP will receive a treating fee of $1.10 per Mcf. Beginning October 1, 2010, this fee of $1.10 per Mcf shall be charged for all gas measured and delivered to the plant. One-quarter ( 1/4) of the foregoing treating fees will be adjusted using the Producer Price Index for Industrial Commodities (“PPI”) and one-quarter ( 1/4) using the Consumer

Price Index (“CPI”) commencing January 1, 2006. One-half ( 1/2) of the foregoing gathering and marketing fees will be adjusted using the Consumer Price Index (“CPI”) commencing January 1, 2006. The Company has the right, upon giving 60 days’ notice, to terminate the marketing fee whereupon it shall assume the sole responsibility of marketing the natural gas sold.

For the first 18,000 Mcf/d of gas measured and delivered to the inlet flange of the gas treatment plant, Gateway will receive a transportation fee of $0.10 per Mcf. This fee will remain in effect for 36 months from the effective date of the MGP Agreement. Beginning in the 37th month and terminating at the end of the 60th month from the effective date of the MGP Agreement, the fee shall be reduced to $0.08 per Mcf for the first 18,000 Mcf/d of gas measured and delivered to the inlet flange of the gas treatment plant. For any gas volumes in excess of 18,000 Mcf/d of gas measured and delivered to the inlet flange of the gas treatment plant, Gateway will receive a transportation fee of $0.12 per Mcf measured and delivered from the outlet flange of the plant. This fee will remain in effect 36 months from the effective date of the MGP Agreement and shall be reduced to $0.10 per Mcf thereafter. After 60 months, this transportation fee shall be $0.10 per Mcf for all volumes delivered from the outlet flange of the plant.

The foregoing gathering, treatment and transportation price adjustments, are inclusive of all costs and expenses to gather, separate, treat, dehydrate and transport natural gas produced and delivered from the Company’s well(s).

The Company has committed to a three well drilling program to facilitate the expansion of the gas treatment plant. The commitment, subject to events of force majeure, including, but not limited to rig availability, requires the Company to commence the drilling of a well sufficient to test the Rodessa Formation and complete the well if commercial on or before March 1, 2006 and the drilling and completion, if commercial, of a second Rodessa Formation well on or before August 1, 2006. The commitment further requires the Company to commence the drilling of a third well sufficient to test the Smackover Formation (estimated to be encountered at approximately 18,000 feet) on or before September 30, 2008. The Company has granted MGP a security interest in the Madisonville Field properties to secure the three well commitment. The security interest shall be subordinated to any

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

third party lender in the event the Company secures future debt against the property. MGP has granted the Company a similar security interest in the gas treatment plant to secure its obligation to expand the treatment plant on a timely basis.

Madisonville Net Profits Interest—GeoPetro’s 95.3125% to 100% working interest is subject to a net profits interest in favor of an unrelated third party. The net profits interest is 12.5% (proportionately reduced) of the net operating profits until payout is achieved. After payout, the net profits interest increases to 30% (proportionately reduced). Payout, for purposes of the net profits interest, is defined and achieved at such time as GeoPetro has recouped from net operating cash flows its total net investment in the project plus a 33% cash on cash return.

Pending Litigation—Miller Lawsuit—Greg R. Miller, Robert L. Hixon, Madisonville Field, L.L.C., George O. Mejlaender, and Mancici, L.C. (collectively, the “Miller Plaintiffs”) assert claims against Redwood LP in a lawsuit seeking unspecified damages filed in the State Civil District Court of Harris County, Texas (the “Miller Lawsuit”). The lawsuit was originally filed on December 27, 2002 and included other defendants who were severed from the case. The Miller Lawsuit arises out of disputes regarding (1) the development of an oil and gas prospect in Madison County, Texas that includes the Magness Well and leases relating to the well, (the “Madison Prospect”) and (2) several agreements by and among the Miller Plaintiffs and third parties and by and among third parties and Redwood LP that relate to the development of a horizontal strata called the Rodessa-Sligo Interval in the Madison Prospect. At the time the lawsuit was filed, the Miller Plaintiffs owned a 4.6875% interest in the Rodessa-Sligo Interval of the Magness Well and the related leases, and Redwood LP owned a 95.3125% interest.

The agreements at issue include a February 12, 1997 Participation Agreement (the “Participation Agreement”) by and among Nova Corporation, who was succeeded by Newstar Energy U.S.A., Inc. (“Newstar”), the Miller Plaintiffs, and various third parties that concerned the development of the Madison Prospect, and an October 6, 2000 Settlement Agreement by and among Newstar and the Miller Plaintiffs (the “Settlement Agreement”) that purports to resolve disputes between the Miller Plaintiffs and Newstar relating to the Participation Agreement. Newstar filed for bankruptcy protection in April 1999. During the bankruptcy proceedings, Newstar sold the Magness Well and related leases to Panther Resources Corporation (“Panther”) in November 1999. Before Panther paid all of the consideration due to Newstar, Panther sold the Magness Well and related leases to Redwood LP in a December 29, 2000 Purchase and Sale Agreement (the “Redwood Agreement”). Because Newstar still held record title to the well and leases, it was also a party to the Redwood Agreement.

The Miller Plaintiffs contend that Redwood LP is bound by the Participation Agreement, Settlement Agreement, and Redwood Agreement to offer to the Miller Plaintiffs interests in new oil and gas leases acquired by Redwood LP in an area of mutual interest in the Madison Prospect in Madison County (the “AMI Area”). The Miller Plaintiffs also contend that Redwood LP is obligated to pay on behalf of the Miller Plaintiffs all costs associated with the Miller Plaintiffs’ interest in two wells drilled into the Rodessa-Sligo Interval in the AMI Area. The Miller Plaintiffs allege that Redwood LP breached the Participation Agreement by not including the Miller Plaintiffs in Redwood LP’s negotiations of gas processing and purchase agreements relating to Redwood LP’s interest in the Magness Well. They also allege that Redwood LP tortiously interfered with the Miller Plaintiffs’

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

agreements with Newstar and Panther by purchasing the Magness Well and related leases leaving Newstar and Panther unable to perform their obligations to the Miller Plaintiffs.

Redwood LP denies the claims asserted by the Miller Plaintiffs and has filed an answer in the Miller Lawsuit. On October 5, 2005, Redwood LP and the Miller Plaintiffs agreed to have the claims asserted in the Miller Lawsuit and the Mejlaender Lawsuit, discussed below, resolved by a single arbitrator in an arbitration proceeding to take place in Houston, Texas. Redwood LP initiated the arbitration on November 17, 2005.

Pending Litigation—Mejlaender Lawsuit—On March 15, 2004, Redwood LP intervened in a lawsuit filed by George O. Mejlaender and Madisonville Field, L.L.C. (the “Mejlaender Plaintiffs”) in a Madison County, Texas state civil district court in Madison County, Texas, against Jeff A. Farris, Jr. (the “Mejlaender Lawsuit”). The  Mejlaender Plaintiffs alleged that Mr. Farris was obligated to lease his mineral interests in land in Madison County, Texas to Mejlaender pursuant to a letter of intent. Mr. Farris subsequently leased his mineral interests to Redwood LP, and the Mejlaender Plaintiffs sued Mr. Farris. Redwood LP’s petition in intervention sought a declaratory judgment that Redwood LP’s leases with Mr. Farris were valid and fully enforceable. The petition in intervention also sought a determination that the letter of intent executed by Mr. Farris was neither a lease of Mr. Farris’ mineral interests nor a binding agreement by Mr. Farris to lease his mineral interests to the Mejlaender Plaintiffs. On April 5, 2004, the Mejlaender Plaintiffs filed an amended petition asserting claims against Redwood LP for tortious interference and conspiracy based on Redwood LP’s alleged interference with the Mejlaender Plaintiff’s alleged lease or letter of intent with Mr. Farris.

On October 5, 2005, Redwood LP and the plaintiffs agreed to have the claims asserted in the Mejlaender Lawsuit and the Miller Lawsuit, discussed above, resolved by a single arbitrator in an arbitration proceeding to take place in Houston, Texas. Redwood LP initiated the arbitration on November 17, 2005 (See subsequent events, Note 11).

11.          Subsequent Events:

Private Placements of Common Stock—Subsequent to December 31, 2005, GeoPetro has issued 927,314 shares of its common stock for cash proceeds of $3,245,600 (net after expenses $3,123,408) in connection with private placements to accredited investors.

Proceeds from Notes—On January 31, 2006, the Company borrowed $1,000,000 from Pinehill Capital Inc. pursuant to an 8% short term Note payable with a maturity date on January 31, 2007. The note may be repaid at any time without penalty. In the event the note is not repaid by the maturity date, the Company has agreed to dedicate 5% of the net cash flow from the Madisonville Project in Texas toward the repayment of the note and any accrued interest thereon. In connection with the note, the Company paid a loan origination fee of $30,000 and granted a three-year exercisable warrant to purchase 150,000 Common Shares at $3.50 per share. The fair value of the warrants on the date of issuance, $182,390, as well as the loan origination fee of $30,000, was recorded as a debt discount and is being amortized over the life of the promissory note. As of March 31, 2006, the unamortized debt discount was $176,992.

Initial Public Offering—On March 30, 2006, the Company completed an initial public offering pursuant to a final prospectus under the securities laws of each of the provinces of Canada, which consisted of 3,730,021 common shares from the Company’s treasury at an issue price of $3.50 per

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

common share and 519,500 common shares issued on a “flow-through” basis under the Income Tax Act (Canada) at an issue price of $3.85 per common shares for aggregate gross proceeds of $15,055,149.   The Company intends to use the net proceeds of the offering to fund development drilling of proven natural gas reserves associated with the Madisonville Project and to conduct exploration and appraisal activities on the Company’s other projects in the United States, Canada and Indonesia.

Conversion of Series A Stock—Upon completion of the Company’s initial public offering on March 30, 2006, all of the 1,000,000 shares of Series A Stock automatically converted into a like number of common shares.

Issuance of Stock Options —Effective April 14, 2006, Company issued new common stock options to two new directors as follows:

	Date of	Date of	Vesting	Exercise
# Options	Issuance	Expiration	Schedule	Price
75,000	4/14/2006	4/14/2011	5 yr. vesting period @ 20%/year	$3.85
75,000	4/14/2006	4/14/2011	5 yr. vesting period @ 20%/year	$3.85

Extension of Stock Options and Warrants—The expiration dates of certain related party common stock option and warrant issuances were extended on April 21, 2006 as follows:

	# Shares of
	Common Stock
	Underlying	Exercise price	Previous	Revised
Description	Option or Warrant	Per Share	Expiration Date	Expiration Date
Common Stock Option	750,000	$0.50	4/30/2006	4/30/2008
Common Stock Warrant	150,000	$2.00	6/18/2006	6/30/2007
Common Stock Warrant	33,333	$3.00	6/18/2006	4/30/2008

Full Recourse Secured Promissory Note between the Company and G. Carter Sednaoui—On June 7, 2006, the Company loaned $1,000,000 to G. Carter Sedanoui (“Borrower”), a shareholder, evidenced by a short term promissory note payable to the Company with a maturity date on January 31, 2007. The note may be repaid at any time without penalty. In the event the note is not repaid by the maturity date, the Company has full recourse against the Borrower. In addition, the Borrower has granted a security interest in 564,120 shares of the Company’s common stock.

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

Settlement of Outstanding Litigation—To avoid the costs of continued litigation, Redwood LP and the Miller Plaintiffs, through mediation, entered into a binding settlement agreement on June 1, 2006 to resolve all of their disputes. Under the terms of the settlement, Redwood LP shall pay the plaintiffs $1,100,000 in cash upon the closing of the settlement, execute a 6% promissory note in the amount of $900,000 secured by Redwood LP’s interest in the Magness Well, and assign the Miller Plaintiffs overriding royalty interests of 2% in the Magness Well, 2% in the Fannin Well, 0.75% in the Wilson Well, and 0.5%, 0.3% and 0.2% in the first, second and third wells, respectively, in the event these wells are drilled and completed by Redwood LP below the Rodessa-Sligo Interval. The plaintiffs shall assign to Redwood LP any and all ownership interests they may have had in the Madisonville Prospect below the top of the Rodessa-Sligo Interval and convey all of their overriding royalty interests in the Madisonville Prospect in the Rodessa-Sligo Interval and below.

12.          UNAUDITED SUPPLEMENTARY OIL AND GAS RESERVE INFORMATION:

The following supplementary information is presented in compliance with United States Securities and Exchange Commission regulations and is not covered by the report of GeoPetro’s independent registered public accountants. The information required to be disclosed for the years ended 2005, 2004 and 2003 in accordance with FASB Statement No. 69, “Disclosures about Oil and Gas Producing Activities,” is discussed below and is further detailed in the following tables.

The reserve quantities and valuations for fiscal 2005, 2004 and 2003 are based upon estimates by Sproule Associates Inc. The proved reserves presented herein are located entirely within the United States. Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reservoirs are considered proved if economic producibility is supported by either actual production or a conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can reasonably be judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

The estimates included in the following tables are by their nature inexact and are subject to changing economic, operating and contractual conditions. At December 31, 2005, all of GeoPetro’s reserves are attributable to a producing well, a shut-in well and an undeveloped location. Other than the one producing well which has been on production since May 2003 and

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

the shut-in well which was placed on production in March 2006, there is no other production history as of or subsequent to that date. Reserve estimates for these wells are subject to substantial upward or downward revisions after production commences and a production history is obtained. Accordingly, reserve estimates of future net revenues from production may be subject to substantial revision from year to year. Reserve information presented herein is based on reports prepared by independent petroleum engineers.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect GeoPetro’s expectations for actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these are the basis for the valuation process.

CHANGES IN QUANTITIES OF PROVED PETROLEUM AND NATURAL GAS RESERVES
FOR THE YEARS ENDED DECEMBER 31  (Unaudited)

	December 31,	December 31,	December 31,
FACTORS	2005	2004	2003
	(MMcf)	(MMcf)	(MMcf)
Beginning of period	24,569	33,106	19,230
Extensions	—	—	—
Improved Recovery	—	—	—
Technical Revisions	6,169	(6,220)	15,093
Discoveries	—	—	—
Acquisitions	—	—	—
Dispositions	—	—	—
Economic Factors	—	—	—
Production	(1,991)	(2,317)	(1,217)
Year ended December 31,	28,747	24,569	33,106

PROVED RESERVES PRESENTED HEREIN ARE LOCATED
ENTIRELY WITHIN THE UNITED STATES

	AS OF DECEMBER 31,
	2005	2004	2003
	(MMcf)	(MMcf)	(MMcf)
Proved developed	5,953	5,574	11,300
Proved developed non-producing	11,955	9,475	—
Proved undeveloped	10,839	9,520	21,806
Total	28,747	24,569	33,106

For purposes of the following disclosures, estimates were made of quantities of proved reserves and the periods during which they are expected to be produced. Future cash flows were computed by applying year-end prices to estimated annual future production from proved gas reserves. The average year-end prices for gas were as indicated below. Future development and production costs were computed by applying year-end costs to be incurred in producing and further developing the proved reserves. Future income tax expenses were computed by applying, generally, year-end statutory tax

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

rates (adjusted for permanent differences, tax credits and allowances) to the estimated net future pre-tax cash flows. The discount was computed by application of a 10% discount factor. The calculations assume the continuation of existing economic, operating and contractual conditions. However, such arbitrary assumptions have not proven to be the case in the past. Other assumptions of equal validity could give rise to substantially different results.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
RELATING TO PROVED PETROLEUM AND NATURAL GAS RESERVES (Unaudited)

	YEAR ENDED DECEMBER 31,
	2005	2004	2003
	(in thousands)
Future cash inflows	$162,459	$90,815	$111,683
Future production costs	(60,176)	(30,240)	(38,401)
Future development costs	(6,560)	(4,860)	(7,335)
Future income taxes	(18,941)	(9,609)	(13,569)
Future net cash flows	76,782	46,106	52,378
10% annual discount	(13,293)	(8,455)	(11,347)
Standardized measure of discounted future net cash flows	$63,489	$37,651	$41,031

AVERAGE YEAR-END PRICE

2005 REPORT	2004 REPORT	2003 REPORT
Gas ($/MMBtu)	Gas ($/MMBtu)	Gas ($/MMBtu)
$7.80	$5.82	$5.76

The following are the principal sources of changes in the standardized measure of discounted future net cash flows:

GEOPETRO RESOURCES COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to December 31, 2005 is unaudited)

CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH
FLOWS FROM PROVED PETROLEUM AND NATURAL GAS RESERVE
QUANTITIES (Unaudited)
PROVED RESERVES ARE LOCATED ENTIRELY WITHIN THE UNITED STATES

	YEARS ENDED DECEMBER 31,
PROVED RESERVES	2005	2004	2003
	(in $ thousands)
Standardized measure of discounted future net cash flows, beginning of period	$37,651	$41,031	$18,454
Sales of Oil and Natural Gas and NGLs Produced, Net of Production Costs, Taxes and Royalties	(6,228)	(4,454)	(1,619)
Net Change in Prices, Production Costs and Royalties Related to Future Production	20,399	6,335	8,548
Previously Estimated Development Costs Incurred During the Period	2,800	7,187	3,475
Changes in Estimated Future Development Costs	(4,410)	(4,382)	(4,361)
Net Change Resulting from Revisions in Quantity Estimates	18,524	(12,535)	26,152
Accretion of discount	3,765	4,103	1,845
Other	(1,296)	(2,868)	(834)
Net Change in Income Taxes	(7,716)	3,234	(10,629)
Standardized measure of discounted future net cash flows, end of period	$63,489	$37,651	$41,031

GLOSSARY

In this prospectus, unless the context otherwise requires, the following terms shall have the indicated meanings. A reference to an agreement means the agreement as it may be amended, supplemented or restated from time to time.

“1933 Act” means the United States Securities Act of 1933, as amended.

“Bengara II PSC” means the PSC dated December 4, 1997 between C-G Bengara and Pertamina.

“Bengara Block” means the contract area in the Indonesian province of East Kalimantan designated as the Bengara (II) PSC Block.

“BP Migas” means Badan Pelaksana Minyak Dan Gas Muni, a new executive board established by the government of Indonesia in 2002 for oil and gas upstream operations and an implementing body created to assume the role of Pertamina’s regulatory functions and responsibilities in managing oil and gas contractors.

“CBM” means coal bed methane.

“C-G Bengara” means Continental-GeoPetro (Bengara II) Ltd., a British Virgin Islands corporation owned 40% by GeoPetro.

“CG Xploration” means CG Xploration Inc., a Delaware corporation owned 50% by GeoPetro.

“C-G Yapen” means Continental-GeoPetro (Yapen) Ltd., a British Virgin Islands corporation formerly owned 40% by GeoPetro.

“Company” or “GeoPetro” means GeoPetro Resources Company, a corporation incorporated under the laws of the State of California and its wholly-owned subsidiaries.

“Continental” means Continental Energy Corporation.

“Cook Inlet Option” means the option granted to GeoPetro by Pioneer to acquire a 100% working interest (81% net revenue interest) in approximately 116,000 acres in Cook Inlet, near Anchorage, Alaska.

“CRA” means the Canada Revenue Agency.

“EIA” means the United States Energy Information Administration.

“EP 408” means the approximately 201,000 gross (52,675 net) acre permit area including the Whicher Range gas field in the South Perth basin of Western Australia designated as Exploration Permit 408.

“Fannin Well” means the Angela Farris Fannin No. 1 well located at the Madisonville Field.

“Farmout” means an agreement whereby a third party agrees to pay for the drilling of a well on one or more of GeoPetro’s properties in order to earn an interest therein with GeoPetro retaining a residual interest in such properties.

“Flow-Through Share” means a share of common stock issued as a “flow-through share” within the meaning of Canadian tax law.

“Gateway” means Gateway Processing Company, a Texas corporation that has constructed pipeline facilities at the Madisonville Field.

“GeoPetro Alaska” means GeoPetro Alaska LLC, an Alaska limited liability company, which is a wholly-owned subsidiary of GeoPetro.

“GeoPetro Canada” means GeoPetro Canada Ltd., an Alberta corporation, which is a wholly-owned subsidiary of GeoPetro.

“Hanover” means Hanover Compression Limited Partnership, a Delaware limited partnership that has constructed and previously operated treatment facilities at the Madisonville Field.

“Hanover Agreement” means, collectively, the First Amended and Restated Master Agreement, dated as of September 12, 2002 among Redwood, Hanover and Gateway, as amended, providing for the processing of natural gas from the Madisonville Field, and the agreements related thereto, which agreements were in effect prior to August 2005.

“LPG” means liquefied petroleum gas.

“Madisonville Field” means the Madisonville (Rodessa) field in Madison County, Texas.

“Madisonville Project” means the oil and natural gas exploration, development and production project at the Madisonville Field.

“Magness Well” means the UMC Ruby Magness No. 1 well located at the Madisonville Field.

“Makapan Gas Field” means the Makapan gas field in East Kalimantan, Indonesia.

“MGP” means Madisonville Gas Processing, LP, a Colorado Limited Partnership that has purchased from Hanover and currently operates the treatment facilities at the Madisonville Field, and is jointly owned by JPMorgan Partners and Bear Cub Investments LLC.

“MGP Agreement” means, collectively, the Termination and Release Agreement, Madisonville Field Development Agreement, Gas Purchase Contract between Redwood LP as Seller, and MGP as Buyer, Escrow Agreement and Dedication Agreement, all effective as of August 1, 2005 among Redwood LP, MGP, Gateway and Gateway Pipeline Company, providing for the termination of the Hanover Agreement, the expansion of the treatment facilities and the provision of the gathering, processing, transportation and sale of natural gas from the Madisonville Field.

“Mitchell Well” means the Mitchell No. 1 well located at the Madisonville Field.

“Pertamina” means Perusahaan Pertambangan Minyak Dan Gas Bumi Negara, the previous Indonesian state-owned oil and natural gas company established in 1971 which had exclusive authority to explore, drill for, and produce oil and natural gas minerals in Indonesia. In accordance with the new Indonesian Oil and Gas Law, its corporate form has been changed to become a state-owned limited liability company established under Indonesian Company Law, and all rights and obligations of Pertamina under existing PSCs shall pass to BP Migas.

“Pioneer” means Pioneer Oil Company, Inc.

“PSC” means a production sharing contract, being a contract with Pertamina whereby Pertamina contracts with a petroleum company to explore for, develop and extract petroleum substances from a particular license area, on Pertamina’s behalf, at the risk and expense of the petroleum company, in exchange for a share of the production.

“Redwood” means Redwood Energy Company, a Texas corporation, which is a wholly-owned subsidiary of GeoPetro and which is the general partner of, and holds a 5% interest in, Redwood LP.

“Redwood LP” means Redwood Energy Production, L.P., a Texas limited partnership, the sole limited partner of which is GeoPetro and which is 100% owned, directly or indirectly, by GeoPetro.

“Rodessa Formation” means the geological formation at the Madisonville Field existing at a depth of approximately 12,000 feet.

“Series A Stock” means the preferred stock of GeoPetro designated as Series A preferred stock, all of which converted to GeoPetro’s common stock on March 30, 2006.

“Series AA Stock” means the preferred stock of GeoPetro designated as Series AA preferred stock, as described under “Description of Share Capital”.

“TSX” means the Toronto Stock Exchange.

“U.S. GAAP” means the accounting principles generally accepted in the United States.

“Wilson Well” means the Wilson No. 1 well located at the Madisonville Field.

“Working interest” means the percentage of undivided interest held by a party in the oil and/or natural gas or mineral lease granted by the mineral owner, which interest gives the holder the right to “work” the property (lease) to explore for, develop, produce and market the leased substances.

ABBREVIATIONS AND CONVERSIONS

In this prospectus, the following abbreviations have the meanings set forth below:

API	American Petroleum Institute
bbl and bbls	barrel and barrels, each barrel representing 34.972 Imperial gallons or 42 U.S. gallons
bbls/d	barrels per day
bcf	billion cubic feet
boe

barrels of oil equivalent converting 6 mcf of natural gas to one barrel of oil equivalent and one barrel of natural gas liquids to one barrel of oil equivalent. Measures of boes may be misleading, particularly if used in isolation. This conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead, but is a commonly used industry benchmark.

boe/d	barrels of oil equivalent per day
degree API	an indication of the specific gravity of crude oil measured on the API gravity scale. Liquid petroleum with a specified gravity of 28 degree API or higher is generally referred to as light crude oil.
LPG	liquefied petroleum gas
mbbls	one thousand barrels
mboe	one thousand barrels of oil equivalent
mcf	one thousand cubic feet
mcf/d	one thousand cubic feet per day
mmbbls	one million barrels
MMBTU	one million British Thermal Units
MMcf	one million cubic feet
MMcf/d	one million cubic feet per day
NGLs	natural gas liquids
Psig	Pounds per square inch gauge
TCF	trillion cubic feet

35,384,240 Shares

GeoPetro Resources Company

Common Shares

PROSPECTUS

                      , 2006

Until                       (25 days after the commencement of this offering), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

SEC registration fee	$13,252
NASD filing fee
Exchange listing fee
Printing expenses		$80,000
Fees and expenses of legal counsel		$120,000
Accounting fees and expenses		$80,000
Transfer agent fees		$10,000
Miscellaneous		$10,000
Total	$		*

*                    To be completed by pre-effective amendment

Item 14. Indemnification of Directors and Officers.

GeoPetro’s Articles of Incorporation and its Bylaws limit the liability of directors and officers to the extent permitted by California law. Specifically, the Articles of Incorporation provide that the directors and officers of GeoPetro will not be personally liable to GeoPetro or its shareholders for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for acts or omissions “which involve intentional misconduct, fraud or a knowing violation of law not in good faith.”

GeoPetro has obtained a directors and officers liability insurance policy for the purposes of indemnification which shall cover all elected and appointed directors and officers of GeoPetro up to $20,000,000 for each claim and $20,000,000 in the aggregate. GeoPetro believes that the limitation of liability provision in its Articles of Incorporation, and the directors and officers liability insurance will facilitate GeoPetro’s ability to continue to attract and retain qualified individuals to serve as directors and officers of GeoPetro.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of GeoPetro, GeoPetro has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by GeoPetro of expenses incurred or paid by a director, officer, or controlling person of GeoPetro in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person of GeoPetro in connection with the securities being registered, GeoPetro will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the date of this registration statement, the registrant has sold the following securities without registration under the Securities Act:

Between March and December 2003, we issued 1,311,346 shares of our common stock for proceeds of $1,311,346. We issued 128,569 shares of our common stock as finders fees in connection with the offering. These shares were issued to 34 accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

Between March and October 2003, we issued 267,900 shares of our common stock for proceeds of $669,750. These shares were issued to 10 accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

Between March 2003 and December 2004, we issued 1,615,381 shares of our Series AA preferred stock for proceeds of $5,653,853. We issued 16,259 shares of our Series AA preferred stock as finders fees in connection with the offering. In connection with the sales of common stock, we paid total commissions of $514,906 to one broker-dealer. These shares were issued to 130 accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In March of 2003, we issued 75,000 shares of common stock in exchange for overriding royalty interests in the Lokern Prospect in California. These shares were issued to two accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

In May of 2003, we issued 88,000 shares of common stock to an accredited investor as a fee for identifying investors in connection with corporate financings. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

Between May of 2003 and March 2004, we issued 337,401 shares of our common stock for proceeds of $1,012,201. We issued 78,187 shares of our common stock as finders fees in connection with the offering. These shares were issued to 11 accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In September 2003, we issued 37,359 shares of our common stock to the holder of an unsecured promissory note. In exchange for the shares, the principal balance of the note plus accrued interest totaling $112,077 was forgiven. The issuance of the shares upon conversion of the note was exempt from registration under Section 3(a)(9) of the Securities Act.

In January of 2004, we issued 3,600 shares of common stock pursuant to an exercise of stock options for proceeds of $3,600. These shares were issued to three accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In March 2004, we issued 150,000 shares of our common stock for proceeds of $300,000. We issued 1,500 shares of our common stock as finders fees in connection with the offering. These shares were issued to two accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In March 2004, we issued 339,800 and 199,120 shares of our common stock to two promissory note holders. In exchange for the shares, the principal balance of the two notes was reduced by $849,700 and $497,800, respectively.  The issuance of the shares upon conversion of the notes was exempt from registration under Section 3(a)(9) of the Securities Act.

In March of 2004, we issued 70,900 shares of common stock to a director, an accredited investor, pursuant to an exercise of stock options for proceeds of $70,900. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

On July 19, 2004, we issued a $2,000,000 8% unsecured promissory note to one accredited investor. In September 2004, we issued 117,648 shares of our common stock upon partial conversion of the note to the holder. In exchange for the shares, the principal balance of the note was reduced by $500,000. The issuance of the unsecured promissory note was exempt from registration requirements pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person. The issuance of the shares upon partial conversion of the note was exempt from registration under Section 3(a)(9) of the Securities Act.

Between July of 2004 and May of 2005, we issued 1,389,994 shares of our common stock for proceeds of $5,907,474. We issued 77,353 shares of our common stock as finders fees in connection with the offering. In connection with the sales of common stock, we paid total commissions of $167,251 to one broker-dealer. These shares were issued to 104 accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In August of 2004, we issued 500,000 shares of common stock to an accredited investor pursuant to an exercise of stock options for proceeds of $500,000.  These shares were issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

In August of 2004, we issued 100,000 shares of common stock to an accredited investor pursuant to an exercise of stock warrants for proceeds of $100,000.  These shares were issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

In September of 2004, we issued 62,500 shares of our common stock to the holder of an unsecured convertible promissory note, an accredited investor. In exchange for the shares, the principal balance of the note totaling $250,000 was forgiven. The issuance of the note was exempt from registration requirements pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person. The issuance of the shares upon conversion of the note was exempt from registration under Section 3(a)(9) of the Securities Act.

On September 30, 2004, we issued a $575,000 8% unsecured promissory note to one accredited investor. The issuance of the unsecured promissory note was exempt from registration pursuant to Section 4(2) under the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

In December of 2004, we issued 10,000 shares of common stock to an employee pursuant to an exercise of stock options for proceeds of $12,500. These shares were issued pursuant to Rule 701 promulgated under the Securities Act, in that they were offered and sold pursuant to a written contract relating to compensation, as provided by Rule 701.

In March of 2005, we issued 37,500 and 10,000 shares of common stock, respectively, pursuant to an exercise of stock warrants for proceeds of $75,000 and $30,000, respectively. These shares were issued to two accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

In April of 2005, we issued 100,000 shares of common stock to an employee pursuant to an exercise of stock options for proceeds of $200,000. These shares were issued pursuant to Rule 701 promulgated under the Securities Act, in that they were offered and sold pursuant to a written contract relating to compensation, as provided by Rule 701.

In April of 2005, we issued 10,000 shares of common stock pursuant to an exercise of stock warrants for proceeds of $25,000. These shares were issued to one investor, an accredited investor, pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

In May of 2005, we issued 200,000 shares of common stock to an accredited investor pursuant to an exercise of stock options for proceeds of $400,000. These shares were issued pursuant to Rule 701 promulgated under the Securities Act, in that they were offered and sold pursuant to a written contract relating to compensation, as provided by Rule 701.

In July of 2005, we issued 37,500 shares of common stock pursuant to an exercise of stock warrants for proceeds of $75,000. These shares were issued to one accredited investor pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

In June of 2005, we issued 30,000 shares of common stock pursuant to an exercise of stock warrants for proceeds of $105,000. These shares were issued to one accredited investor pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

On January 31, 2006, we issued a $1,000,000 8% unsecured promissory note due January 31, 2007 to one accredited investor pursuant to an exemption under Section 4(2) of the Securities Act from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

In February 2006, we issued 927,314 Common Shares for proceeds of $3,245,599. These shares were issued to eight accredited investors pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D without payment of underwriting discounts or commissions to any person.

On March 30, 2006, we issued 3,730,021 common shares at an issue price of $3.50 per common share and 519,500 common shares issued on a “flow-through” basis under the Income Tax Act (Canada) at an issue price of $3.85 per common shares for aggregate gross proceeds of $15,055,149. The sale of common shares was conducted (a) outside the United States pursuant to the exemption from registration provided by Regulation S of the Securities Act, and (b) within the United States to six qualified institutional buyers pursuant to Rule 144A. The offering of common shares was underwritten by Dundee Securities Corporation and Westwind Partners Inc. Total underwriting discounts and commissions of $1,053,860 were paid to the underwriters in connection with the sale of common shares.

Except for the shares sold on March 30, 2006, during the time we sold these securities without registration under the Securities Act, there was no public market for our common stock (at March 30, 2006 there had been very limited trading of our shares on the Pink Sheets). Accordingly, the various sales prices of the private placements were determined by negotiation between us and the investors. Among the factors considered in determining the prices were our oil and gas properties, our future prospects, the prices at which we sold shares of common stock in other private, arms length transactions during the past three years, our need for capital, the experience of our management, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to ours.

Item 16. Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of GeoPetro Resources Company
3.2	Amended and Restated Bylaws of the GeoPetro Resources Company
4.1	Form of Warrant issued by GeoPetro Resources Company to various investors on various dates.
5.1*	Opinion of Greene Radovsky Maloney Share & Hennigh LLP
10.1	Joint Venture Agreement Bengara II, Dated January 1, 2000
10.2	Production Sharing Contract Bengara II, Dated December 4, 1997
10.3	Joint Venture Agreement—Whicher Range, Dated October 28, 1996
10.4	Exploration Permit #408, Dated July 2, 1997
10.5	Madisonville Field Development Agreement Dated August 1, 2005
10.6	Alaska Cook Inlet Option dated April 20, 2005
10.7	The 2001 Stock Incentive Plan
10.8	The 2004 Stock Option and Appreciation Rights Plan
10.9	Stuart Doshi Employment Agreement, Dated July 28, 1997 (effective July 1, 1997) and amendments dated January 11, 2001, July 1, 2003, April 20, 2004, May 9, 2005, July 28, 2005 and January 30, 2006
10.10	David Creel Employment Agreement, Dated June 15, 2000 and amendments dated May 12, 2003 and January 1, 2005
10.11	J. Chris Steinhauser Employment Agreement, Dated June 19, 2000 and amendments dated December 12, 2002 and January 1, 2005
10.12	Office Lease Agreement, Dated effective March 1, 2004
10.13	Promissory Note to Pinehill Capital Inc., Dated January 31, 2006
10.14	Form of Subscription Agreement for GeoPetro Resources Company stock executed by various investors on various dates.
10.15	Promissory Note between GeoPetro Resources Company and G. Carter Sednaoui, Dated June 7, 2006
10.16	Flow-Through Share Agreement between GeoPetro Resources Company and GeoPetro Canada Ltd., Dated March 30, 2006
10.17	Form of Flow-Through Share Agreement between GeoPetro Resources Company and various investors, Dated March 30, 2006
21.1	List of Subsidiaries of GeoPetro
23.1	Consent of Hein & Associates LLP
23.2*	Consent of Greene Radovsky Maloney Share & Hennigh LLP (included in Exhibit 5.1)
23.3	Consent of Sproule Associates Inc.
24.1	Powers of Attorney (included on signature page)

*                    To be supplied by amendment

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on June 29, 2006.

GEOPETRO RESOURCES COMPANY
By:	/s/ STUART J. DOSHI
Stuart J. Doshi
Chairman of the Board of Directors, President and Chief Executive Officer
By:	/s/ J. CHRIS STEINHAUSER
J. Chris Steinhauser
Chief Financial Officer, Vice President, Director and Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appear below constitutes and appoints Stuart Doshi his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and GeoPetro hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the GeoPetro and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ STUART J. DOSHI	Chairman of the Board, President	June 29, 2006
Stuart J. Doshi	and Chief Executive Officer
/s/ DAVID V. CREEL	Vice President of Exploration and	June 29, 2006
David V. Creel	Director
/s/ J. CHRIS STEINHAUSER	Vice President of Finance and	June 29, 2006
J. Chris Steinhauser	Chief Financial Officer and Director
/s/ KEVIN M. DELEHANTY	Director	June 29, 2006
Kevin M. Delehanty
/s/ THOMAS D. CUNNINGHAM	Director	June 29, 2006
Thomas D. Cunningham
/s/ DAVID G. ANDERSON	Director	June 29, 2006
David G. Anderson
/s/ NICK DEMARE	Director	June 29, 2006
Nick DeMare

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of GeoPetro Resources Company
3.2	Amended and Restated Bylaws of the GeoPetro Resources Company
4.1	Form of Warrant issued by GeoPetro Resources Company to various investors on various dates.
5.1*	Opinion of Greene Radovsky Maloney Share & Hennigh LLP
10.1	Joint Venture Agreement Bengara II, Dated January 1, 2000
10.2	Production Sharing Contract Bengara II, Dated December 4, 1997
10.3	Joint Venture Agreement—Whicher Range, Dated October 28, 1996
10.4	Exploration Permit #408, Dated July 2, 1997
10.5	Madisonville Field Development Agreement Dated August 1, 2005
10.6	Alaska Cook Inlet Option dated April 20, 2005
10.7	The 2001 Stock Incentive Plan
10.8	The 2004 Stock Option and Appreciation Rights Plan
10.9	Stuart Doshi Employment Agreement, Dated July 28, 1997 (effective July 1, 1997) and amendments dated January 11, 2001, July 1, 2003, April 20, 2004, May 9, 2005, July 28, 2005 and January 30, 2006
10.10	David Creel Employment Agreement, Dated June 15, 2000 and amendments dated May 12, 2003 and January 1, 2005
10.11	J. Chris Steinhauser Employment Agreement, Dated June 19, 2000 and amendments dated December 12, 2002 and January 1, 2005
10.12	Office Lease Agreement, Dated effective March 1, 2004
10.13	Promissory Note to Pinehill Capital Inc., Dated January 31, 2006
10.14	Form of Subscription Agreement for GeoPetro Resources Company stock executed by various investors on various dates.
10.15	Promissory Note between GeoPetro Resources Company and G. Carter Sednaoui, Dated June 7, 2006
10.16	Flow-Through Share Agreement between GeoPetro Resources Company and GeoPetro Canada Ltd., Dated March 30, 2006
10.17	Form of Flow-Through Share Agreement between GeoPetro Resources Company and various investors, Dated March 30, 2006
21.1	List of Subsidiaries of GeoPetro
23.1	Consent of Hein & Associates LLP
23.2*	Consent of Greene Radovsky Maloney Share & Hennigh LLP (included in Exhibit 5.1)
23.3	Consent of Sproule Associates Inc.
24.1	Powers of Attorney (included on signature page)

*                    To be supplied by amendment